 As filed with the Securities and Exchange Commission on October 22, 1998

                                                Registration No. 333-59807
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           ARCH COMMUNICATIONS, INC.
            (Exact name of Registrant as specified in its charter)

            DELAWARE                         4812                 31-1236804
 (State or other jurisdiction     (Primary Standard Industrial (I.R.S. Employer
of incorporation or organization)  Classification Code Number)  Identification

                        1800 WEST PARK DRIVE, SUITE 250
                       WESTBOROUGH, MASSACHUSETTS 01581
                                (508) 870-6700

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             C. EDWARD BAKER, JR.
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           ARCH COMMUNICATIONS, INC.
                        1800 WEST PARK DRIVE, SUITE 250
                       WESTBOROUGH, MASSACHUSETTS 01581
                                (508) 870-6700

               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                COPIES TO:

                            EDWARD YOUNG, ESQ.
                           DAVID A. WESTENBERG, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                (617) 526-6000

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  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
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  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS     SUBJECT TO COMPLETION, DATED OCTOBER 22, 1998
                               OFFER TO EXCHANGE
              12 3/4% SENIOR NOTES DUE 2007 (THE "EXCHANGE NOTES")
    FOR ALL OUTSTANDING 12 3/4% SENIOR NOTES DUE 2007 (THE "PRIVATE NOTES")

[LOGO]                                 OF

                           ARCH COMMUNICATIONS, INC.

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON NOVEMBER , 1998 UNLESS EXTENDED.

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  Arch Communications, Inc., a Delaware corporation ("Arch"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 12 3/4% Senior Notes due 2007 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 12 3/4% Senior Notes due 2007 (the "Private Notes"), of which $130,000,000 in aggregate principal amount are outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Exchange and Registration Rights Agreement (as defined herein) and (iii) certain provisions relating to an increase in the stated interest rate on the Private Notes provided for under certain circumstances will be eliminated. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of June 29, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes". See "The Exchange Offer" and "Description of Notes".

  Arch, a wholly-owned subsidiary of Arch Communications Group, Inc. ("Parent"), is an intermediate holding company with no material assets other than the stock of its subsidiaries. The Private Notes are, and the Exchange Notes will be, obligations of Arch; none of Arch's subsidiaries will have any obligation to pay any amounts due with respect to the Notes or to make any funds available therefor. The Privates Notes are, and the Exchange Notes will be, structurally subordinated to all current or future liabilities of Arch's subsidiaries, including trade payables and indebtedness. At June 30, 1998, the Notes were structurally subordinated to $344.3 million of liabilities of Arch's subsidiaries. In addition, Parent will not have any obligation to pay any amounts due with respect to the Notes or to make any funds available therefor. At June 30, 1998, Parent had $364.0 million of liabilities (excluding liabilities of its subsidiaries and Parent's guarantees thereof). See "Risk Factors--Holding Company Structure and Structural Subordination of the Notes" and "Description of Notes--General". Parent has agreed to enter into a business combination which, if consummated, will result in material increases in the outstanding indebtedness of Arch and its subsidiaries. See "Prospectus Summary--Recent Developments--Anticipated MobileMedia Transaction".


  Arch will not be required to make any mandatory redemption or sinking fund payment with respect to the Notes prior to maturity. The Notes will be redeemable at the option of Arch, in whole or in part, at any time after July 1, 2003 at the redemption prices set forth herein. In addition, at the option of Arch, up to 35% of the Notes may be redeemed prior to July 1, 2001 at the redemption price set forth herein with the net proceeds of an Equity Offering (as defined herein) by Arch or Parent, provided that at least $84.5 million aggregate principal amount of the Notes remains outstanding following each such redemption. Upon the occurrence of a Change of Control (as defined herein) at any time, Arch will be required to make an offer to repurchase each holder's Notes (each a "Holder") at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of purchase. The Notes will be senior unsecured obligations of Arch and will rank pari passu in right of payment with other existing and future senior indebtedness of Arch. See "Description of Notes".

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at the rate of 12 3/4% per annum and the interest thereon will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (June 29, 1998). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

                                  ----------

  SEE "RISK FACTORS", BEGINNING ON PAGE 15, FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

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THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO  THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

  ARCH WILL ACCEPT FOR EXCHANGE ANY AND ALL VALIDLY TENDERED PRIVATE NOTES NOT WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER , 1998, UNLESS THE EXCHANGE OFFER IS EXTENDED BY ARCH IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF PRIVATE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM PRINCIPAL AMOUNT OF PRIVATE NOTES BEING TENDERED FOR EXCHANGE. PRIVATE NOTES MAY BE TENDERED ONLY IN INTEGRAL MULTIPLES OF $1,000. IN THE EVENT ARCH TERMINATES THE EXCHANGE OFFER AND DOES NOT ACCEPT FOR EXCHANGE ANY PRIVATE NOTES, ARCH WILL PROMPTLY RETURN ALL PREVIOUSLY TENDERED PRIVATE NOTES TO THE HOLDERS THEREOF. THE EXCHANGE OFFER IS SUBJECT TO CUSTOMARY CONDITIONS. SEE "THE EXCHANGE OFFER--CONDITIONS".
                                  ----------

              The date of this Prospectus is October  , 1998

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, Arch believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from Arch to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of Arch within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to Arch, as required by the Exchange and Registration Rights Agreement (as defined herein), that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Arch believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of Arch.

  Prior to the Exchange Offer, there has been no public market for the Notes. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, Arch's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Public Market for Notes".

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus, meeting the requirements of the Securities Act, in connection with any resale of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Arch has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of one year after the Expiration Date. See "The Exchange Offer--Resale of the Exchange Notes" and "Plan of Distribution".

  Arch will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer".

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL ARCH ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ARCH. NEITHER THE DELIVERY OF THIS PROSPECTUS OR

THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ARCH SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

  UNTIL JANUARY   , 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  Arch expects that the Exchange Notes will be represented by a single, permanent global note, which will be deposited with the Trustee (as defined herein), as custodian for The Depository Trust Company ("DTC"), and registered in DTC's name or in the name of Cede & Co., its nominee, in each case for credit to an account of a direct or indirect participant in DTC, including Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Citibank, N.A., as depositary for Cedel Bank, Societe Anonyme ("Cedel Bank"). Subject to certain exceptions, beneficial interests in the global note representing the Notes will be shown on, and transfers thereof to qualified institutional buyers and non-U.S. Persons (as defined herein) only will be effected through, records maintained by DTC and its participants. See "Description of Notes".

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                      NOTICE TO UNITED KINGDOM RESIDENTS

  THESE SECURITIES MAY NOT BE OFFERED OR SOLD IN OR INTO THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESSES (OR IN OTHER CIRCUMSTANCES THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM FOR THE PURPOSE OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995), AND THIS DOCUMENT MAY ONLY BE ISSUED OR PASSED ON IN OR INTO THE UNITED KINGDOM TO ANY PERSON TO WHOM THE DOCUMENT MAY LAWFULLY BE ISSUED OR PASSED ON BY REASON OF, OR OF ANY REGULATION MADE UNDER, SECTION 58 OF THE FINANCIAL SERVICES ACT 1986.

                         NOTICE TO CANADIAN INVESTORS
 (PRIVATE NOTE OFFERING RESTRICTED TO BRITISH COLUMBIA, MANITOBA, ONTARIO AND
                                    QUEBEC)

PRIVATE NOTE OFFERING

  This Prospectus constitutes an offering of the securities described herein only in those Canadian jurisdictions and to those persons where and to whom they may be lawfully offered for sale, and therein only by persons permitted to sell such securities. This Prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of the securities referred to herein. No securities commission or similar authority in Canada has reviewed or in any way passed upon this document or the merits of the securities described herein and any representation to the contrary is an offense. This Prospectus constitutes an offering in Canada of the securities described herein only in the provinces of British Columbia, Manitoba, Ontario and Quebec.

RESALE RESTRICTIONS

  The distribution of the Notes in Canada is being made only on a private placement basis and is exempt from the requirement that Arch prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the Notes and, if applicable, the Exchange Notes (as defined herein) must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Purchasers are advised to seek legal advice prior to any resale of the Notes and, if applicable, the Exchange Notes.

OBLIGATIONS OF PURCHASERS

  Each Canadian purchaser who acquires Exchange Notes will be deemed to have represented to Arch, the Initial Purchasers and any dealer who sells Notes to such purchaser that: (i) such purchaser has reviewed the terms referred to above under "Resale Restrictions"; (ii) where required by law, such purchaser is purchasing as principal and not as agent; and (iii) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is not an individual and is entitled under applicable Canadian securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, and (a) in the case of a purchaser located in a province other than Ontario, without the dealer having to be registered, (b) in the case of a purchaser located in Manitoba, such purchaser is purchasing for investment only and not with a view to resale or distribution, (c) in the case of a purchaser located in Ontario, such purchaser is a person to whom a dealer registered as an international dealer in Ontario may sell Notes, and (d) in the case of a purchaser located in Quebec, such purchaser is a "sophisticated purchaser" within the meaning of the Securities Act (Quebec).

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Notes should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Exchange Notes, in their particular circumstances and with respect to the eligibility of the Exchange Notes for investment by such purchasers under relevant Canadian legislation.

ENFORCEMENT OF LEGAL RIGHTS

  Arch is organized under the laws of the State of Delaware. All of Arch's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon Arch or such persons. All or a substantial portion of the assets of Arch and said persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against Arch or such persons in Canada or to enforce a judgment obtained in Canadian courts against Arch or such persons outside of Canada.

NO CONTRACTUAL RIGHT OF ACTION FOR RESCISSION OR DAMAGES IN ONTARIO

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  THE FOREGOING SUMMARY IS SUBJECT TO THE EXPRESS PROVISIONS OF THE SECURITIES ACT (ONTARIO) AND THE RULES AND REGULATIONS THEREUNDER AND REFERENCE IS MADE TO THE COMPLETE TEXT OF SUCH PROVISIONS CONTAINED THEREIN. SUCH PROVISIONS MAY CONTAIN LIMITATIONS AND STATUTORY DEFENSES ON WHICH ARCH MAY RELY. THE ENFORCEABILITY OF THESE RIGHTS MAY BE LIMITED AS DESCRIBED HEREIN UNDER "-- ENFORCEMENT OF LEGAL RIGHTS".

  THE RIGHTS DISCUSSED ABOVE ARE IN ADDITION TO AND WITHOUT DEROGATION FROM ANY OTHER RIGHT OR REMEDY WHICH INVESTORS MAY HAVE AT LAW. IN LIGHT OF U.S. JURISPRUDENCE, INCLUDING A JUDGMENT FROM THE SUPREME COURT OF THE UNITED STATES, PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN LEGAL ADVISORS AS TO WHICH, OR WHETHER ANY, OF SUCH RIGHTS MAY BE AVAILABLE TO THEM.

LANGUAGE OF DOCUMENTS

  You hereby acknowledge that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Vous reconnaissez par les presentes que vous avez expressement exige que tous les documents faisant foi ou se rapportant de quelque maniere que ce soit a la vente des valeurs mobilieres decrites aux presentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rediges en anglais seulement.

                             AVAILABLE INFORMATION

  Arch is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

  Arch has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement", which term shall include all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to Arch and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  Arch has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding and so long as the Indenture so requires, it will (i) furnish to the holders of the Notes (A) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by Arch's certified independent accountants, and (B) all financial information that would be required to be included in a Form 8-K filed with the Commission, and (ii) file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and to make such information available to investors or potential investors in Arch's debt securities who request it in writing.

  COPIES OF ARCH'S FILINGS WITH THE COMMISSION MAY BE OBTAINED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE FROM ARCH, 1800 WEST PARK DRIVE, SUITE 250, WESTBOROUGH, MASSACHUSETTS 01581, ATTENTION: INVESTOR RELATIONS, TELEPHONE
(508) 870-6700.

                          FORWARD-LOOKING INFORMATION

  This Prospectus contains certain forward-looking statements and information relating to Arch or Parent that are based on the beliefs of Arch's management as well as assumptions made by and information currently available to Arch's management. When used herein, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to Arch, Parent or Arch's management, identify forward-looking statements. Such statements reflect the current views of Arch with respect to future events and are subject to certain risks, uncertainties and assumptions, including but not limited to those factors set forth below under the caption "Risk Factors". Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Arch undertakes no obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to Arch or persons acting on behalf of Arch are expressly qualified in their entirety by the discussion under "Risk Factors".

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, (i) the terms "Arch" or the "Company" refer to Arch Communications, Inc. and, for periods prior to the Subsidiary Restructuring (as defined herein), its predecessors on a combined basis, together with their wholly-owned direct and indirect subsidiaries, (ii) the term "Parent" refers to Arch Communications Group, Inc. and does not include its subsidiaries, (iii) "MobileMedia" refers to MobileMedia Communications, Inc., a Delaware corporation, together with its subsidiaries, and (iv) the "MobileMedia Transaction" refers to (A) the proposed merger pursuant to which MobileMedia would become a wholly owned subsidiary of API (as defined herein) and (B) associated financings, as described under "--Recent Developments--Anticipated MobileMedia Transaction".

                                  THE COMPANY

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on earnings before interest, taxes, depreciation and amortization ("EBITDA")). Arch had 4.1 million pagers in service at June 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

  Arch has achieved significant growth in pagers in service and EBITDA through a combination of internal growth and acquisitions. From January 1, 1995 through June 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 79.0%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 56.1%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase. For the twelve months ended June 30, 1998, Arch's total revenues were $408.2 million, representing a compound growth rate on an annualized basis of 61.7% since January 1, 1995. For the same period, Arch's EBITDA was $136.2 million, representing a compound growth rate on an annualized basis of 78.4% since January 1, 1995. See note (3) to "Summary Financial and Operating Data".

  Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital; (v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such consolidation, either as an acquiror or an acquiree. See "--Recent Developments--Anticipated MobileMedia Acquisition" and "Risk Factors--Possible Acquisition Transactions".

  Arch's operating objectives are to increase its EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. To achieve its operating objectives, Arch: (i) has selected a low-cost operating strategy as its principal competitive tactic; (ii) is seeking to reduce its financial leverage by reducing capital requirements and increasing EBITDA; (iii) has focused its capital and marketing resources on one-way paging and enhanced services while taking steps to position itself to participate in new and emerging services and applications in narrowband wireless personal communications; and (iv) is pursuing new revenue opportunities associated with its 4.1 million pagers in service.

                              RECENT DEVELOPMENTS

JUNE 1998 SUBSIDIARY RESTRUCTURING AND DEBT FINANCING

  On June 29, 1998, Parent effected a number of restructuring transactions involving certain of its direct and indirect wholly owned subsidiaries (the "Subsidiary Restructuring"). As a result, Arch, a wholly owned subsidiary of Parent, is now an intermediate holding company which owns directly or indirectly all of the stock of its principal operating subsidiary, Arch Paging, Inc. ("API") and other operating subsidiaries. See "--Corporate Structure", "Risk Factors--Holding Company Structure and Structural Subordination of Notes" and "Business--General".

  Contemporaneously with the Subsidiary Restructuring, an existing credit facility was amended and restated to establish senior secured revolving credit and term loan facilities with API as borrower in the aggregate amount of $400.0 million (collectively, the "Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility, (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan and (iii) a $125.0 million term loan which was available in a single drawing on the closing date. See "Description of Certain Indebtedness--Credit Facility".

  Contemporaneously with the Subsidiary Restructuring, Arch issued and sold $130.0 million principal amount of Private Notes to Bear, Stearns & Co., Inc., Barclays Capital Inc., RBC Dominion Securities Corporation, BNY Capital Markets, Inc. and TD Securities (USA) Inc. (the "Initial Purchasers") for net proceeds of $122.6 million (after deducting the discount to the Initial Purchasers and estimated offering expenses payable by Arch) in a private placement (the "Private Note Offering") made pursuant to Rule 144A under the Securities Act. The Private Notes were sold at an initial price to investors of 98.049% of their principal amount. The proceeds of the Private Note Offering were applied as described in "Use of Proceeds".

  Contemporaneously with the Subsidiary Restructuring, Parent contributed $24.0 million of the net proceeds from a private placement of Series C Convertible Preferred Stock of Parent ("Series C Preferred Stock") to Arch as an equity investment (the "Equity Investment"), Arch contributed such amount to API as an equity investment and API used such amount to repay indebtedness under a former credit facility as part of the establishment of the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Equity Investment".

TOWER SITE SALE

  In April 1998, Parent announced an agreement to sell certain of Arch's tower site assets (the "Arch Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment). In the Arch Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 134 sites in 22 states and is renting space on the towers on which it currently operates communications equipment to service its own paging network. Arch is using its net proceeds from the Arch Tower Site Sale (estimated to be $36.0 million) to repay indebtedness. Arch held the initial closing of the Arch Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to Benbow for certain assets which Benbow sold as part of the initial closing), held a second closing on September 29, 1998 with gross proceeds to Arch of $20.4 million and currently expects to hold the final closing for the balance of the transaction in the fourth quarter of 1998, although no assurance can be given that the final closing will be held as expected. The final closing of the Arch Tower Site Sale is subject to receipt of customary regulatory approvals and other conditions. See "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Shift in Operating Focus" and "Business--Properties".

ANTICIPATED MOBILEMEDIA TRANSACTION

  Parent has agreed to acquire MobileMedia Communications, Inc. ("MMC"; together with its subsidiaries, "MobileMedia"), one of the largest paging companies in the United States, as part of the MobileMedia Transaction, in which, among other things, Parent would issue certain stock, warrants and stock purchase rights, pay $479.0 million in cash to certain creditors of MobileMedia, pay approximately $85.0 million of administrative, transactional and related costs, raise $217.0 million in cash through a rights offering of its stock, and cause Arch and API to borrow an estimated total of $350.0 million. After consummation of the MobileMedia Transaction, MMC would become a wholly owned subsidiary of API. See the chart set forth under "--
Corporate Structure". Following consummation of the MobileMedia Transaction, Parent, through its Arch subsidiaries (collectively, Arch, Parent, the Arch subsidiaries and MobileMedia are referred to as the "Combined Company"), would be the second largest paging operator in the United States as measured by pagers in service, net revenues (total revenues less cost of products sold) and EBITDA. See "Business--The Combined Company". Parent believes that the MobileMedia Transaction, if effected, would result in a reduction in the overall financial leverage of Parent and Arch, on a consolidated basis, as well as certain anticipated operating synergies and cost savings.

  MobileMedia, together with its parent company MobileMedia Corporation, are operating as debtors-in-possession in connection with their pending insolvency proceedings under Chapter 11 of the U.S. Bankruptcy Code. Consummation of the MobileMedia Transaction is subject to Bankruptcy Court approval, approval by Parent's stockholders and MobileMedia's creditors, approval by the Federal Communications Commission ("FCC"), performance by third parties of their contractual obligations, the availability of sufficient financing and other conditions. THERE CAN BE NO ASSURANCE THAT PARENT WILL ACQUIRE MOBILEMEDIA OR THAT, IF PARENT ACQUIRES MOBILEMEDIA, PARENT WOULD REALIZE ITS ANTICIPATED IMPROVEMENTS IN FINANCIAL LEVERAGE, OPERATING SYNERGIES OR COST SAVINGS. An acquisition of MobileMedia by Parent will increase Arch's and API's indebtedness and will involve significant operational and financial risks. See "Risk Factors--Possible Acquisition Transactions". If Parent does not acquire MobileMedia, Parent will in most circumstances be solely responsible for its own fees and expenses, estimated at between $15.0 million and $30.0 million (depending on the date of termination) and in certain specified circumstances Parent will also be obligated to pay MobileMedia's creditors $32.5 million in cash. See "Risk Factors--Possible Non-Consummation of the MobileMedia Transaction".

  Parent expects to issue securities constituting a majority of Parent's equity to MobileMedia's creditors in connection with the MobileMedia Transaction. However, Parent does not intend to issue equity securities in a manner that would constitute a "change of control" under any of its or Arch's financing arrangements. Parent's present management and Board of Directors would continue to control Parent if Parent acquires MobileMedia.

DIVISIONAL REORGANIZATION

  In June 1998, Parent's Board of Directors approved a reorganization of Parent's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which will be implemented over a period of 18 to 24 months, Parent plans to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. Once fully implemented, the Divisional Reorganization is expected to result in annual cost savings of approximately $15.0 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities. In connection with the Divisional Reorganization, Parent (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other real estate assets and (iii) recorded a restructuring charge of $16.1 million during the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance and benefits, (ii) $3.5 million for lease obligations and terminations and (iii) $2.9 million for the writedown of related assets. There can be no assurance that the desired cost savings will be achieved or that the Divisional Reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such Divisional Reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia could have a material adverse effect on Arch following the MobileMedia Transaction. See Note 9 to Arch's Consolidated Financial Statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization" and "Business".

                              --------------------

  Arch was incorporated in Delaware in 1988 as USA Mobile Communications, Inc. II and changed its name to Arch Communications, Inc. in June 1998. See "Business--General". Arch's principal offices are located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, and its telephone number is
(508) 870-6700.

                               THE EXCHANGE OFFER


THE EXCHANGE OFFER..........  Arch is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. Arch will issue Exchange Notes on or promptly after the Expiration Date. There is $130,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer--Purpose of the Exchange Offer".

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, Arch believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from Arch to resell pursuant to Rule 144A or any other available exemption under the Securities Act or
                              (ii) a person that is an affiliate of Arch within the meaning of Rule 405 under the Securities
                              Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Resale of the Exchange Notes".

EXCHANGE AND REGISTRATION
RIGHTS AGREEMENT............  The Private Notes were sold by Arch on June 29,
                              1998 to the Initial Purchasers pursuant to a Purchase Agreement, dated June 24, 1998, by and among Arch and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Arch and the Initial Purchasers entered into an Exchange and Registration Rights Agreement, dated as of June 24, 1998 (the "Exchange and Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights".

EXPIRATION DATE.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on November , 1998, unless the Exchange Offer is extended by Arch in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments".

ACCRUED INTEREST ON THE
EXCHANGE NOTES AND THE
PRIVATE NOTES...............  The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (June 29, 1998). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes".

CONDITIONS TO THE EXCHANGE
OFFER.......................  Arch reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Private Notes for exchange,
                              (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied,
                              (iii) to extend the Expiration Date of the Exchange Offer and retain all Private Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Private Notes to withdraw their tendered Private Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer--Terms of the Exchange Offer". In addition, the Exchange Offer is subject to certain customary conditions that may be waived by Arch. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange Offer--Conditions".

PROCEDURES FOR TENDERING
PRIVATE NOTES...............  Each holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to U.S. Bank Trust National Association, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with Arch that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) if such holder is not a broker-dealer, such holder is not currently participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of the Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from Arch should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate", as defined in Rule 405 under the Securities Act, of Arch. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering".

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS...........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. Holders who intend to tender Private Notes through DTC's ATOP procedures need not submit a Letter of Transmittal. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering".

GUARANTEED DELIVERY
PROCEDURES..................  Holders of Private Notes who wish to tender their
                              Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures".

ACCEPTANCE OF THE PRIVATE
NOTES AND DELIVERY OF THE
EXCHANGE NOTES .............  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, Arch will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer".

WITHDRAWAL RIGHTS...........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                              Exchange Offer--Withdrawal of Tenders".

CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS .............  The exchange of Private Notes for Exchange Notes should be non-taxable for federal income tax purposes. As a result, no material federal income tax consequences should result to holders exchanging Private Notes for Exchange Notes. See "Certain Federal Income Tax Considerations".

EXCHANGE AGENT..............  U.S. Bank Trust National Association, the Trustee
                              under the Indenture, is serving as the Exchange Agent in connection with the Exchange Offer. The mailing address of the Exchange Agent is 180 E. 5th Street, St. Paul, Minnesota 55101. For assistance and requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, the telephone number for the Exchange Agent is (612) 244-0721, and the facsimile number for the Exchange Agent is (612) 244-1537.

                               THE EXCHANGE NOTES

  The Exchange Offer applies to the entire aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Exchange and Registration Rights Agreement, and (iii) certain provisions relating to an increase in the stated interest rate on the Private Notes provided for under certain circumstances will be eliminated. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes".


SECURITIES OFFERED..........  $130.0 million aggregate principal amount of 12
                              3/4% Senior Notes due 2007.

MATURITY....................  July 1, 2007.

INTEREST....................  The Notes will bear interest at a rate of 12 3/4%
                              per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

RANKING.....................  The Notes will be senior unsecured obligations of
                              Arch and will rank pari passu in right of payment with other existing and future senior indebtedness of Arch. Arch is an intermediate holding company with no material assets other than the stock of its subsidiaries. The Notes will be structurally subordinated to all current or future liabilities of Arch's subsidiaries, including trade payables and indebtedness. At June 30, 1998, the Notes were structurally subordinated to $344.3 million of liabilities of Arch's subsidiaries. In addition, Parent will not have any obligation to pay any amounts due with respect to the Notes or to make any funds available therefor. At June 30, 1998, Parent had $364.0 million of liabilities (excluding liabilities of its subsidiaries and Parent's guarantees thereof). The MobileMedia Transaction, if consummated, is expected to increase Arch's indebtedness by approximately $200.0 million and API's indebtedness by approximately $150.0 million, although the debt-to-equity ratio and ratio of total debt to annualized EBITDA for Parent and Arch, each on a consolidated basis, are expected to decrease (and the ratio of EBITDA to interest expense is expected to increase). See "Risk Factors--Holding Company Structure and Structural Subordination of the Notes".


OPTIONAL REDEMPTION.........  Except as set forth below, the Notes will not be redeemable at the option of Arch prior to July 1, 2003. Thereafter, the Notes will be subject to redemption at the option of Arch, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date. Notwithstanding the foregoing, at any time prior to July 1, 2001, Arch may redeem up to 35% of the Notes at a redemption price of 112 3/4% of the principal amount thereof, plus accrued and unpaid interest Liquidated Damages, if any, to the redemption date, with the net cash proceeds of an Equity Offering by Arch or Parent; provided that at least $84.5 million aggregate principal amount of the Notes originally issued under the Indenture remain outstanding immediately after the occurrence of each such redemption; and provided further, that such redemption shall occur within 75 days following the date of the consummation of each such Equity Offering. See "Description of Notes--Optional Redemption".

CHANGE OF CONTROL...........  Upon the occurrence of a Change of Control at any time, Arch will be obligated to make an offer to repurchase each Holder's Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. There can be no assurance that Arch will have the financial resources to repurchase the Notes upon a Change of Control. See "Description of Notes--Repurchase at the Option of Holders--Change of Control".

CERTAIN COVENANTS...........  The Indenture will contain certain covenants that, among other things, limit the ability of Arch to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined herein), repay subordinated indebtedness or make other Restricted Payments (as defined herein), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of Arch's Restricted Subsidiaries (as defined herein) or enter into certain mergers and consolidations. See "Description of Notes--Certain Covenants".

                                  RISK FACTORS

  See "Risk Factors" beginning on page 15 for a discussion of factors that should be considered in connection with an investment in the Exchange Notes offered hereby.

                      SUMMARY FINANCIAL AND OPERATING DATA

  Prior to consummation of the Subsidiary Restructuring, Arch Communications Enterprises, Inc. ("ACE") and USA Mobile Communications, Inc. II ("USAM"), Arch's predecessors by merger, were wholly-owned subsidiaries of Parent. The Subsidiary Restructuring has been accounted for under the pooling of interests method. The following summary financial and operating data reflects the consolidated results and operating data of ACE and USAM as if Arch had been formed on January 1, 1994, the earliest date presented herein.

  The following summary financial and operating data as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 has been derived from Arch's audited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The following summary financial information and operating data as of and for the year ended December 31, 1994 has been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Arch's management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such period. The following summary financial and operating data as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 have been derived from Arch's unaudited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The following consolidated financial information should be read in conjunction with "Selected Consolidated Financial and Operating Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                     SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                         -----------------------------------------  --------------------
                         1994 (1)  1995 (1)     1996       1997       1997       1998
                         --------  ---------  ---------  ---------  ---------  ---------
                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Service, rental and
  maintenance revenues.. $ 61,529  $ 138,466  $ 291,399  $ 351,944  $ 171,978  $ 184,280
 Product sales..........   14,374     24,132     39,971     44,897     22,290     21,305
                         --------  ---------  ---------  ---------  ---------  ---------
 Total revenues.........   75,903    162,598    331,370    396,841    194,268    205,585
 Cost of products sold..  (12,787)   (20,789)   (27,469)   (29,158)   (14,291)   (14,690)
                         --------  ---------  ---------  ---------  ---------  ---------
                           63,116    141,809    303,901    367,683    179,977    190,895
 Depreciation and
  amortization..........   18,321     60,037    191,101    231,376    119,681    107,915
 Operating income
  (loss)................     (352)   (12,851)   (85,300)  (101,044)   (55,792)   (54,289)
 Interest and non-
  operating expenses,
  net...................   (4,973)   (20,397)   (49,060)   (62,884)   (31,013)   (32,703)
 Equity in loss of
  affiliate (2).........      --         --      (1,968)    (3,872)    (1,812)    (2,219)
 Net income (loss)......   (6,462)   (30,332)   (87,025)  (146,628)   (78,017)   (90,931)
OTHER OPERATING DATA:
 EBITDA (3)............. $ 17,969  $  47,186  $ 105,801  $ 130,332  $  63,889  $  69,726
 EBITDA margin (4)......       28%        33%        35%        35%        35%        37%
 Capital expenditures,
  excluding
  acquisitions.......... $ 33,450  $  60,468  $ 155,575  $ 102,767  $  56,444  $  59,937
 Pagers in service at
  end of period.........  538,000  2,006,000  3,295,000  3,890,000  3,666,000  4,131,000
 Ratio of EBITDA to
  interest expense......                                                            2.1x
 Ratio of total debt to
  annualized EBITDA
  (5)...................                                                            4.6x

                                                           AS OF JUNE 30, 1998
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Current assets..........................................        $52,238
 Total assets............................................        960,783
 Current maturities of long-term debt....................            --
 Long-term debt, less current maturities.................        639,464
 Stockholder's equity....................................        235,773

--------------------

(1) Arch Communications Group, Inc. ("Old Parent") was incorporated in January 1986 in Delaware and conducted its operations through wholly-owned direct and indirect subsidiaries. On September 7, 1995, Old Parent completed its acquisition of USA Mobile Communications Holdings, Inc. ("USA Mobile") through the merger (the "USA Mobile Merger") of Old Parent with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. In accordance with generally accepted accounting principles, Old Parent was treated as the acquirer in the USA Mobile Merger for accounting and financial reporting purposes, and Parent reports the historical financial statements of Old Parent as the historical financial statements of Parent. USAM was a wholly owned subsidiary of USA Mobile and subsequently a wholly owned subsidiary of Parent; ACE did not conduct operations prior to the USA Mobile Merger. Effective January 1, 1995, Parent changed its fiscal year end from August 31 to December 31.

(2) Represents Arch's share of the losses of Benbow PCS Ventures, Inc., in which Arch holds a 49.9% equity interest ("Benbow"), since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Business--General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resourses--Acquisitions".

(3) EBITDA is a commonly used measure of financial performance in the paging industry and is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with covenants under their respective financing agreements, but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles ("GAAP"). EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. EBITDA does not reflect restructuring charge, equity in loss of affiliate, income tax benefit, interest and non-operating expenses, net and extraordinary items.

(4) Calculated by dividing EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to net revenues as an indicator of the efficiency of a company's operations.

(5) Calculated by dividing total debt by annualized EBITDA for the six months ended June 30, 1998.

                              CORPORATE STRUCTURE

CURRENT STRUCTURE

  The following chart summarizes (i) the current organizational structure of Parent, Arch and Arch's operating subsidiaries and (ii) their respective debt obligations and guarantees thereof. See "--Recent Developments", "Capitalization", "Description of Certain Indebtedness", "Description of Notes" and Arch's Consolidated Financial Statements and Notes thereto. The chart which appears on page 14 illustrates the organizational structure of Parent and its subsidiaries following consummation of the MobileMedia Transaction, if effected as currently contemplated.

                      ARCH COMMUNICATIONS GROUP, INC.

                  10 7/8% Senior Discount Notes due 2008

            6 3/4% Convertible Subordinated Debentures due 2003

                      Guarantee of Credit Facility(1)

                         ARCH COMMUNICATIONS, INC.

      12 3/4% Senior Notes due 2007(Private Notes and Exchange Notes)

--------------------
                      9 1/2% Senior Notes due 2004(2)

(1) This obligation is secured by Parent's pledge of the capital stock and notes of Arch.

                       14% Senior Notes due 2004(2)

(2) The Notes rank pari passu in right of payment with this obligation.

                       Guarantee of Credit Facility

(3) The Notes are structurally subordinated in right of payment to this obligation. This obligation is secured by a pledge of the capital stock of Arch.

                             ARCH PAGING, INC.

(4) Consists of the former ACE operating subsidiaries and Benbow Investments. Arch is considering the consolidation of certain of ACE's former operating subsidiaries into a single subsidiary prior to January 1, 1999.

                            Credit Facility(3)

(5) Certain of ACE's former operating subsidiaries have provided guarantees which are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's former credit facility.

                   FORMER ACE OPERATING SUBSIDIARIES(4)

                      Guarantee of Credit Facility(5)

ANTICIPATED STRUCTURE

  The following chart summarizes (i) the organizational structure of Parent, Arch and their respective operating subsidiaries and (ii) their respective debt obligations and guarantees thereof, as in effect if the MobileMedia Transaction is consummated in the manner currently contemplated. See "--Recent Developments", "Capitalization", "Description of Notes" and Arch's Consolidated Financial Statements and Notes thereto. The chart on the previous page illustrates the current organizational structure and debt obligations of Parent and its subsidiaries.

                      ARCH COMMUNICATIONS GROUP, INC.

                  10 7/8% Senior Discount Notes due 2008

            6 3/4% Convertible Subordinated Debentures due 2003

                      Guarantee of Credit Facility(1)

                         ARCH COMMUNICATIONS, INC.

      12 3/4% Senior Notes due 2007(Private Notes and Exchange Notes)

                      9 1/2% Senior Notes due 2004(2)

                       14% Senior Notes due 2004(2)

                           Planned Arch Notes(3)

                       Guarantee of Credit Facility

                             ARCH PAGING, INC.

                      Credit Facility, reflecting the

                        Credit Facility Increase(4)

  FORMER ACE OPERATING SUBSIDIARIES(5)   MOBILEMEDIA COMMUNICATIONS, INC.
   Guarantee of Credit Facility(6)       Guarantee of Credit Facility

                                        MOBILEMEDIA OPERATING SUBSIDIARIES
                                        Guarantee of Credit Facility

--------------------

(1) This obligation is secured by Parent's pledge of the capital stock and notes of Arch.

(2) The Notes rank pari passu in right of payment with this obligation.

(3) Expected to rank pari passu in right of payment with the Notes; may be replaced by the Bridge Facility.

(4) The Notes are structurally subordinated in right of payment to this obligation. This obligation is secured by a pledge of the capital stock of the former Arch operating subsidiaries.

(5) Consists of the former ACE operating subsidiaries and Benbow Investments. Arch is considering the consolidation of certain of ACE's former operating subsidiaries into a single subsidiary prior to January 1, 1999.

(6) Certain of ACE's former operating subsidiaries have provided guarantees which are secured by a security interest in those assets of such subsidiaries which were pledged under Arch's former credit facility.

                                 RISK FACTORS

  Before making an investment in the Exchange Notes, prospective investors should carefully consider the following matters, as well as the other information contained in this Prospectus.

INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE

  Arch is highly leveraged. At June 30, 1998, after giving effect to the Private Note Offering and application of the net proceeds therefrom as described under "Use of Proceeds", the Subsidiary Restructuring, borrowings pursuant to the Credit Facility and the Equity Investment and application of the proceeds therefrom, Arch had outstanding $639.5 million of total debt, including (i) $125.0 million principal amount of 9 1/2% Senior Notes due 2004 (the "9 1/2% Notes"), (ii) $100.0 million principal amount of 14% Senior Notes due 2004 (the "14% Notes" and, collectively with the 9 1/2% Notes, the "USAM Notes"), (iii) $127.5 million principal amount of Private Notes and (iv) $287.0 million of borrowings under the Credit Facility. Arch's high degree of leverage may have adverse consequences for Arch, including: (i) the ability of Arch and its subsidiaries to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be available on acceptable terms, if at all; (ii) a substantial portion of the cash flow of Arch and its subsidiaries will be required to pay interest expense, which will reduce the funds which would otherwise be available for operations and future business opportunities;
(iii) the Credit Facility, the Indenture and the indentures under which the USAM Notes are outstanding contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on Arch; (iv) Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage; (v) Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally; and (vi) Arch's high degree of leverage may impair its ability to participate in future consolidation of the paging industry. In April 1997, Parent reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Parent has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service has slowed and is expected to remain below the rates of internal growth previously achieved by Arch, but Arch has not yet reduced its financial leverage significantly. There can be no assurance that Arch will be able to reduce its financial leverage significantly or that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments, including Parent's 10 7/8% Senior Discount Notes due 2008 (the "Parent Discount Notes"). The anticipated effects of the MobileMedia Transaction on Arch's indebtedness and financial leverage are discussed under "--Anticipated Effects of the MobileMedia Transaction". EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. See "Use of Proceeds", "Capitalization", "Selected Consolidated Financial and Operating Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Certain Indebtedness" and Arch's Consolidated Financial Statements and Notes thereto.

HOLDING COMPANY STRUCTURE AND STRUCTURAL SUBORDINATION OF THE NOTES

  Arch is an intermediate holding company with no material assets other than the capital stock of its subsidiaries. Arch's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. The Notes are structurally subordinated to all current or future liabilities of Arch's subsidiaries, including trade payables and indebtedness. Any right of Arch to receive assets of any subsidiary upon such subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) is structurally subordinated to the claims of that subsidiary's creditors, except to the extent that Arch is itself recognized as a creditor of such subsidiary, in which case the claims of Arch would still be subject to any security interests in the assets of such subsidiary and any liabilities of such subsidiary senior to that held by Arch and may otherwise be challenged in a liquidation or reorganization proceeding. At June 30, 1998, after giving effect to the Private Note Offering and application of the net proceeds therefrom as described herein under "Use of Proceeds", borrowings pursuant to the Credit Facility and the Equity Investment, the Notes were structurally subordinated to $344.3 million of liabilities of Arch's subsidiaries. Although the Notes rank pari passu in right of payment with the USAM Notes, if the lenders under the Credit Facility are granted a security interest in certain additional assets not currently pledged thereunder, the USAM Notes would be entitled, and the Notes would not be entitled, to be secured equally and ratably with the lenders under the Credit Facility to the extent of such additional assets. In that event, the Notes would be structurally subordinated to the USAM Notes to the extent of the additional collateral securing the USAM Notes so long as the USAM Notes are outstanding. See "Description of Notes-- Certain Covenants--Liens".

  In addition, Parent does not have any obligation to pay any amounts due with respect to the Notes or to make any funds available therefor. At June 30, 1998, Parent had $364.0 million of liabilities (excluding liabilities of its subsidiaries and Parent's guarantees thereof). Parent expects to service the interest payments, which commence September 15, 2001 and total $50.8 million annually, on its $467.4 million principal amount at maturity of the Parent Discount Notes out of cash made available to it by Arch and Arch's subsidiaries, but there can be no assurance that Arch and Arch's subsidiaries will be able to generate sufficient cash flow to service such interest payments. In addition, limitations contained in the indentures under which the USAM Notes are outstanding would not currently permit Arch and its subsidiaries to make sufficient payments to Parent to enable Parent to pay interest on the Parent Discount Notes. Arch may need to modify the Credit Facility, amend the indentures under which the USAM Notes are outstanding or redeem the USAM Notes in order to make payments to enable Parent to pay interest on the Parent Discount Notes. No assurance can be given that, if necessary, Arch would be able to modify the Credit Facility, amend such indentures or redeem the USAM Notes. A default by Parent in its payment obligations under the Parent Discount Notes could have a material adverse effect on the business, financial condition, results of operations or prospects of Parent or Arch, or Arch's ability to make payments with respect to the Notes when due. See "Capitalization", "Selected Consolidated Financial and Operating Data", "Description of Certain Indebtedness" and "Description of Notes".

DEBT SERVICE; LIMITATIONS ON ACCESS TO CASH FLOW OF OPERATING SUBSIDIARIES

  Arch expects to service the interest payments on the Notes, which commence January 1, 1999 and total $16.6 million annually, out of cash made available to it by its subsidiaries. The ability of Arch to make payments of principal and interest on the Notes will be dependent upon Arch's subsidiaries achieving and sustaining levels of performance in the future that would permit such subsidiaries to pay dividends, distributions or fees to Arch which are sufficient to permit such payments on the Notes. Many factors, some of which will be beyond Arch's control, such as prevailing economic conditions, will affect the performance of Arch's subsidiaries. There can be no assurance that Arch's subsidiaries will be able to generate sufficient cash flow to cover required interest and principal payments on their current and future indebtedness or the Notes. If Arch is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available or, if available, that it will be on terms acceptable to Arch, that Arch will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. See "Use of Proceeds", "Selected Consolidated Financial and Operating Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Certain Indebtedness" and Arch's Consolidated Financial Statements and Notes thereto.

ANTICIPATED EFFECTS OF THE MOBILEMEDIA TRANSACTION

  The MobileMedia Transaction, if consummated, is expected to increase Arch's indebtedness by approximately $200.0 million and API's indebtedness by approximately $150.0 million and will cause API to own additional subsidiaries having liabilities of their own. The debt-to-equity ratio for Arch (without regard to its subsidiaries) is expected to increase, although the debt-to-equity ratio and the ratio of the total debt to annualized EBITDA for Parent and for Arch, each on a consolidated basis, is expected to decrease (and the ratio of EBITDA to interest expense is expected to increase). The Notes will not be guaranteed by API's new

MobileMedia subsidiaries following consummation of the MobileMedia Transaction. For the reasons described under "--Holding Company Structure and Structural Subordination of the Notes", the assets and EBITDA of API's new MobileMedia subsidiaries will primarily benefit the creditors of API and only indirectly benefit the holders of the Notes or other creditors of Arch. See the chart which appears on page 14.

  To fund the estimated cash payments required by the MobileMedia Transaction of approximately $347.0 million (net of the expected proceeds of Parent's proposed rights offering), API and The Bank of New York, Toronto Dominion (Texas), Inc., Royal Bank of Canada and Barclays Bank, PLC have executed a commitment letter for a $200.0 million increase to the Credit Facility (the "Credit Facility Increase"), API intends to borrow an additional $150.0 million under the Credit Facility and Arch intends to issue $200.0 million of new senior notes (the "Planned Arch Notes"). The Credit Facility Increase is subject to approval by all lenders under the Credit Facility, and there can be no assurance such approval will be granted. In addition, there can be no assurance that Arch will complete an offering of the Planned Arch Notes on terms satisfactory to it, or at all. As a result, Arch and The Bear Stearns Companies, Inc., TD Securities (USA), Inc., the Bank and Royal Bank of Canada (the "Bridge Lenders") have executed a commitment letter for a $120.0 million bridge facility (the "Bridge Facility") which would be available to Arch in the absence of an offering of the Planned Arch Notes. The Planned Arch Notes, the Bridge Facility and the MobileMedia Transaction each require approval by the Required Lenders (as defined in the Credit Facility), and there can be no assurance such approval will be granted. See "Description of Certain Indebtedness--Bridge Facility". If API's lenders do not grant the foregoing approvals, and Parent is not able to arrange alternative financing to make the cash payments required by the MobileMedia Transaction and therefore cannot consummate the MobileMedia Transaction, and Parent's failure to perform its obligation to do so is not otherwise excused, Parent will be liable to pay a fee of $32.5 million to MMC. See "--Possible Non-Consummation of the MobileMedia Transaction".

CREDIT FACILITY AND INDENTURE RESTRICTIONS

  The Credit Facility and the Indenture impose certain operating and financial restrictions on Arch. The Credit Facility requires API, and in certain cases Arch, to maintain specified financial ratios, among other obligations, including a maximum leverage ratio and a minimum fixed charge coverage ratio, each as defined in the Credit Facility. In addition, the Credit Facility limits or restricts, among other things, API's ability to: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale/leaseback transactions;
(iv) make loans and investments; (v) incur indebtedness and contingent obligations; (vi) amend or otherwise alter debt and other material agreements;
(vii) engage in mergers, consolidations, acquisitions and asset sales; (viii) engage in transactions with affiliates; and (ix) alter its lines of business or accounting methods. In addition, the Indenture limits, among other things:
(i) the incurrence of additional indebtedness by Arch and its Restricted Subsidiaries (as defined therein); (ii) the payment of dividends and other restricted payments by Arch and its Restricted Subsidiaries; (iii) asset sales; (iv) transactions with affiliates; (v) the incurrence of liens; and
(vi) mergers and consolidations. Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the Credit Facility and/or Indenture. Upon the occurrence of an event of default under the Credit Facility or the Indenture, the lenders under the Credit Facility could elect to declare all amounts outstanding under the Credit Facility, together with accrued and unpaid interest, to be immediately due and payable. If Arch were unable to repay any such amounts, the lenders could proceed against the collateral securing such indebtedness. If the lenders under the Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and the other indebtedness of Arch, including the Notes. In addition, because the Credit Facility and the Indenture limit the ability of Arch to engage in certain transactions except under certain circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch. See "Description of Certain Indebtedness" and "Description of Notes".

  The Bridge Facility contains restrictions that are substantially similar to those contained in the Credit Facility, including without limitation restrictions that, among other things, limit additional indebtedness and encumbrances on assets, cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions and mergers; and transactions with affiliates or between Parent and its subsidiaries. In addition, the Bridge Facility requires Arch and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest expense and total indebtedness to EBITDA.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

  The Credit Facility limits the ability of Arch to purchase any of the Notes, and also provides that certain change of control events with respect to Arch will constitute a default thereunder. Any future credit agreements or other agreements relating to indebtedness to which Arch becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Arch is prohibited from purchasing the Notes, Arch could seek the consent of its lenders to repurchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If Arch does not obtain such consent or repay such borrowings, Arch will remain prohibited from purchasing the Notes by the terms of the relevant indebtedness. In such case, Arch's failure to repurchase the tendered Notes would constitute an event of default under the Indenture which would, in turn, constitute a default under the Credit Facility and could constitute a default under other indebtedness. Furthermore, no assurance can be given that Arch will have sufficient funds available to satisfy its repurchase obligation with respect to the Notes following a Change of Control. Arch believes that consummation of the MobileMedia transaction will not constitute such a Change in Control; however, there can be no assurance that creditors will not allege that the MobileMedia Transaction constitutes a Change in Control. See "Description of Certain Indebtedness" and "Description of Notes".

FUTURE CAPITAL NEEDS

  Arch's business strategy requires the availability of substantial funds to finance the continued development and further growth and expansion of its operations, including possible acquisitions. The amount of capital required by Arch will depend upon a number of factors, including subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's narrowband personal communications services ("N-PCS") strategy, acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. The unavailability of sufficient financing when needed would have a material adverse effect on the business, financial condition, results of operations or prospects of Arch or its ability to make payments with respect to the Notes when due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", "Business", "Description of Certain Indebtedness" and "Description of Notes". For a discussion of the anticipated effects of the MobileMedia Transaction on Arch's capital needs and capital resources, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

HISTORY OF LOSSES

  Arch has not reported any net income since its inception. Arch reported net losses of $30.3 million, $87.0 million, $146.6 million and $90.9 million in the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998, respectively. These net losses resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future, which will result in significant additional interest expense which could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch or its ability to make payments with respect to the Notes when due. Arch expects to continue to report net losses for the foreseeable future. See "Selected Consolidated Financial and Operating Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's Consolidated Financial Statements and Notes thereto.

POSSIBLE ACQUISITION TRANSACTIONS

  Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such continued industry consolidation. Arch has evaluated and expects to continue to evaluate possible acquisition transactions on an ongoing basis and at any given time may be engaged in discussions with respect to possible acquisitions or other business combinations. The process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management and of Arch's financial and other resources. No assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, that Arch's future acquisitions will be successful, or that Arch will participate in any future consolidation of the paging industry. See "Business".

  An acquisition of MobileMedia by Parent will increase the indebtedness of Arch and its subsidiaries and will involve significant operational and financial risks, including but not limited to the risks associated with integrating MobileMedia's operations with the current operations of Parent and its subsidiaries, and these risks may be exacerbated by the fact that MobileMedia is currently operating under the jurisdiction of the Bankruptcy Court. See "Prospectus Summary--Recent Developments--Anticipated MobileMedia Transaction".

  There can be no assurance that Parent's expectations regarding future operations following the MobileMedia Transaction will be fulfilled. The success of the MobileMedia Transaction will depend in part on the ability of Parent to effectively integrate the businesses of Arch and MobileMedia. The process of integrating the businesses of Arch and MobileMedia may involve unforeseen difficulties and may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch following the MobileMedia Transaction. Although it is anticipated that the MobileMedia Transaction will provide the opportunity for synergies and efficiencies, there can be no assurance as to the timing or amount of synergies or efficiencies that may ultimately be attained. Certain of the anticipated benefits of the MobileMedia Transaction may not be achieved if Arch's and MobileMedia's existing operations are not successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. There can be no assurance that Arch will be able to successfully integrate MobileMedia's operations or, even if successfully integrated, that Arch's operating performance after the MobileMedia Transaction will be successful. If Arch is not successful in integrating MobileMedia's operations or if the integrated operations fail to achieve market acceptance, Arch would be materially adversely affected. In addition, following the MobileMedia Transaction, the implementation of Arch's business strategy will be subject to numerous other contingencies beyond the control of Arch, including general and regional economic conditions, interest rates, competition, changes in regulation and the ability to attract and maintain skilled employees. As a result, no assurance can be given that the MobileMedia Transaction will be successful or that Arch's business strategies will prove effective or that Arch will achieve its goals after the MobileMedia Transaction.

POSSIBLE NON-CONSUMMATION OF THE MOBILEMEDIA TRANSACTION

  Consummation of the MobileMedia Transaction is subject to Bankruptcy Court approval, approval by Parent's stockholders and MobileMedia's creditors, FCC approval, performance by third parties of their contractual obligations, the availability of sufficient financing and other conditions. THERE CAN BE NO ASSURANCE THAT PARENT WILL ACQUIRE MOBILEMEDIA OR THAT, IF PARENT ACQUIRES MOBILEMEDIA, PARENT WOULD REALIZE ITS ANTICIPATED IMPROVEMENTS IN FINANCIAL LEVERAGE, OPERATING SYNERGIES OR COST SAVINGS.

  If MobileMedia terminates the MobileMedia Transaction as the result of Parent being in material breach of its representations, warranties and covenants, the failure of Parent's Board of Directors to recommend the MobileMedia Transaction for stockholder approval or the failure of the MobileMedia Transaction to be approved by Parent's stockholders, or Parent or MobileMedia terminates the MobileMedia Transaction as a result of Parent's failure to obtain the financing necessary to effect the MobileMedia Transaction (when all other conditions to Parent's obligations to close have been satisfied), and at the time of such termination MobileMedia is not in material breach of any material covenant or obligation required to be performed by MobileMedia thereunder at or before such time and is not in breach of its representations and warranties (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on MobileMedia), then Parent must pay to MobileMedia as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) the amount of $32.5 million in cash (the "MobileMedia Breakup Fee"). Parent would also be solely responsible for its own fees and expenses in connection with the MobileMedia Transaction, which are estimated at between $15.0 million and $30.0 million (depending on the date of termination). If the MobileMedia Transaction is terminated for reasons that do not require payment of a MobileMedia Breakup Fee by Parent, Parent would be responsible for its own fees and expenses, subject in certain specified circumstances to payment by MobileMedia of a breakup fee to Parent in the amount of $25.0 million.

DEPENDENCE ON KEY PERSONNEL

  The success of Arch will be dependent, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with, or maintain key man life insurance on, any of its current executive officers, although certain executive officers have entered into non-competition agreements and all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch or its ability to make payments with respect to the Notes when due. See "Management--Directors and Executive Officers".

COMPETITION AND TECHNOLOGICAL CHANGE

  Arch faces competition from other paging service providers in all markets in which it operates as well as from certain competitors who hold nationwide licenses. Monthly fees for basic paging services have, in general, declined in recent years, due in part to competitive conditions, and Arch may face significant price-based competition in the future which could have a material adverse effect on Arch. Certain of Arch's competitors possess greater financial, technical and other resources than Arch. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus its strategy on Arch's markets, there could be a material adverse effect on the business, financial condition, results of operations or prospects of Arch or its ability to make payments with respect to the Notes when due.

  Competitors are currently using and developing a variety of two-way paging technologies. Arch does not presently provide such two-way services, other than as a reseller. Although such services generally are higher priced than traditional one-way paging services, technological improvements could result in increased capacity and efficiency for such two-way paging technologies and, accordingly, could result in increased competition for Arch. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services provided by Arch or could require Arch to reduce the price of its paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology, including cellular and broadband personal communications services ("PCS"), and specialized mobile radio services, also compete with the paging services that Arch provides. While such services are primarily focused on two-way voice communications, service providers are, in many cases, electing to provide paging services as an adjunct to their primary services. Technological change also may affect the value of the pagers owned by Arch and leased to its subscribers. If Arch's subscribers requested more technologically advanced pagers, including but not limited to two-way pagers, Arch could incur additional inventory costs and capital expenditures if it were required to replace pagers leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch or its ability to make payments with respect to the Notes when due. There can be no assurance that Arch will be able to compete successfully with its current and future competitors in the paging business or with competitors offering alternative communication technologies. See "Business--Competition".

SUBSCRIBER TURNOVER

  The results of operations of wireless messaging service providers, such as Arch, can be significantly affected by subscriber cancellations. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, disconnections directly and adversely affect EBITDA. An increase in the subscriber cancellation rate could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch or its ability to make payments with respect to the Notes when due. See "Business".

DEPENDENCE ON THIRD PARTIES

  Arch does not manufacture any of the pagers used in its paging operations. Arch buys pagers primarily from Motorola, Inc. ("Motorola") and NEC America, Inc. ("NEC") and therefore is dependent on such manufacturers to obtain sufficient pager inventory for new subscriber and replacement needs. In addition, Arch purchases terminals and transmitters primarily from Glenayre Technologies, Inc. ("Glenayre") and Motorola and thus is dependent on such manufacturers for sufficient terminals and transmitters to meet its expansion and replacement requirements. To date, Arch has not experienced significant delays in obtaining pagers, terminals or transmitters, but there can be no assurance that Arch will not experience such delays in the future. Arch's purchase agreement with Motorola expires on June 19, 1999, with automatic renewal for successive one year terms unless either party gives notice of cancellation by May 20 of any year. There can be no assurance that Arch's agreement with Motorola will be automatically renewed or, if renewed, that such agreement will be on terms and conditions as favorable to Arch as those under the current agreement. Although Arch believes that sufficient alternative sources of pagers, terminals and transmitters exist, there can be no assurance that Arch would not be materially adversely affected if it were unable to obtain these items from current supply sources or on terms comparable to existing terms. See "Business--Sources of Equipment". Arch also relies on third parties to provide satellite transmission for some aspects of its paging services. To the extent there are satellite outages or if satellite coverage is otherwise impaired, Arch may experience a loss of service until such time as satellite coverage is restored, which could have an adverse material effect on Arch. See also "--Impact of the Year 2000 Issue".

GOVERNMENT REGULATION, FOREIGN OWNERSHIP AND POSSIBLE REDEMPTION

  The paging operations of Arch are subject to regulation by the FCC and various state regulatory agencies. There can be no assurance that those agencies will not propose or adopt regulations or take actions that would have a material adverse effect on Arch's business. Changes in regulation of Arch's paging business or the allocation of radio spectrum for services that compete with Arch's business could adversely affect Arch's results of operations. In addition, some aspects of the Telecommunications Act of 1996 could have a beneficial effect on Arch's business, but other provisions may place additional burdens upon Arch or subject Arch to increased competition. See "Business--Regulation". The Communications Act of 1934, as amended, limits foreign ownership of entities that hold certain licenses from the FCC. Because Parent and its subsidiaries hold FCC licenses, in general, no more than 25% of Parent's stock can be owned or voted by non-resident aliens or their representatives, a foreign government or its representative or a foreign corporation. An FCC licensee may, however, make prior application to the FCC for a determination that it is not in the public interest to deny an individual licensee's foreign ownership in excess of the 25% foreign ownership benchmark. Most recently, the FCC substantially liberalized its authorization process for foreign entities investing in paging companies that are domiciled in countries which are signatories to the World Trade Organization agreement. Parent's Restated Certificate of Incorporation permits the redemption of shares of Parent's capital stock from foreign stockholders where necessary to protect FCC licenses held by Parent or its subsidiaries, but such redemption would be subject to the availability of capital to Parent and any restrictions contained in applicable debt instruments and under Delaware law (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Parent or its subsidiaries. From time to time, legislation and regulations which could potentially adversely affect Arch are proposed or enacted by federal or state legislators and regulators. For example, the FCC and certain states require paging companies to contribute a portion of specified revenues to support broad telecommunications policies, such as the universal availability of telephone service. Additional states and localities may in the future seek to impose similar requirements and the FCC recently adopted an order requiring paging companies to compensate pay telephone providers for 800 and similar telephone calls. Arch has generally passed these costs on to its subscribers, which makes Arch's services more expensive and which could affect the attraction or retention of subscribers. There can be no assurance that Arch will be able to continue to pass on these costs. Although these requirements have not to date had a material impact on Arch, these or similar requirements could in the future have a material adverse effect on the business, financial condition, results of operations or prospects of Arch or its ability to make payments with respect to the Notes when due. See "--Indebtedness and High Degree of Leverage", "--Competition and Technological Change" and "Business-- Regulation".

IMPACT OF THE YEAR 2000 ISSUE

  Arch is currently upgrading its information systems in a manner which will also resolve the potential impact of the year 2000 problem on the processing of date-sensitive information by Arch's computerized systems and transmission equipment. The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Arch's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  In 1997 Arch designated members of its Information Services and Engineering Departments to assess the impact of the year 2000 problem on its information systems and the information systems of its customers, vendors and other parties that service or otherwise interact with Arch. Data processing for Arch's major operating systems is conducted in-house using programs developed primarily by third-party vendors. Assessment of inventory and year 2000 readiness for all systems and applications has been substantially completed and most third-party vendors who provide applications to Arch have been contacted. Arch intends to bring its major operating systems and outsourced applications into compliance with year 2000 requirements through the installation of updated or replacement programs developed by third parties or by new and enhanced software programs developed internally. Arch currently believes that it will be able to modify or replace any affected systems by September 30, 1999 in order to minimize any detrimental effects on Arch's operations. In a number of cases, year 2000 compliant systems are currently installed or are already in the process of implementation in the normal course of upgrade and functionality improvement.

  Arch expects that it will incur costs to replace existing hardware and software, which will be capitalized and amortized in accordance with Arch's existing accounting policies, while maintenance or modification costs will be expensed as incurred. Based on Arch's preliminary estimate of the costs to be incurred, Arch does not expect that resolution of the year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the year 2000 project are based on current estimates and actual results may vary significantly from such estimates once detailed plans are developed.

  The ability of third parties with whom Arch transacts business to adequately address their year 2000 issues is necessarily outside Arch's control. If Arch, its customers or vendors are unable to resolve year 2000 issues in a timely manner, there could be a material adverse effect on Arch or its ability to make payments with respect to the Notes when due.

ABSENCE OF PUBLIC MARKET FOR NOTES

  The Private Notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. Although the Exchange Notes may be resold or otherwise transferred by the holders (who are not affiliates of Arch) without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. Arch does not intend to apply for listing of the Exchange Notes on a national securities exchange or for quotation of the Exchange Notes on an automated dealer quotation system. Although the Initial Purchasers in the offering of the Private Notes have informed Arch that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market-making, if initiated, may be discontinued at any time without notice. The liquidity of market for the Exchange Notes will depend upon the number of holders of the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the performance of Arch and certain other factors. Notwithstanding the registration of the Exchange Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of Arch may publicly offer for sale or resell the Exchange Notes only in compliance with the provisions of Rule 144 under the Securities Act.

FAILURE TO EXCHANGE PRIVATE NOTES

  Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor Arch is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float", of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "The Exchange Offer" and "Plan of Distribution".

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by Arch on June 29, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Private Notes, Arch and the Initial Purchasers entered into the Exchange and Registration Rights Agreement on June 24, 1998. Pursuant to the Exchange and Registration Rights Agreement, Arch agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 30 days after the Closing Date, and (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Closing Date. A copy of the Exchange and Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of Arch's obligations under the Exchange and Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, Arch believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from Arch to resell pursuant to Rule 144A or any other available exemption under the Securities Act) or (ii) any such holder that is an "affiliate" of Arch within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Exchange and Registration Rights Agreement, Arch has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year after the Expiration Date. See "Plan of Distribution".

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Arch will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. Arch will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of the Private Notes under the Exchange and Registration Rights Agreement. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $130,000,000 in aggregate principal amount of the Private Notes are outstanding. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. Arch intends to conduct the Exchange Offer in accordance with the provisions of the Exchange and Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

  Arch shall be deemed to have accepted validly tendered Private Notes when, as and if Arch has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from Arch.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. Arch will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on November , 1998, unless Arch, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, Arch will (i) notify the Exchange Agent of any extension by oral or written notice, and (ii) mail to the registered holders an announcement thereof which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  Arch reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by Arch to constitute a material change, Arch will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and Arch will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 12 3/4% per annum. Interest on the Exchange Notes will be payable semi-annually on each January 1 and July 1, commencing January 1, 1999. Holders of Exchange Notes will receive interest on January 1, 1999 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and Arch in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO ARCH. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. Holders who intend to tender Private Notes through DTC's ATOP procedures need not submit a Letter of Transmittal. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Arch, evidence satisfactory to Arch of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by Arch in its sole discretion, which determination will be final and binding. Arch reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes Arch's acceptance of which would, in the opinion of counsel for Arch, be unlawful. Arch also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. Arch's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as Arch shall determine. Although Arch intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither Arch, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While Arch has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, Arch reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions", to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to Arch that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of the respective business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from Arch should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate", as defined in Rule 405 under the Securities Act, of Arch, that it is not a broker-dealer that owns Private Notes acquired directly from the Issuer or an affiliate of the Issuer, that it is acquiring the Exchange Notes in the ordinary course of the undersigned's business and that the undersigned has no defined arrangement with any person to participate in the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

  (a) The tender is made through an Eligible Institution;

  (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Arch (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

  (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Arch in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, Arch shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If Arch reasonably determines that such condition (that the Exchange Offer not violate applicable law, rules, regulations or interpretation of the Staff) is not satisfied, Arch may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders or (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders").

LIQUIDATED DAMAGES

  The Exchange and Registration Rights Agreement requires Arch to file with the Commission a registration statement (the "Exchange Offer Registration Statement") on the appropriate form under the Securities Act with respect to the Exchange Notes. If (i) Arch is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or
(ii) any holder of Private Notes that constitute Transfer Restricted Securities (as defined herein) notifies Arch prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Notes acquired directly from Arch or an affiliate of Arch, Arch will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Arch will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which a Private Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

  The Exchange and Registration Rights Agreement provides that (i) Arch must file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) Arch will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Arch will commence the Exchange Offer and use its best efforts to issue, on or prior to

30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, Arch shall file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) Arch fails to file any of the Registration Statements required by the Exchange and Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) Arch fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Exchange and Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then Arch will pay liquidated damages ("Liquidated Damages") to each holder of Notes, with respect to the first 90-day period, or any portion thereof, immediately following the occurrence of such a Registration Default, in an amount equal to 25 basis points per annum of the principal amount of Notes held by such holder. The amount of the Liquidated Damages will increase by an additional 25 basis points per annum of the principal amount of Notes with respect to each subsequent 90-day period, or any portion thereof, until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 100 basis points per annum of the principal amount of Notes. All accrued and unpaid Liquidated Damages will be paid by Arch on each Interest Payment Date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, a copy of which is available upon request to Arch.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Exchange and Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to Arch's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) use its best efforts to keep the Registration Statement effective and to amend and supplement the prospectus in order to permit the prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirement in order to resell the Exchange Notes and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of not less than 180 days after the Expiration Date.

EXCHANGE AGENT

  U.S. Bank Trust National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Registered or Certified        By Facsimile:
     Mail or
     Overnight Delivery:               (612) 244-5011
                                       Attn: Flora Gomez

     U.S. Bank Trust National
     Association
     180 E. 5th Street
     St. Paul, Minnesota 55101         Confirm by Telephone:
                                       (612) 244-8161
     Attn: Specialized Finance
     Department

  Delivery of the Letter of Transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of such Letter of Transmittal.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by Arch. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Arch and its affiliates.

  Arch has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. Arch, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by Arch and are estimated in the aggregate to be approximately $125,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  Arch will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if Arch so requests), (v) to Arch or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, Arch will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

  Arch will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, Arch will receive in exchange Private Notes in like principal amount, the terms of which are identical in all material respects to the Exchange Notes except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes are not subject to transfer restrictions and
(iii) certain provisions relating to an increase in the stated interest rate on the Private Notes provided for under certain circumstances will be eliminated. The Private Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in a change in the indebtedness of Arch. See "The Exchange Offer".

  The net proceeds of the Private Note Offering (after deducting the discount to the Initial Purchasers and Private Note Offering expenses paid by Arch) were $122.6 million. Arch has used such net proceeds, together with borrowings under the Credit Facility and the proceeds from the Equity Investment, to repay a portion of the indebtedness under ACE's previous credit facility (the "ACE Credit Facility") and all outstanding indebtedness under USAM's previous credit facility (the "USAM Credit Facility"). Amounts not repaid under the ACE Credit Facility became outstanding under the Credit Facility.

  The ACE Credit Facility provided for borrowings of up to $450.0 million consisting of (i) a $212.2 million reducing revolving credit facility (the "ACE Revolver"), (ii) a $138.8 million term loan and (iii) a $99.0 million term loan. The ACE Credit Facility bore interest at either (i) the alternative base rate of The Bank of New York or (ii) the Bank's reserve-adjusted London Interbank Offered Rate ("LIBOR") rate, in each case plus a margin based on the ratio of total debt to annualized EBITDA. For the year ended December 31, 1997, the average borrowing rate was 8.76%. The ACE Revolver and the $138.8 million term loan were scheduled to mature on December 31, 2002 and the $99.0 million term loan was scheduled to mature on December 31, 2003. The ACE Credit Facility was amended and restated to create the Credit Facility upon consummation of the Private Note Offering. As of June 30, 1998, $287.0 million of indebtedness was outstanding under the Credit Facility.

  The USAM Credit Facility provided for borrowings of up to $110.0 million and bore interest at either (i) the Bank's alternative base rate or (ii) the Bank's reserve-adjusted LIBOR rate, in each case plus a margin based on the ratio of total debt to annualized EBITDA. For the year ended December 31, 1997, the average borrowing rate was 8.55%. The USAM Credit Facility was scheduled to mature on June 30, 2000 but was terminated upon the establishment of the Credit Facility.

  For additional information regarding the ACE Credit Facility and the USAM Credit Facility, see Note 3 of Notes to Arch's Consolidated Financial Statements. For a description of the Credit Facility, see "Description of Certain Indebtedness--Credit Facility".

                                CAPITALIZATION

  The following table sets forth the capitalization of Arch at June 30, 1998 reflecting, among other things, (a) the Private Note Offering and application of the estimated net proceeds therefrom, (b) the Subsidiary Restructuring, (c) borrowings pursuant to the Credit Facility and (d) the Equity Investment and application of the proceeds therefrom. See "Prospectus Summary--Recent Developments", "Use of Proceeds" and "Description of Notes". This table should be read in conjunction with the other financial information appearing elsewhere in this Prospectus.

                                                           AS OF JUNE 30, 1998
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Current maturities of long-term debt.....................        $    --
                                                                 ========
Long-term debt, less current maturities:
  Credit Facility(1)(2)..................................        $287,000(3)
  12 3/4% Senior Notes due 2007..........................         127,464
  9 1/2% Senior Notes due 2004(4) .......................         125,000
  14% Senior Notes due 2004(4) ..........................         100,000
                                                                 --------
    Total long-term debt.................................         639,464(3)
Stockholder's equity:
  Common stock--$.01 par value,
   authorized 1,000 shares, issued and
   outstanding: 849 shares...............................             --
  Additional paid-in capital.............................         642,225
  Accumulated deficit....................................        (406,452)
                                                                 --------
                                                                  235,773
                                                                 --------
    Total capitalization.................................        $875,237
                                                                 ========

--------
(1) The Notes are structurally subordinated in right of payment to this obligation. This obligation is secured by certain assets and pledges of certain capital stock and benefits from certain guarantees. See "Prospectus Summary--Corporate Structure".

(2) Does not reflect Arch's use of the net proceeds from the Arch Tower Site Sale. Arch will use such net proceeds (estimated to be $36.0 million) to temporarily repay indebtedness under the Credit Facility until such amounts are used to purchase assets for use in Arch's business.

(3) If the MobileMedia Transaction is consummated, Arch expects to increase its total borrowings by approximately $350.0 to $355.0 million, consisting of either (a) approximately $150.0 million under the Credit Facility and approximately $200.0 million of Planned Arch Notes or (b) approximately $235.0 million under the Credit Facility and approximately $120.0 million under the Bridge Facility.

(4) The Notes rank pari passu in right of payment with this obligation.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  Prior to the Subsidiary Restructuring, ACE and USAM were wholly-owned subsidiaries of Parent. The Subsidiary Restructuring has been accounted for under the pooling of interests method. The following summary financial and operating data reflects the consolidated results and operating data of ACE and USAM as if Arch had been formed on September 1, 1992, the earliest date presented herein. See "Prospectus Summary--Recent Developments--Anticipated MobileMedia Transaction".

  The following summary financial and operating data as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 has been derived from Arch's audited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The following summary financial information and operating data as of and for the four months ended December 31, 1993 and 1994 and the year ended December 31, 1994 and each of the years in the two-year period ended August 31, 1994 has been derived from Parent's consolidated financial statements which are not included in this Prospectus. The following summary financial and operating data as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 have been derived from Arch's unaudited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. For certain other predecessor information, see footnote (8) to the following table. The following consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                          FOUR MONTHS                                                   SIX MONTHS
                       YEAR ENDED            ENDED                                                         ENDED
                     AUGUST 31, (1)    DECEMBER 31, (1)           YEAR ENDED DECEMBER 31,                JUNE 30,
                    -----------------  ------------------  ----------------------------------------  ------------------
                     1993      1994      1993      1994    1994 (1)  1995 (1)    1996       1997       1997      1998
                    -------  --------  --------  --------  --------  --------  ---------  ---------  --------  --------
                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Service, rental
 and maintenance
 revenues.........  $39,610  $ 55,139  $ 16,457  $ 22,847  $61,529   $138,466  $ 291,399  $ 351,944  $171,978  $184,280
Product sales.....    5,698    12,108     2,912     5,178   14,374     24,132     39,971     44,897    22,290    21,305
                    -------  --------  --------  --------  -------   --------  ---------  ---------  --------  --------
Total revenues....   45,308    67,247    19,369    28,025   75,903    162,598    331,370    396,841   194,268   205,585
Cost of products
 sold.............   (4,031)  (10,124)   (2,027)   (4,690) (12,787)   (20,789)   (27,469)   (29,158)  (14,291)  (14,690)
                    -------  --------  --------  --------  -------   --------  ---------  ---------  --------  --------
                     41,277    57,123    17,342    23,335   63,116    141,809    303,901    367,683   179,977   190,895
Operating
 expenses:
Service, rental
 and maintenance..    9,532    13,123     3,959     5,231   14,395     29,673     64,957     79,836    38,111    40,409
Selling...........    7,307    10,243     3,058     4,338   11,523     24,502     46,962     51,474    26,632    24,244
General and
 administrative...   13,123    17,717     5,510     7,022   19,229     40,448     86,181    106,041    51,345    56,516
Depreciation and
 amortization.....   13,764    16,997     5,549     6,873   18,321     60,037    191,101    231,376   119,681   107,915
Restructuring
 Charge...........      --        --        --        --       --         --         --         --        --     16,100
                    -------  --------  --------  --------  -------   --------  ---------  ---------  --------  --------
Operating income
 (loss)...........   (2,449)     (957)     (734)     (129)    (352)   (12,851)   (85,300)  (101,044)  (55,792)  (54,289)
Interest and non-
 operating
 expenses, net....   (2,861)   (4,112)   (1,132)   (1,993)  (4,973)   (20,397)   (49,060)   (62,884)  (31,013)  (32,703)
Equity in loss of
 affiliate (2)....      --        --        --        --       --         --      (1,968)    (3,872)   (1,812)   (2,219)
                    -------  --------  --------  --------  -------   --------  ---------  ---------  --------  --------
Income (loss)
 before income tax
 benefit and
 extraordinary
 item.............   (5,310)   (5,069)   (1,866)   (2,122)  (5,325)   (33,248)  (136,328)  (167,800)  (88,617) (89,211)
Income tax
 benefit..........      --        --        --        --       --       4,600     51,207     21,172    10,600       --
                    -------  --------  --------  --------  -------   --------  ---------  ---------  --------  --------
Income (loss)
 before
 extraordinary
 item.............   (5,310)   (5,069)   (1,866)   (2,122)  (5,325)   (28,648)   (85,121)  (146,628)  (78,017)  (89,211)
Extraordinary item
 (3)..............     (415)      --        --     (1,137)  (1,137)    (1,684)    (1,904)       --        --     (1,720)
                    -------  --------  --------  --------  -------   --------  ---------  ---------  --------  --------
Net income
 (loss)...........  $(5,725) $ (5,069) $ (1,866) $ (3,259) $(6,462)  $(30,332) $ (87,025) $(146,628) $(78,017) $(90,931)
                    =======  ========  ========  ========  =======   ========  =========  =========  ========  ========

                                              FOUR MONTHS                                                     SIX MONTHS
                           YEAR ENDED            ENDED                                                           ENDED
                         AUGUST 31, (1)    DECEMBER 31, (1)           YEAR ENDED DECEMBER 31,                  JUNE 30,
                         ----------------  ------------------  -----------------------------------------  --------------------
                          1993     1994      1993      1994    1994 (1)  1995 (1)     1996       1997       1997       1998
                         -------  -------  --------  --------  --------  ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS)
OTHER OPERATING DATA:
 EBITDA (4)............. $11,315  $16,040    $4,815    $6,744  $17,969     $47,186   $105,801   $130,332    $63,889    $69,726
 EBITDA margin (5)......      27%      28%       28%       29%      28%         33%        35%        35%        35%        37%
 Capital expenditures,
  excluding
  acquisitions.......... $20,853  $25,657    $7,486   $15,279  $33,450     $60,468   $155,575   $102,767    $56,444    $59,937
 Cash flows provided by
  operating activities..   8,721   14,781     5,306     4,680   14,155      16,874     40,476     64,606     36,010     44,332
 Cash flows used in
  investing activities.. (30,998) (28,982)   (7,486)  (34,364) (55,860)   (192,549)  (480,995)  (102,767)   (56,444)   (59,937)
 Cash flows provided by
  financing activities..  11,268   14,636    11,290    26,108   29,454     176,966    438,163     38,777     22,080     16,613
 Pagers in service at
  end of period......... 254,000  410,000   288,000   538,000  538,000   2,006,000  3,295,000  3,890,000  3,666,000  4,131,000
 Ratio of earnings to
  fixed
  charges (6)(7)........     --       --        --        --       --          --         --         --         --         --

                              AS OF
                         AUGUST 31, (1)           AS OF DECEMBER 31,
                         ---------------  -----------------------------------     AS OF
                          1993    1994     1994    1995     1996      1997    JUNE 30, 1998
                         ------- -------  ------- ------- --------- --------- -------------
                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Current assets.........  $4,690  $6,751   $8,483 $33,655   $41,385   $49,584    $52,238
 Total assets...........  62,209  76,255  117,858 784,019 1,134,328 1,010,046    960,783
 Long-term debt, less
  current maturities....  49,748  67,328   93,420 429,559   605,513   623,000    639,464
 Stockholder's equity...   1,563  (3,304)   9,368 276,543   451,847   302,042    235,773

---------------------
(1) Old Parent was incorporated in January 1986 in Delaware and conducted its operations through wholly-owned direct and indirect subsidiaries. On September 7, 1995, Old Parent completed the USA Mobile Merger. In accordance with generally accepted accounting principles, Old Parent was treated as the acquirer in the USA Mobile Merger for accounting and financial reporting purposes, and Parent reports the historical financial statements of Old Parent as the historical financial statements of Parent. Effective January 1, 1995, Parent changed its fiscal year end from August 31 to December 31.
(2) Represents Arch's share of Benbow's losses since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources --Acquisitions".
(3) Reflects extraordinary charge resulting from prepayment of indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".

(4) EBITDA is a commonly used measure of financial performance in the paging industry and is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with covenants under their respective indebtedness, but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. EBITDA does not reflect restructuring charge, equity in loss of affiliate, income tax benefit, interest and non-operating expenses, net and extraordinary items.

(5) Calculated by dividing EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to net revenues as an indicator of the efficiency of a company's operations.

(6) For the purpose of this calculation, "earnings" consist of net income
    (loss) before income taxes, restructuring charges and fixed charges. "Fixed charges" consist of interest expense and amortization of debt discount and related expenses believed by management to be representative of the interest factor thereon.

(7) Earnings were insufficient to cover fixed charges for the years ended August 31, 1993 and 1994, the four months ended December 31, 1993 and 1994, the years ended December 31, 1994, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 by $5.7 million, $5.1 million, $1.9 million, $3.3 million, $6.5 million, $34.9 million, $138.2 million, $167.8 million, $88.6 million and $90.9 million, respectively.
(8) As described in footnote (1), summary Statement of Operations Data in the foregoing table reports the historical financial information of Old Parent as the historical financial information of Arch. Set forth below is summary Statement of Operations Data for USAM prior to the USA Mobile Merger. In connection with the USA Mobile Merger, Parent applied purchase accounting adjustments to the historical USAM data which primarily resulted in higher values being assigned to intangible assets and related increases in amortization expense. As a result, the following information is not comparable to the financial statements of USAM subsequent to the USA Mobile Merger:

                                  YEAR ENDED DECEMBER 31,      PERIOD FROM
                                  ------------------------  JANUARY 1, 1995 TO
                                     1993         1994      SEPTEMBER 7, 1995
                                  -----------  -----------  ------------------
                                            (DOLLARS IN THOUSANDS)
   STATEMENT OF OPERATIONS DATA:
    Service, rental and
     maintenance revenues........ $    42,249  $    52,688       $ 72,185
    Product sales................       5,770        8,482          9,996
                                  -----------  -----------       --------
    Total revenues...............      48,019       61,170         82,181
    Cost of products sold........      (3,289)      (5,663)        (6,726)
                                  -----------  -----------       --------
                                       44,730       55,507         75,455
    Operating expenses:
    Service, rental and
     maintenance.................       7,306        9,895         13,875
    Selling......................       7,596        7,996         11,916
    General and administrative...      11,323       13,710         19,267
    Depreciation and
     amortization................      12,805       17,491         29,239
                                  -----------  -----------       --------
    Operating income (loss)......       5,700        6,415          1,158
    Interest and non-operating
     expenses, net...............      (8,565)     (16,260)       (26,366)
                                  -----------  -----------       --------
    Income (loss) before income
     tax benefit and
     extraordinary item..........      (2,865)      (9,845)       (25,208)
    Income tax benefit...........         --           --           2,675
                                  -----------  -----------       --------
    Net income (loss)............ $    (2,865) $    (9,845)      $(22,533)
                                  ===========  ===========       ========
   OTHER OPERATING DATA:
    EBITDA....................... $    18,505  $    23,906       $ 30,397
    EBITDA margin................          41%          43%            40%
    Capital expenditures,
     excluding acquisitions...... $    16,126  $    33,887       $ 36,856
    Pagers in service at end of
     period......................     354,000      720,000        959,000

                                                         AS OF DECEMBER 31,
                                                       ------------------------
                                                          1993         1994
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
   BALANCE SHEET DATA:
    Current assets.................................... $     7,411  $    52,918
    Total assets......................................      51,453      272,245
    Long-term debt, less current maturities...........       1,826      228,305
    Stockholders' equity (deficit)....................     (84,801)      (4,051)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion and analysis should be read in conjunction with Arch's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on EBITDA). Arch had 4.1 million pagers in service at June 30, 1998. From January 1, 1995 through June 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 79.0%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 56.1%.

  Arch derives the majority of its revenues from fixed periodic (usually monthly) fees, not dependent on usage, charged to subscribers for paging services. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons: (i) an increase in the number of subscriber owned and reseller owned pagers for which Arch receives no recurring equipment revenue and (ii) an increase in the number of reseller customers whose airtime is purchased at wholesale rates. The reduction in average paging revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over such period. Furthermore, recent data indicates such rate of decline has slowed.

  Arch has achieved significant growth in pagers in service and operating cash flow through a combination of internal growth and acquisitions, including USA Mobile in September 1995 and Westlink Holdings, Inc. ("Westlink") in May 1996. Arch's total revenues have increased from $162.6 million in the year ended December 31, 1995 to $331.4 million in the year ended December 31, 1996 and to $396.8 million in the year ended December 31, 1997. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per pager operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $30.3 million, $87.0 million and $146.6 million in the years ended December 31, 1995, 1996 and 1997, respectively, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in its EBITDA from $47.2 million in the year ended December 31, 1995 to $105.8 million in the year ended December 31, 1996 and to $130.3 million in the year ended December 31, 1997.

  EBITDA is a commonly used measure of financial performance in the paging industry and also is one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the covenants under their respective debt agreements, but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles. One of Arch's financial objectives is to increase its EBITDA, as such earnings are a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of pagers and paging system equipment, construction and expansion of paging systems, and possible acquisitions. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies.

SHIFT IN OPERATING FOCUS

  In April 1997, Parent reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Parent has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service slowed during the second half of 1997 and is expected to remain below the rates of internal growth previously achieved by Arch. Parent is also reviewing the possible sale of non-strategic assets. In April 1998, Parent announced an agreement to sell certain of Arch's tower site assets in the Arch Tower Site Sale for approximately $38.0 million in cash (subject to adjustment). In the Arch Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 134 sites in 22 states and is renting space on the towers on which it currently operates communications equipment to service its own paging network. Arch is using its net proceeds from the Arch Tower Site Sale (estimated to be $36.0 million) to repay indebtedness. Arch held the initial closing of the Arch Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to Benbow for certain assets which Benbow sold as part of the initial closing), held a second closing on September 29, 1998 with gross proceeds to Arch of $20.4 million and currently expects to hold the final closing for the balance of the transaction in the fourth quarter of 1998, although no assurance can be given that the final closing will be held as expected. The closing of the Arch Tower Site Sale is subject to receipt of customary regulatory approvals and other conditions. See "Business--Arch--Investments in Narrowband PCS Licenses".

DIVISIONAL REORGANIZATION

  In June 1998, Parent's Board of Directors approved the Divisional Reorganization. As part of the Divisional Reorganization, which will be implemented over a period of 18 to 24 months, Parent plans to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. Once fully implemented, the Divisional Reorganization is expected to result in annual cost savings of approximately $15.0 million Arch expects to reinvest a portion of these cost savings to expand its sales activities.

  In connection with the Divisional Reorganization, Parent (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other real estate assets and (iii) recorded a restructuring charge of $16.1 million during the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance and benefits, (ii) $3.5 million for lease obligations and terminations and (iii) $2.9 million for the writedown of related assets. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia could have a material adverse effect on Arch following the MobileMedia Transaction. See Note 9 to Arch's Consolidated Financial Statements.

  The Subsidiary Restructuring is described under "Business--General".

RESULTS OF OPERATIONS

  The following table presents certain items from Arch's Consolidated Statements of Operations as a percentage of net revenues (total revenues less cost of products sold) and certain other information for the periods indicated:

                                                               SIX MONTHS
                                                                  ENDED
                                 YEAR ENDED DECEMBER 31,        JUNE 30,
                                 ---------------------------   -------------
                                  1995      1996      1997     1997    1998
                                 -------   -------   -------   -----   -----
Total revenues..................   114.7 %   109.0 %   107.9 % 107.9 % 107.7 %
Cost of products sold...........   (14.7)     (9.0)     (7.9)   (7.9)   (7.7)
                                 -------   -------   -------   -----   -----
Net revenues....................   100.0     100.0     100.0   100.0   100.0
Operating expenses:
  Service, rental and
   maintenance..................    20.9      21.4      21.7    21.2    21.2
  Selling.......................    17.3      15.4      14.0    14.8    12.7
  General and administrative....    28.5      28.4      28.9    28.5    29.6
  Depreciation and
   amortization.................    42.4      62.9      62.9    66.5    56.5
  Restructuring charge..........     --        --        --      --      8.4
                                 -------   -------   -------   -----   -----
Operating income (loss).........    (9.1)%   (28.1)%   (27.5)% (31.0)% (28.4)%
                                 =======   =======   =======   =====   =====
Net income (loss)...............   (21.4)%   (28.6)%   (39.9)% (43.3)% (47.6)%
                                 =======   =======   =======   =====   =====
EBITDA..........................    33.3 %    34.8 %    35.4 %  35.5 %  36.5 %
                                 =======   =======   =======   =====   =====
Annual service, rental and
 maintenance expenses per
 pager.......................... $    28   $    25   $    22   $  22   $  20

 Six Months Ended June 30, 1998 Compared with Six Months Ended June 30, 1997

  Total revenues increased $11.3 million, or 5.8% , to $205.6 million in the six months ended June 30, 1998 from $194.3 million in the six months ended June 30, 1997, and net revenues (total revenues less cost of products sold) increased $10.9 million, or 6.1%, from $180.0 million to $190.9 million over the same period. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of pagers, increased $12.3 million, or 7.2%, to $184.3 million in the six months ended June 30, 1998 from $172.0 million in the six months ended June 30, 1997. These increases in revenues were due primarily to an increase through internal growth in the number of pagers in service from 3.7 million at June 30, 1997 to
4.1 million at June 30, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the six months ended June 30, 1998 and 1997. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, decreased 17.3% to $6.6 million in the six months ended June 30, 1998 from $8.0 million in the six months ended June 30, 1997 as a result of a decline in the average revenue per pager sold.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $40.4 million (21.2% of net revenues) in the six months ended June 30, 1998 from $38.1 million (21.2% of net revenues) in the six months ended June 30, 1997. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. As existing paging systems become more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber decreased to $20 in the six months ended June 30, 1998 from $22 in the six months ended June 30, 1997.

  Selling expenses decreased to $24.2 million (12.7% of net revenues) in the six months ended June 30, 1998 from $26.6 million (14.8% of net revenues) in the six months ended June 30, 1997. The decrease was due primarily to a decrease in the number of net new subscriber additions and nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new pagers in service resulting from internal growth decreased by 35.0% in the six months ended June 30, 1998 compared to the six months ended June 30, 1997. Most selling expenses are directly related to the number of net new subscribers added.

  General and administrative expenses increased to $56.5 million (29.6% of net revenues) in the six months ended June 30, 1998 from $51.3 million (28.5% of net revenues) in the six months ended June 30, 1997. The increase was due primarily to administrative and facility costs associated with supporting more pagers in service.

  Depreciation and amortization expenses decreased to $107.9 million in the six months ended June 30, 1998 from $119.7 million in the six months ended June 30, 1997. These expenses reflect Arch's acquisitions of paging businesses in prior periods, accounted for as purchases, and investment in pagers and other system expansion equipment to support growth.

  Operating loss decreased to $54.3 million in the six months ended June 30, 1998 from $55.8 million in the six months ended June 30, 1997 as a result of the factors outlined above, including the $16.1 million restructuring charge recorded in the second quarter of 1998.

  Net interest expense increased to $32.7 million in the six months ended June 30, 1998 from $31.0 million in the six months ended June 30, 1997. The increase was attributable to an increase in Arch's average outstanding debt.

  Arch recognized an income tax benefit of $10.6 million in the six months ended June 30, 1997 representing the tax benefit of operating losses incurred subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisition of USA Mobile in September 1995 and Westlink in May 1996. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch has established a valuation reserve against its deferred tax asset which reduced the income tax benefit to zero. Arch does not expect to recover, in the foreseeable future, its deferred tax asset and will continue to increase its valuation reserve accordingly.

  In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

  Net loss increased to $90.9 million in the six months ended June 30, 1998 from $78.0 million in the six months ended June 30, 1997 as a result of the factors outlined above.

  EBITDA increased 9.1% to $69.7 million (36.5% of net revenues) in the six months ended June 30, 1998 from $63.9 million (35.5% of net revenues) in the six months ended June 30, 1997 as a result of the factors outlined above.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  Total revenues increased $65.5 million, or 19.8%, to $396.8 million in the year ended December 31, 1997 from $331.4 million in the year ended December 31, 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in the year ended December 31, 1997 from $291.4 million in the year ended December 31, 1996. These increases in revenues were due primarily to the increase in the number of pagers in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1996 and 1997. Product sales, less cost of products sold, increased 25.9% to $15.7 million in the year ended December 31, 1997 from $12.5 million in the year ended December 31, 1996 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $79.8 million (21.7% of net revenues) in the year ended December 31, 1997 from $65.0 million (21.4% of net revenues) in the year ended December 31, 1996. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $22 in the year ended December 31, 1997 from $25 in the year ended December 31, 1996.

  Selling expenses increased to $51.5 million (14.0% of net revenues) in the year ended December 31, 1997 from $47.0 million (15.4% of net revenues) in the year ended December 31, 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote

Arch's Arch Paging brand identity. Arch's selling cost per net new pager in service increased to $87 in the year ended December 31, 1997 from $58 in the year ended December 31, 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new pagers put into service.

  General and administrative expenses increased to $106.0 million (28.9% of net revenues) in the year ended December 31, 1997 from $86.2 million (28.4% of net revenues) in the year ended December 31, 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more pagers in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's National Services Division. See "Business--Subscribers and Marketing".

  Depreciation and amortization expenses increased to $231.4 million (62.9% of net revenues) in the year ended December 31, 1997 from $191.1 million (62.9% of net revenues) in the year ended December 31, 1996. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

  Operating loss increased to $101.0 million in the year ended December 31, 1997 from $85.3 million in the year ended December 31, 1996 as a result of the factors outlined above.

  Net interest expense increased to $62.9 million in the year ended December 31, 1997 from $49.1 million in the year ended December 31, 1996. The increase was attributable to an increase in Arch's average outstanding debt. See Note 3 to Arch's Consolidated Financial Statements.

  During the years ended December 31, 1997 and 1996, Arch recognized income tax benefits of $21.2 million and $51.2 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

  Net loss increased to $146.6 million in the year ended December 31, 1997 from $87.0 million in the year ended December 31, 1996 as a result of the factors outlined above. Included in the net loss for the years ended December 31, 1997 and 1996 were charges of $3.9 million and $2.0 million, respectively, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

  EBITDA increased 23.2% to $130.3 million (35.4% of net revenues) in the year ended December 31, 1997 from $105.8 million (34.8% of net revenues) in the year ended December 31, 1996 as a result of the factors outlined above.

 Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

  Total revenues increased $168.8 million, or 103.8%, to $331.4 million in the year ended December 31, 1996 from $162.6 million in the year ended December 31, 1995 and net revenues increased $162.1 million, or 114.3%, from $141.8 million to $303.9 million over the same period. Service, rental and maintenance revenues increased $152.9 million, or 110.4%, to $291.4 million in the year ended December 31, 1996 from $138.5 million in the year ended December 31, 1995. These increases in revenues were due primarily to the increase in the number of pagers in service from 2.0 million at December 31, 1995 to 3.3 million at December 31, 1996. Acquisitions of paging companies added 0.5 million pagers in service during 1996, with the remaining 0.8 million pagers added through internal growth. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1995 and 1996. Product sales, less cost of products sold, increased 274.0% to $12.5 million in the year ended December 31, 1996 from $3.3 million in the year ended December 31, 1995 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $65.0 million (21.4% of net revenues) in the year ended December 31, 1996 from $29.7 million (20.9% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $25 in the year ended December 31, 1996 from $28 in the year ended December 31, 1995.

  Selling expenses increased to $47.0 million (15.4% of net revenues) in the year ended December 31, 1996 from $24.5 million (17.3% of net revenues) in the year ended December 31, 1995. The increase in selling expenses was due to the addition of sales personnel to support continued growth in the subscriber base, as the number of net new pagers in service resulting from internal growth increased by 122.7% from the year ended December 31, 1995 to the year ended December 31, 1996. Arch's selling cost per net new pager in service decreased to $58 in the year ended December 31, 1996 from $67 in the year ended December 31, 1995, primarily due to increased sales through indirect distribution channels.

  General and administrative expenses increased to $86.2 million (28.4% of net revenues) in the year ended December 31, 1996 from $40.4 million (28.5% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with supporting more pagers in service.

  Depreciation and amortization expenses increased to $191.1 million (62.9% of net revenues) in the year ended December 31, 1996 from $60.0 million (42.4% of net revenues) in the year ended December 31, 1995. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

  Operating loss increased to $85.3 million in the year ended December 31, 1996 from $12.9 million in the year ended December 31, 1995 as a result of the factors outlined above.

  Net interest expense increased to $49.1 million in the year ended December 31, 1996 from $20.4 million in the year ended December 31, 1995. The increase was attributable to an increase in Arch's average outstanding debt.

  During the years ended December 31, 1996 and 1995, Arch recognized income tax benefits of $51.2 million and $4.6 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996 and 1995, Arch recognized an extraordinary charge of $1.9 million and $1.7 million, respectively, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under separate prior credit facilities.

  Net loss increased to $87.0 million in the year ended December 31, 1996 from $30.3 million in the year ended December 31, 1995 as a result of the factors outlined above. Included in the net loss for the year ended December 31, 1996 was a charge of $2.0 million representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

  EBITDA increased 124.2% to $105.8 million (34.8% of net revenues) in the year ended December 31, 1996 from $47.2 million (33.3% of net revenues) in the year ended December 31, 1995 as a result of the factors outlined above.

LIQUIDITY AND CAPITAL RESOURCES

  Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for pagers and paging system equipment, to service debt and to finance acquisitions.

 Capital Expenditures and Commitments

  Excluding acquisitions of paging businesses, Arch's capital expenditures were $60.5 million in the year ended December 31, 1995, $155.6 million in the year ended December 31, 1996, $102.8 million in the year ended December 31, 1997 and $56.4 million in the six months ended June 30, 1998. To date, Arch has funded its capital expenditures with net cash provided by operating activities, the incurrence of debt and advances from Parent.

  Arch currently anticipates capital expenditures of approximately $85 million to $90 million for the year ending December 31, 1998, primarily for the purchase of pagers, paging system equipment and transmission equipment, as well as expenditures for information systems and advances to Benbow (as described below). Such amounts are subject to change based on Arch's internal growth rate and acquisition activity, if any, during 1998. Included in Arch's anticipated capital expenditures for 1998 is funding to upgrade hardware and internally develop software for a centralized billing and management information system which is expected to offer the back office capability to support significant future growth and to address year 2000 issues. See "Risk Factors--Impact of the Year 2000 Issue". Arch believes that it will have sufficient cash available from operations and credit facilities to fund these expenditures.

  Parent is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance to Benbow sufficient funds to service its license related debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system. Arch estimates that the total cost to Benbow of servicing its debt obligations and constructing an N-PCS system (including the effect of Benbow's acquisition of Page Call, Inc. ("Page Call")) will be approximately $100.0 million over the next five years. Arch currently anticipates that approximately $40.0 million (approximately $10.0 million in each of the next four years) of such amount will be funded by Arch and the balance will be funded through vendor financing and other sources. Arch is also funding ongoing obligations in connection with Benbow's recent acquisition of Page Call. See "Business--Investments in Narrowband PCS Licenses".

  The amount of capital required by Parent following the MobileMedia Transaction will depend on a number of factors, including subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Parent's N-PCS strategy, acquisition strategies and opportunities.

 Other Commitments and Contingencies

  Commencing January 1, 1999, interest payments on the Notes equal to $8.3 million will be payable semi-annually in arrears on January 1 and July 1 of each year until scheduled maturity on July 1, 2007. Arch expects to service the interest payments on the Notes out of cash made available to it by its subsidiaries. The ability of Arch to make payments of principal and interest on the Notes will be dependent upon Arch's subsidiaries achieving and sustaining levels of performance in the future that would permit such subsidiaries to pay dividends, distributions or fees to Arch which are sufficient to permit such payments on the Notes. Many factors, some of which will be beyond Arch's control, such as prevailing economic conditions, will affect the performance of Arch's subsidiaries. There can be no assurance that Arch's subsidiaries will be able to generate sufficient cash flow to cover required interest and principal payments on their current and future indebtedness or the Notes. If Arch is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available or, if available, that it will be on terms acceptable to Arch, that Arch will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. See "Risk Factors--Debt Service; Limitations on Access to Cash Flow of Operating Subsidiaries".

  Interest payments on the $467.4 million principal amount at maturity of Parent Discount Notes commence September 15, 2001. Parent expects to service such interest payments out of cash made available to it by Arch and Arch's subsidiaries. Based on the principal amount of Parent Discount Notes presently outstanding, such interest payments will equal $25.4 million on March 15 and September 15 of each year until scheduled maturity on March 15, 2008. Limitations contained in the Credit Facility, the Indenture and the indentures under which the 9 1/2% Notes and the 14% Notes are outstanding would not currently permit Arch and its subsidiaries to make sufficient payments to Parent to enable Parent to pay interest on the Parent Discount Notes. Arch may need to modify the Credit Facility, amend the indentures under which the USAM Notes are outstanding or redeem the USAM Notes in order to make payments to enable Parent to pay interest on the Parent Discount Notes. No assurance can be given that, if necessary, Arch would be able to modify the Credit Facility, amend such indentures or redeem the USAM Notes. A default by Parent in its payment obligations under the Parent Discount Notes could have a material adverse effect on the business, financial condition, results of operations or prospects of Parent or Arch or Arch's ability to make payments with respect to the Notes when due. See "Risk Factors--Holding Company Structure and Structural Subordination of the Notes".

  If the MobileMedia Transaction is consummated, Parent will be obligated to pay $479.0 million to creditors of MobileMedia, pay approximately $85.0 million of administrative, transactional and related costs, raise $217.0 million through a rights offering of its stock, cause Arch and API to borrow an estimated total of $350.0 to $355.0 million, and issue certain stock, warrants and stock purchase rights.

  If MobileMedia terminates the MobileMedia Transaction as the result of Parent being in material breach of its representations, warranties and covenants, the failure of Parent's Board of Directors to recommend the MobileMedia Transaction for stockholder approval or the failure of the MobileMedia Transaction to be approved by Parent's stockholders, or Parent or MobileMedia terminates the MobileMedia Transaction as a result of Parent's failure to obtain the financing necessary to effect the MobileMedia Transaction (when all other conditions to Parent's obligations to close have been satisfied), and at the time of such termination MobileMedia is not in material breach of any material covenant or obligation required to be performed by MobileMedia thereunder at or before such time and is not in breach of its representations and warranties (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on MobileMedia), then Parent will be required to pay to MobileMedia as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) the $32.5 million MobileMedia Breakup Fee. Parent would also be solely responsible for its own fees and expenses in connection with the MobileMedia Transaction, which are estimated at between $15.0 million and $30.0 million (depending on the date of termination). If the MobileMedia Transaction is terminated for reasons that do not require payment of a MobileMedia Breakup Fee by Parent, Parent would be responsible for its own fees and expenses, subject in certain specified circumstances to payment by MobileMedia of a breakup fee to Parent in the amount of $25.0 million.

 Credit Facility

  On June 29, 1998, the Credit Facility was amended and restated to establish a $400.0 million Credit Facility consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan which was available in a single drawing on the closing date (the "Tranche C Facility").

  The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006. See "Description of Certain Indebtedness--Credit Facility".

  Effective as of August 18, 1998, API, in contemplation of the MobileMedia Transaction, The Bank of New York, Royal Bank of Canada, Barclay's Bank, PLC and Toronto Dominion (Texas), Inc. executed a commitment letter for the Credit Facility Increase, which, subject to approval by each of API's lenders, would result in up to a $25.0 million increase in the Tranche A Facility, up to a $25.0 million increase in the Tranche B Facility and up to a $200.0 million increase in the Tranche C Facility. See "Description of Certain Indebtedness-- Credit Facility" and "Risk Factors--Credit Facility and Indenture Restrictions".

 Planned Arch Notes

  Arch intends to seek to issue approximately $200.0 million of unsecured Planned Arch Notes to institutional investors in one or more private placements to be effected prior to consummation of the MobileMedia

Transaction during the first quarter of 1999. The interest rate, maturity, redemption rights (if any) and other financial terms of such Notes would be negotiated with prospective investors prior to issuance in light of then prevailing market conditions. No assurance can be given that Arch will be able to issue such Notes on satisfactory terms, or at all.

 Bridge Facility

  Effective as of August 8, 1998, ACI and the Bridge Lenders executed a commitment letter for the Bridge Facility pursuant to which a $120.0 million term loan will be available for a single drawing on the closing date of the MobileMedia transaction. See "Description of Certain Arch Indebtedness--Bridge Facility" and "Risk Factors--Credit Facility and Indenture Restrictions".

 Sources of Funds

  Arch's net cash provided by operating activities was $16.9 million, $40.5 million and $64.6 million in the years ended December 31, 1995, 1996 and 1997, respectively, and $44.3 million in the six months ended June 30, 1998.

  Arch believes that its capital needs for the foreseeable future will be funded with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see
Note 3 of Notes to Arch's Consolidated Financial Statements. Arch's ability to access future borrowings will be dependent, in part, on its ability to continue to grow its EBITDA. After giving effect to the Private Note Offering and application of the net proceeds therefrom as described under "Use of Proceeds", borrowings pursuant to the Credit Facility and the completion of the Equity Investment and application of the proceeds therefrom, Arch had $287.0 million outstanding, and approximately $67.3 million in immediately available borrowing capacity, under the $400.0 million Credit Facility. See "Risk Factors--Indebtedness and High Degree of Leverage".

  After giving pro forma effect to the MobileMedia Transaction and assuming an offering of the Planned Arch Notes, Arch estimates it will have $415.0 million outstanding under the Credit Facility, and approximately $185.0 million in available borrowing capacity under the Credit Facility. If Arch is unable to complete the Planned Arch Notes offering and therefore borrows under the Bridge Facility, Arch estimates that the principal amount outstanding under the Credit Facility would increase to $495.0 million and available borrowing capacity would be reduced to approximately $105.0 million.

 Equity Investment

  On June 29, 1998, two partnerships managed by Sandler Capital Management Company, an investment management firm ("Sandler"), together with certain other private investors, made an equity investment of $25.0 million in Parent in the form of Series C Preferred Stock. Simultaneously, Parent contributed to Arch as the Equity Investment $24.0 million of the net proceeds from the sale of Series C Preferred Stock, Arch contributed such amount to API as an equity investment and API used such amount to repay indebtedness under ACE's former credit facility as part of the establishment of the Credit Facility.

  The Series C Preferred Stock: (i) is convertible into Common Stock of Parent at an initial conversion price of $5.50 per share, subject to certain adjustments; (ii) bears dividends at an annual rate of 8.0%, (A) payable quarterly in cash or, at Parent's option, through the issuance of shares of Parent's Common Stock valued at 95% of the then prevailing market price or (B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Parent; (iii) permits the holders after seven years to require Parent, at Parent's option, to redeem the Series C Preferred Stock for cash or convert such shares into Parent's Common Stock valued at 95% of the then prevailing market price of Parent's Common Stock; (iv) is subject to redemption for cash or conversion into Parent's Common Stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined in the Indenture governing the Parent

Discount Notes (the "Parent Discount Notes Indenture"), requires Parent, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Parent's Common Stock valued at 95% of the then prevailing market price of Parent's Common Stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Parent;
(vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the Parent Discount Notes Indenture; and
(viii) has certain voting and preemptive rights. The holders of the Series C Preferred Stock also received customary registration and information rights. See "Description of Certain Indebtedness--Parent Discount Notes".

  So long as at least 50% of the Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock have the right, voting as a separate class, to designate one member of the Boards of Directors of Parent and Arch, and such director will have the right to be a member of any committee of such Boards of Directors. See "Management--Directors and Executive Officers".

  Immediately prior to the Series C Preferred Stock financing, partnerships managed by Sandler owned 4.3% of Parent's outstanding Common Stock. After giving effect to the issuance of the Series C Preferred Stock, the holders of the Series C Preferred Stock beneficially owned (including the Common Stock owned by partnerships managed by Sandler) 21.3% of Parent's Common Stock. The investors in the Series C Preferred Stock financing agreed to certain "standstill" provisions limiting their beneficial ownership in Parent to 24.99% (provided that the receipt of Parent's Common Stock in payment of dividends on the Series C Preferred Stock does not constitute a breach of this limitation).

 Acquisitions

  In May 1996, Arch completed its acquisition of Westlink for aggregate consideration of $325.4 million in cash (including direct transaction costs). In September 1995, Parent completed its acquisition of USA Mobile (USAM's former parent) for an aggregate consideration of $582.2 million, consisting of $88.9 million in cash (including direct transaction costs), 7,599,493 shares of Parent's Common Stock valued at $209.0 million on the date of completion and the assumption of liabilities of $284.3 million, including $241.2 million of long-term debt. During 1995, Arch also completed five additional acquisitions for aggregate consideration of $36.1 million in cash plus the issuance of 395,000 shares of Parent's Common Stock valued at $6.9 million on the date of completion. See Note 2 of Notes to Arch's Consolidated Financial Statements.

  Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such consolidation, either as an acquiror or an acquiree. Arch has evaluated and expects to continue to evaluate possible acquisition transactions on an ongoing basis and, at the present time is, and at any given time may be, engaged in discussions with respect to possible acquisitions or other business combinations. See "Prospectus Summary--Recent Developments--Anticipated MobileMedia Transaction" and "Risk Factors--Possible Acquisition Transactions".

  For a description of the proposed MobileMedia Transaction and certain of its anticipated effects on Parent and Arch, see "--Other Commitments and Consequences", "Prospectus Summary--Anticipated MobileMedia Transaction" and "Risk Factors--Possible Acquisition Transactions" and "--Possible Non-Consummation of the MobileMedia Transaction".

INFLATION

  Inflation has not had a material effect on Arch's operations to date. Paging systems equipment and operating costs have not increased in price and Arch's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their pagers. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

RECENT AND PENDING ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a set of general-purpose financial statements. The Company adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch intends to adopt SFAS No. 131 for its year ending December 31, 1998. The adoption of this standard is not expected to have a significant impact on its reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. Arch intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2000. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements, however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

                                   BUSINESS

GENERAL

  Arch is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on EBITDA). Arch had 4.1 million pagers in service at June 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

  Arch has achieved significant growth in pagers in service and operating cash flow through a combination of internal growth and acquisitions. From January 1, 1995 through June 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 79.0%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 56.1%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase.

  The following table sets forth certain information regarding the approximate number of pagers in service with Company subscribers and net increases in number of pagers through internal growth and acquisitions during the periods indicated:

                         PAGERS IN SERVICE   NET INCREASE IN
                          AT BEGINNING OF     PAGERS THROUGH       INCREASE IN PAGERS     PAGERS IN SERVICE
YEAR ENDED AUGUST 31,         PERIOD       INTERNAL GROWTH  (1) THROUGH ACQUISITIONS  (2) AT END OF PERIOD
---------------------    ----------------- -------------------- ------------------------- -----------------
1987....................         4,000             3,000                   12,000                19,000
1988....................        19,000             8,000                    3,000                30,000
1989....................        30,000            14,000                   34,000                78,000
1990....................        78,000            20,000                    4,000               102,000
1991....................       102,000            24,000                    1,000               127,000
1992....................       127,000            33,000                      --                160,000
1993....................       160,000            70,000                   24,000               254,000
1994....................       254,000           138,000                   18,000               410,000
FOUR MONTHS ENDED
DECEMBER 31,
-----------------
1994....................       410,000            64,000                   64,000               538,000
YEAR ENDED DECEMBER 31,
-----------------------
1995....................       538,000           366,000                1,102,000             2,006,000
1996....................     2,006,000           815,000                  474,000             3,295,000
1997....................     3,295,000           595,000                      --              3,890,000
SIX MONTHS ENDED JUNE
30,
---------------------
1998....................     3,890,000           241,000                      --              4,131,000

---------------------
(1) Includes internal growth in acquired paging businesses after their acquisition by Arch. Increases in pagers through internal growth are net of subscriber cancellations during each applicable period.
(2) Based on pagers in service of acquired paging businesses at the time of their acquisition by Arch.

  Old Parent was incorporated in January 1986 in Delaware and conducted its operations through wholly-owned direct and indirect subsidiaries. In September 1995, Old Parent completed the USA Mobile Merger. In accordance with generally accepted accounting principles, Old Parent was treated as the acquirer in the USA Mobile Merger for accounting and financial reporting purposes, and Parent reports the historical financial statements of Old Parent as the historical financial statements of Parent.

  On June 29, 1998, Arch effected the Subsidiary Restructuring involving certain of its direct and indirect wholly owned subsidiaries. In the ACE/USAM Merger, ACE was merged with API, which was then a subsidiary of USAM. In connection with the ACE/USAM Merger, USAM changed its name to Arch Communications, Inc. and issued 100 shares of its common stock to Parent. Immediately prior to and in connection with the ACE/USAM Merger, (i) USAM contributed its operating assets and liabilities to an existing subsidiary of USAM, (ii) The Westlink Company, which held ACE's 49.9% equity interest in Benbow, distributed its Benbow assets and liabilities to a new subsidiary of ACE, The Westlink Company II, (iii) ACE contributed its operating assets and liabilities to an existing subsidiary of ACE, (iv) all of USAM's subsidiaries were merged into API, and (v) The Westlink Company II was merged into a new API subsidiary, Benbow Investments, Inc.

PAGING INDUSTRY OVERVIEW

  Paging is a method of wireless communication which uses an assigned radio frequency to contact a paging subscriber anywhere within a designated service area. A subscriber carries a pager which receives messages by the broadcast of a one-way radio signal. To contact a subscriber, a message is usually sent by placing a telephone call to the subscriber's designated telephone number. The telephone call is received by an electronic paging switch which generates a signal that is sent to radio transmitters in the service area. Depending upon the topography of the service area, the operating radius of a radio transmitter typically ranges from three to 20 miles. The transmitters broadcast a signal that is received by the pager a subscriber carries, which alerts the subscriber by a tone or vibration that there is a voice, tone, digital or alphanumeric message.

  The paging industry has been in existence since 1969 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. Throughout its history, the paging industry has been characterized by consolidation, substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. Since the 1980s, concentration in the paging industry has increased as paging companies continue to grow rapidly either internally or through acquisitions.

  Arch believes that paging is the most cost-effective form of mobile wireless communications. Paging has an advantage over conventional telephone service because a pager's reception is not restricted to a single location, and over a cellular telephone or broadband PCS handset because a pager is smaller, has a longer battery life and, most importantly, because pagers and air time required to transmit an average message cost less than equipment and air time for cellular telephones or broadband PCS handsets. Paging subscribers generally pay a flat monthly service fee for pager services, regardless of the number of messages, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. For these reasons, some cellular subscribers use a pager in conjunction with their cellular telephone to screen incoming calls and thus lower the expense of cellular telephone service, and to a lesser extent, some broadband PCS subscribers use a pager in conjunction with their broadband PCS handsets, which often incorporate messaging functions, but have a much shorter battery life.

  Industry sources estimate that, since 1992, the number of pagers in service in the United States has grown at an annual rate of approximately 25% and will continue to grow at an annual rate of approximately 8% through the year 2001. Based on industry sources, Arch believes that there were in excess of 49 million pagers in service in the United States at December 31, 1997. Factors contributing to this growth include: (i) a continuing shift towards a service-based economy; (ii) increasing mobility of workers and the population at large; (iii) increasing awareness of the benefits of mobile communications among the population at large; (iv) the relatively high cost of two-way mobile communications, such as cellular telephone services; (v) introduction of new or enhanced paging services, including nationwide paging capability; (vi) continuing improvements in the performance of paging equipment; and (vii) significant price/performance improvements in paging services. The paging industry has undergone substantial consolidation over the past ten years, and Arch believes that the top five paging carriers represent approximately 50% of the pagers in service. Nonetheless, Arch believes that the paging industry remains fragmented, with more than 300 licensed carriers in the United States, and will continue to undergo consolidation.

  The paging industry has benefited from technological advances resulting from research and development conducted by vendors of pagers and transmission equipment. Such advances include microcircuitry, liquid crystal display technology and standard digital encoding formats, which have enhanced the capability and capacity of paging services while lowering equipment and air time costs. Technological improvements have enabled Arch to provide better quality services at lower prices to its subscribers and have generally contributed to strong growth in the market for paging services.

  The paging industry has traditionally distributed its services through direct marketing and sales activities. In recent years, additional channels of distribution have evolved, including: (i) carrier-operated stores; (ii) resellers, who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (iii) agents who solicit customers for carriers and are compensated on a commission basis;
(iv) retail outlets that often sell a variety of merchandise, including pagers and other telecommunications equipment; and (v) most recently, the Internet. While most paging subscribers traditionally have been business users, industry observers believe that pager use among consumers has increased significantly in recent years. In addition, paging subscribers have increasingly chosen to purchase rather than lease their pagers. These trends are expected to continue.

BUSINESS STRATEGY

  Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital;
(v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages, and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation, and Arch expects to participate in such consolidation. See "Prospectus Summary--Recent Developments--Anticipated MobileMedia Transaction" and "Risk Factors--Possible Acquisition Transactions".

  Arch's operating objectives are to increase its EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. Arch pursues the following strategies to achieve its operating objectives:

 Low-Cost Operating Structure

  Arch has selected a low-cost operating strategy as its principal competitive tactic. Arch believes that a low-cost operating structure, compared to the other two fundamental competitive tactics in the paging industry (differentiated premium pricing and niche positioning), maximizes its flexibility to offer competitive prices while still achieving target margins and EBITDA. Arch maintains a low-cost operating structure through a combination of (i) the consolidation of certain operating functions, including centralized purchases from key vendors, to achieve economies of scale, and
(ii) the installation of technologically advanced and reliable transmission systems. In June 1998, Parent's Board of Directors approved the Divisional Reorganization, as part of which Parent plans, over a period of 18 to 24 months, to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. Arch estimates that the Divisional Reorganization, once fully implemented, will result in annual cost savings of approximately $15 million (approximately $11.5 million for salary and employee benefits and $3.5 million for lease obligations). See "Prospectus Summary--Divisional Reorganization".

 Efficient Capital Deployment

  Arch's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing EBITDA. To reduce capital expenditures, Arch has implemented a company-wide focus on the sale, rather than lease, of pagers, since subscriber-owned units require a lower level of capital investment than Company-owned units. As a result of these efforts, the number of subscriber-owned pagers, as a percentage of net new pagers in service, increased from 56.6% in the six months ended June 30, 1997 to 78.8% in the six months ended June 30, 1998. In addition, Arch has modified its incentive compensation programs for line managers so that bonuses are based, in part, on capital efficiency.

 Fast Follower on N-PCS Opportunities

  Consistent with its low-cost provider competitive tactic, Arch has focused its capital and marketing resources on one-way paging and other enhanced services rather than N-PCS services. However, Arch recognizes the potential benefits to current and prospective customers and the associated market opportunities from certain N-PCS applications, such as two-way text and voice messaging services. Arch has taken steps to position itself to participate in new and emerging N-PCS services and applications, including marketing N-PCS services as a reseller and its 49.9% equity interest in Benbow. See"-- Investments in Narrowband PCS Licenses".

 Exploit Revenue Enhancement Opportunities

  Arch believes there are a number of new revenue opportunities associated with its 4.1 million pagers in service, including increasing the proportion of subscribers utilizing alphanumeric display services, which generate higher revenue, and selling value-added, non-facilities based enhanced services such as voicemail, resale of long-distance service and fax storage and retrieval. See "--Paging Operations".

PAGING OPERATIONS

  Arch currently provides four basic types of paging services: digital display, alphanumeric display, tone-only and tone-plus-voice. Depending upon the type of pager used, a subscriber may receive information displayed or broadcast by the pager or may receive a signal from the pager indicating that the subscriber should call a prearranged number or a company operator to retrieve a message.

  A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters. A tone-only pager notifies the subscriber that a call has been received by emitting an audible beeping sound or vibration. A tone-plus-voice pager emits a beeping sound followed by a brief voice message. Arch provides digital display, alphanumeric display and tone-only service in all of its markets and tone-plus-voice service in only a few markets.

  Digital display paging service, which was introduced by the paging industry nearly 20 years ago, has in recent years grown at a faster rate than tone-only or tone-plus-voice service and currently represents a majority of all pagers in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficult data-input and specialized equipment requirements and its relatively high use of system capacity during transmission. The following table summarizes the types of Arch's pagers in service at the dates indicated:

                                        DECEMBER 31,
                          -------------------------------------------    JUNE 30,
                              1995           1996           1997           1998
                          -------------  -------------  -------------  -------------
                            UNITS    %     UNITS    %     UNITS    %     UNITS    %
                          --------- ---  --------- ---  --------- ---  --------- ---
Digital display.........  1,755,000  87% 2,796,000  85% 3,284,000  85% 3,478,000  84%
Alphanumeric display....    171,000   9    395,000  12    524,000  13    580,000  14
Tone-only...............     37,000   2     54,000   2     43,000   1     38,000   1
Tone-plus-voice.........     43,000   2     50,000   1     39,000   1     35,000   1
                          --------- ---  --------- ---  --------- ---  --------- ---
 Total..................  2,006,000 100% 3,295,000 100% 3,890,000 100% 4,131,000 100%
                          ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides paging service to subscribers for a monthly fee. Subscribers either lease the pager from Arch for an additional fixed monthly fee or they own the pager, having purchased it either from Arch or from another vendor. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of pagers provided to the customer and the period of the subscriber's commitment. Subscriber-owned pagers provide a more rapid recovery of Arch's capital investment than pagers owned and maintained by Arch, but may generate less recurring revenue. Arch also sells pagers to third-party resellers who lease or resell pagers to their own subscribers and resell Arch's paging services under marketing agreements. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned pagers in service at the dates indicated:

                                        DECEMBER 31,
                          -------------------------------------------   JUNE   30,
                              1995           1996           1997           1998
                          -------------  -------------  -------------  -------------
                            UNITS    %     UNITS    %     UNITS    %     UNITS    %
                          --------- ---  --------- ---  --------- ---  --------- ---
Arch-owned and leased...    902,000  45% 1,533,000  47% 1,740,000  45% 1,791,000  43%
Subscriber-owned........    596,000  30    914,000  28  1,087,000  28  1,205,000  29
Reseller-owned..........    508,000  25    848,000  25  1,063,000  27  1,135,000  28
                          --------- ---  --------- ---  --------- ---  --------- ---
 Total..................  2,006,000 100% 3,295,000 100% 3,890,000 100% 4,131,000 100%
                          ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides enhancements and ancillary services such as voice mail, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Arch is also in the process of test marketing various non-facilities-based value-added services that can be integrated with existing paging services. These include, among other services, voicemail, resale of long distance service and fax storage and retrieval.

INVESTMENTS IN NARROWBAND PCS LICENSES

  Arch has taken the following steps to position itself to participate in new and emerging N-PCS services and applications.

 Benbow PCS Ventures, Inc.

  Arch holds a 49.9% equity interest in Benbow, which holds exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States directly or through Page Call, which Benbow acquired on June 29, 1998 for certain preferred stock and a promissory note in the aggregate principal amount of $17.2 million with a 12% annual return. Benbow is a "designated entity" (a small, minority-controlled or female-controlled business) under FCC rules and is entitled to discounts and installment payment schedules in the payment of its N-PCS licenses. Arch has the right to designate one of Benbow's three directors and veto rights with respect to specified major business decisions by Benbow. Parent is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance to Benbow sufficient funds to service debt obligations incurred by Benbow in connection with the acquisition of its N-PCS licenses and to finance construction of an N-PCS system. The total purchase price for Benbow's licenses (together with the purchase price of licenses acquired from Page
Call), net of the discounts, was $42.5 million. Arch estimates that the total cost to Benbow of servicing its license related debt obligations and constructing such N-PCS system (including the effect of the Page Call acquisition) will be approximately $100 million over the next five years. Arch's advances to Benbow are secured by Benbow's assets, bear interest at an interest rate equal to that paid by Arch on its senior debt, are due on demand and must be repaid prior to any distribution of profits by Benbow. With certain exceptions, Arch has agreed not to exercise its right to demand repayment of such advances prior to the occurrence of a default (as defined therein). As of June 30, 1998, Arch had advanced $18.0 million to Benbow.

  Pursuant to a five-year management agreement expiring on October 1, 2000, Arch is responsible, subject to Benbow's ultimate control, for Benbow's day-to-day operations and is paid a management fee and is reimbursed for its expenses. Arch also has a right of first refusal to provide Benbow with design, engineering and construction services for its N-PCS system as well as to lease certain equipment to Benbow for use in connection with such system. Arch has a right of first refusal with respect to any transfer of shares held by June Walsh, who holds the remaining 50.1% equity interest in Benbow, and Ms. Walsh has the right to require Parent, commencing January 23, 2000 (or sooner under certain circumstances), to repurchase her Benbow shares for an amount equal to the greater of (i) an amount between $3.5 million and $5.0 million, depending on the timing and circumstances under which Ms. Walsh exercises her put option, and (ii) the fair market value of her shares (as determined by arbitration absent agreement of the parties). If Arch exercises its right of first refusal or Ms. Walsh exercises her put option, Benbow could lose some of the benefits of the discounts and installment payment schedules for its FCC payments unless another "designated entity" acquired control of Benbow under FCC rules. See Note 1 of Notes to Arch's Consolidated Financial Statements.

  Benbow needs to construct its N-PCS system (or make other arrangements) before it can offer N-PCS services. Benbow has indicated that it plans to roll out its services over time to reach approximately one-third of the population in the licensed areas by the end of 1999. Benbow's network will use a Reflex 25 paging protocol. Arch believes that Benbow will provide Arch with a platform for a new generation of wireless messaging services, including two-way messaging and other enhanced services, and that the value of its Benbow relationship will be significantly enhanced by the completion of the Page Call acquisition.

  On June 29, 1998, Benbow acquired Page Call's outstanding stock by issuing to Page Call's former stockholders preferred stock and a promissory note in the aggregate face amount of $17.2 million with a 12% annual return. Upon the closing, Benbow entered into a five-year consulting agreement with one of Page Call's stockholders requiring consulting payments in the aggregate amount of $911,000. Benbow's preferred stock and promissory note are exchangeable for Common Stock of Parent (i) at any time at the option of the holders thereof, at an exchange price equal to the higher of (A) $13.00 per share or (B) the market price of Parent's Common Stock, (ii) mandatorily on April 8, 2000, at the then prevailing market price of Parent's Common Stock, or (iii) automatically at an exchange price of $13.00 per share, if the market price of Parent's Common Stock equals or exceeds $13.00 for 20 consecutive trading days. Parent is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. Parent entered into guarantees (payable in Parent's Common Stock or cash, at Parent's election) of all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. Benbow's redemption of its preferred stock and promissory note for cash, or Parent's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would be subject to the availability of capital and any restrictions contained in applicable debt instruments and under applicable law (which currently would not permit any such cash redemptions or payments). If Parent issues Common Stock or pays cash pursuant to its guarantees, Parent will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's stockholders received customary registration rights with respect to any shares of Parent's Common Stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to Parent's guarantees thereof.

 CONXUS Communications, Inc.

  Arch currently holds a 10.5% equity interest in CONXUS Communications, Inc. ("Conxus"), formerly known as PCS Development Corporation, which holds exclusive rights to a 50 KHz outbound/50 KHz inbound two-way messaging license throughout the United States. Conxus, like Benbow, is a "designated entity" under FCC rules and is entitled to discounts and installment payment schedules.

  Each stockholder of Conxus is entitled to purchase services from Conxus at "most favored customer" rates, based on like services. Conxus and Arch have agreed to negotiate in good faith to enter into "mutually acceptable intercarrier, network access and similar agreements". If Arch wishes to purchase N-PCS services of the kind offered by Conxus, Arch has agreed to contract exclusively with Conxus for such services so long as such services are competitive in price and quality with comparable services offered by others. Arch is currently acting as a reseller of voice messaging services through Conxus in a limited number of markets.

SUBSCRIBERS AND MARKETING

  Arch's paging accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers include proprietors of small businesses, professionals, management and medical personnel, field sales personnel and service forces, members of the construction industry and trades, and real estate brokers and developers. Arch believes that pager use among consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

  Although today Arch operates in more than 180 of the 200 largest U.S. markets, Arch historically has focused on medium-sized and small market areas with lower rates of pager penetration and attractive demographics. Arch believes that such markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

  Arch markets its paging services through a direct marketing and sales organization which, as of December 31, 1997, operated approximately 200 retail stores. Arch also markets its paging services indirectly through independent resellers, agents and retailers. Arch typically offers resellers paging services in large quantities at wholesale rates that are lower than retail rates, and resellers offer the services to end-users at a mark-up. Arch's costs of administering and billing resellers are lower than the costs of direct end-users on a per pager basis.

  Arch also acts as a reseller of other paging carriers' services when existing or potential Arch customers have travel patterns that require paging service beyond the coverage of Arch's own networks.

  In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. As part of this branding initiative, Arch adopted a new corporate logo, announced a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. Arch believes that its unified branding identity will give the Arch name national exposure for the first time and result in significant economic leverage in its marketing and communications efforts.

COMPETITION

  The paging industry is highly competitive with price being the primary means of differentiation among providers of numeric display paging services. Companies in the industry also compete on the basis of coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability and customer service.

  Arch competes by maintaining competitive pricing of its products and service offerings, by providing high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, Arch offers wireless messaging services on a local, regional and nationwide basis. In addition, Arch offers enhanced services such as alphanumeric paging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes.

  Arch competes with one or more competitors in all markets in which it operates. Although some of Arch's competitors are small, privately owned companies serving one market area, others are large diversified telecommunications companies serving numerous markets. Some of Arch's competitors possess financial, technical and other resources greater than those of Arch. Major paging carriers that currently compete in one or more of Arch's markets include MobileMedia, Paging Network, Inc., Metrocall, Inc., and AirTouch Communications, Inc.

  As paging services become increasingly interactive, and as two-way services become increasingly competitive, the scope of competition for communications service customers in Arch's markets may broaden. For example, the FCC has created potential sources of competition by auctioning new spectrum for Wireless Communications Services and Local Multipoint Distribution Service and holding an auction in the 220-222 MHZ service. Further, the FCC has announced plans to auction licenses in the General Wireless Communications Services, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless two-way communications technology, including cellular, broadband PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that Arch provides. See "Risk Factors--Competition and Technological Change."

  Arch believes that competition for paging subscribers is based on quality of service, geographic coverage and price. Arch believes it generally competes effectively based on these factors.

SOURCES OF EQUIPMENT

  Arch does not manufacture any of the pagers or other equipment used in its paging operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries in order to achieve cost savings from volume purchases. Arch buys pagers primarily from Motorola and NEC and purchases terminals and transmitters primarily from Glenayre and Motorola. Arch anticipates that equipment and pagers will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times. See "Risk Factors--Dependence on Third Parties".

  Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its paging system equipment is among the most technologically sophisticated in the paging industry.

REGULATION

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"), and, to a much more limited extent, by public utility or public service commissions in certain states. The following description does not purport to be a complete discussion of all present and proposed legislation and regulations relating to Arch's paging operations.

 Federal Regulation

  Paging companies historically have been subject to different federal regulatory requirements depending upon whether they were providing service as a Radio Common Carrier ("RCC"), a Private Carrier Paging ("PCP") operator or as a reseller. Arch's paging operations encompass RCC, PCP and resale operations. However, federal legislation enacted in 1993 required the FCC to reduce the disparities in the regulatory treatment of similar mobile services (such as RCC and PCP services), and the FCC has taken, and continues to take, actions to implement this legislation.

  Under the new regulatory structure, all of Arch's paging services are classified as commercial mobile radio service ("CMRS"). As a CMRS provider, Arch is regulated as a common carrier, except that the FCC has exempted paging services, which have been found to be highly competitive, from some typical common carrier regulations, such as tariff filing requirements.

  The classification of Arch's paging operations as CMRS affects the level of permissible foreign ownership, and the nature and extent of state regulation to which Arch is subject. In addition, the FCC now is required to resolve competing requests for CMRS spectrum by conducting an auction, which may have the effect of increasing the costs of acquiring additional spectrum in markets in which Arch operates. Also, Arch is obligated to pay certain regulatory fees in connection with its paging operations.

  The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Arch is subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (for example, a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to an auction. After auction, incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch is participating actively in this proceeding in order to protect its existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands.

  Moreover, in a rulemaking proceeding pertaining to interconnection between LECs and CMRS providers such as MobileMedia and Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position.

  Depending on further FCC disposition of these issues, Arch may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the FCC ultimately reaches an unfavorable resolution, then Arch believes that it would pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch likely would be required to pay all past due contested charges and may also be assessed interest and late charges for amounts withheld.

  The Communications Act requires that Arch obtain licenses from the FCC to use radio frequencies to conduct its paging operations at specified locations. Arch is licensed by the FCC to provide paging services at each such location. Licenses issued by the FCC to Arch set forth the technical parameters, such as power strength and tower height, under which Arch is authorized to use those frequencies. In many instances, Arch requires the prior approval of the FCC before it can implement any significant changes to its radio systems. Once the FCC's market area licensing rules are implemented, all of these site-specific licensing obligations will be eliminated, with the exception of applications still required by Section 22.369 of the FCC Rules (request for authority to operate in a designated Quiet Zone), Section 90.77 (request for authority to operate in a protected radio receiving location) and Section 1.1301 et seq. (construction/modification that may have a significant environmental impact), or for coordination with Canada or Mexico.

  The FCC licenses granted to Arch are for varying terms of up to ten years, at the end of which time renewal applications must be approved by the FCC. Some of the authorizations held by Arch are subject to FCC construction obligations which must be met for the licenses to be retained. In the past, FCC renewal applications routinely have been granted in most cases upon a demonstration of compliance with FCC regulations and adequate service to the public. The FCC has granted each renewal application Arch has filed. Although Arch is unaware of any circumstances which would prevent the grant of any pending or future renewal applications, no assurance can be given that any of Arch's renewal applications will be free of challenge or will be granted by the FCC. Furthermore, although revocation and involuntary modification of licenses are extraordinary regulatory measures, the FCC has the authority to restrict the operation of licensed facilities or to revoke or modify licenses.

  The Communications Act requires licensees, such as Arch, to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license, or any rights thereunder. The Communications Act also requires prior approval by the FCC for acquisitions of the licenses of, or controlling equity interests in, other paging companies by Arch. To date, the FCC has approved each assignment and transfer of control for which Arch has sought approval. Although there can be no assurance that any requests for approval or applications filed by Arch will be acted upon in a timely manner by the FCC, or that the FCC will grant the approval or relief requested, Arch knows of no reason to believe any such requests, applications or relief will not be approved or granted. The FCC's Wireless Telecommunications Bureau (the Bureau directly regulating Arch's paging activities) recently announced that, effective April 2, 1998, it will forbear from enforcing its filing requirements with respect to pro forma assignments and transfers of control of certain wireless authorizations, such as Arch's RCC and PCP licenses. Pursuant to this decision, wireless telecommunications carriers now only have to file a written notification of a pro forma transaction within 30 days after the transaction is completed. This decision will expedite the process and reduce the costs related to corporate reorganizations; however, Arch may still be required to obtain prior FCC approval for the pro forma assignment or transfer of control of some of its licenses not covered by the forbearance decision, such as certain business radio authorizations.

  The Communications Act also limits foreign ownership of entities that hold licenses from the FCC. Because Arch, through its subsidiaries, holds licenses from the FCC, in general, no more than 25% of Arch's stock may be owned or voted by aliens or their representatives, a foreign government or its representatives, or a foreign corporation. An FCC licensee may, however, make prior application to the FCC for a determination that it is not in the public interest to deny an individual licensee's foreign ownership in excess of the 25% foreign ownership benchmark. Most recently, the FCC substantially liberalized its authorization process for foreign entities investing in paging companies that are domiciled in countries which are signatories to the World Trade Organization agreement.

  The Telecommunications Act of 1996 directly affects Arch. Some aspects of the new statute could have a beneficial effect on Arch's business. For example, proposed federal guidelines regarding antenna siting issues may remove local and state barriers to the construction of communications facilities, although states and municipalities continue to exercise significant control with regard to such siting issues. In addition, efforts to increase competition in the local exchange and interexchange industries may reduce the cost to Arch of acquiring necessary communications services and facilities. On the other hand, some provisions relating to the assignment of new area codes, universal service obligations and provisions relating to telephone number portability place additional burdens upon Arch or subject Arch to increased competition.

 State Regulation

  In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Arch. Regulation in some states historically required Arch to obtain certificates of public convenience and necessity before constructing, modifying or expanding paging facilities or offering or abandoning paging services. Rates, terms and conditions under which Arch provided services, or any changes to those rates, have also been subject to state regulation. However, under the Federal Budget Reconciliation Act of 1993 (the "Budget Act"), as a general rule, states are preempted from exercising rate and entry regulation of CMRS, but may choose to regulate other terms and conditions of service (for example, requiring the identification of an agent to receive complaints). The preemption of state entry regulation was confirmed in the Telecommunications Act of 1996. In certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. States also were accorded an opportunity to petition the FCC for authority to continue to regulate CMRS rates under the Budget Act if certain conditions were met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future.

  States also may regulate terms and conditions (other than entry or rates) of paging services provided within such states. Arch believes that to date all required state filings for Arch's paging operations have been made.

 Future Regulation

  From time to time, legislation which could potentially affect Arch, either beneficially or adversely, is proposed by federal or state legislators. There can be no assurance that legislation will not be enacted by the federal or state governments, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, which might materially adversely affect the business of Arch. Changes such as the allocation by the FCC of radio spectrum for services that compete with Arch's business could adversely affect Arch's results of operations. See "Risk Factors--Government Regulation, Foreign Ownership and Possible Redemption".

TRADEMARKS

  Arch owns the service marks "Arch" and "Arch Paging", and holds a federal registration for the service mark "Arch Nationwide Paging" as well as various other trademarks.

PROPERTIES

  At June 30, 1998, Arch owned five office buildings and leased office space (including its executive offices) in over 200 localities in 35 states for use in conjunction with its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 3,200 locations in 45 states. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. In April 1998, Parent announced an agreement for the Arch Tower Site Sale for approximately $38.0 million in cash (subject to adjustment). In the Arch Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 134 sites in 22 states, and renting space on the towers on which it currently operates communications equipment to service its own paging network. Arch is using its net proceeds from the Arch Tower Site Sale (estimated to be $36.0 million) to repay indebtedness. Arch held the initial closing of the Arch Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to Benbow for certain assets which Benbow sold as part of the initial closing), held a second closing on September 29, 1998 with gross proceeds to Arch of $20.4 million and currently expects to hold the final closing for the balance of the transaction in the fourth quarter of 1998, although no assurance can be given that the final closing will be held as expected. The final closing of the Arch Tower Site Sale is subject to receipt of customary regulatory approvals and other conditions. As part of the Divisional Reorganization, Arch will close certain office locations and redeploy other real estate assets. See "Prospectus Summary--Recent Developments--Arch Tower Site Sale" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

EMPLOYEES

  At June 30, 1998, Arch employed approximately 2,800 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of the Divisional Reorganization, Arch anticipates a net reduction of approximately 10% of its workforce. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Divisional Reorganization".

LEGAL PROCEEDINGS

  Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on Arch.

THE COMBINED COMPANY

  After giving effect to the MobileMedia Transaction, the Combined Company would be the second largest paging operator in the United States as measured by pagers in service, net revenues (total revenues less cost of products sold) and EBITDA. On a pro forma basis (but excluding the impact of expected operational cost synergies), at and for the six months ended June 30, 1998, the Combined Company would have approximately

7.2 million pagers in service, net revenues of $403.5 million and EBITDA (before reorganization expenses and restructuring charges) of $125.5 million.

  Arch believes that the Combined Company will be well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets will significantly broaden the geographic scope of Arch's marketing presence and should position the Combined Company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the Combined Company should be better able to serve strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third party retail distribution agreements, which serve the more rapidly growing consumer market, should complement Arch's over 200 company-owned retail outlets. Similarly, MobileMedia's two nationwide paging networks (and the potential for higher revenue nationwide services) should enhance Arch's local coverage and provide the opportunity to take advantage of Arch's distribution platforms. MobileMedia's plan to deploy its nationwide N-PCS spectrum over its existing network infrastructure should permit Arch to market enhanced N-PCS services (primarily multi-market alphanumeric and text messaging services) sooner than it would otherwise be able to, and these services are expected to provide higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to "scalable" regional customer service centers. See "The Combined Company."

  Each of Parent, MobileMedia and Arch is, and after giving the consummation of the MobileMedia Transaction Parent expects the Combined Company will continue to be, highly leveraged. At June 30, 1998, Parent's total debt was $1.0 billion compared with total assets of $971.5 million and latest six-month annualized EBITDA of $139.5 million. MobileMedia's total debt was $1.1 billion compared with total assets of $596.4 million and latest six-month annualized EBITDA of $123.8 million at June 30, 1998. After giving effect to the MobileMedia Transaction, the contemplated elimination of indebtedness of MobileMedia and the incurrence of additional indebtedness by Arch and API on a pro forma basis (but excluding the impact of expected operational cost synergies), the Combined Company would have had long-term debt of $1.3 billion compared with total assets of $1.8 billion and latest six-month annualized EBITDA at June 30, 1998 of $250.9 million, and Arch and its subsidiaries, on a consolidated basis, would have had long-term debt of $1.0 billion, total assets of $1.8 billion and such EBITDA of $250.9 million (compared with long-term debt of $0.6 billion, total assets of $1.0 billion and such EBITDA of $139.5 million on a historical basis). Arch itself would continue to have no assets or EBITDA of its own, apart from the assets and EBITDA of its subsidiaries, and its long term debt (exclusive of the long-term debt of its subsidiaries) would increase from $0.4 billion to $0.6 billion as a result of the MobileMedia Transaction.

  THERE CAN BE NO ASSURANCE THAT PARENT WILL ACQUIRE MOBILEMEDIA OR THAT, IF PARENT ACQUIRES MOBILEMEDIA, PARENT WOULD REALIZE ITS ANTICIPATED IMPROVEMENTS IN FINANCIAL LEVERAGE, OPERATING SYNERGIES OR COST SAVINGS. SEE "RISK FACTORS--POSSIBLE ACQUISITION TRANSACTIONS".

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the individuals who are the directors and executive officers of Arch.

          NAME              AGE                          POSITION
   ------------------------ --- -----------------------------------------------------------
   C. Edward Baker, Jr.....  48 Chairman of the Board, Chief Executive Officer and Director
   Lyndon R. Daniels.......  45 President and Chief Operating Officer
   John B. Saynor..........  58 Executive Vice President and Director
   J. Roy Pottle...........  39 Executive Vice President and Chief Financial Officer
   Paul H. Kuzia...........  56 Executive Vice President/Technology and Regulatory Affairs
   R. Schorr Berman
    (1)(2).................  50 Director
   James S. Hughes (1).....  56 Director
   John Kornreich (3) .....  52 Director
   Allan L. Rayfield (2)...  63 Director
   John A. Shane (1)(2)....  65 Director

----------------
(1) Member of the Audit Committee of Parent.
(2) Member of the Executive Compensation and Stock Option Committee of Parent.
(3) Mr. Kornreich has the right to be a member of any committee of the Boards of Directors of Parent and Arch, but has not yet selected the committees he will join.

  C. EDWARD BAKER, JR. has served as Chief Executive Officer and a director of Parent since 1988 and of Arch since 1995. Mr. Baker became Chairman of the Board of Parent in 1989 and of Arch in 1995. He also served as President of Parent from 1988 to January 1998 and of Arch from 1995 to January 1998. From 1986 until joining Parent in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

  LYNDON R. DANIELS joined Parent and Arch in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

  JOHN B. SAYNOR has served as a director of Parent since 1988 and of Arch since 1995. Mr. Saynor has served as Executive Vice President of Arch since 1995 and of Parent since 1990. Mr. Saynor is a founder of Parent and served as President and Chief Executive Officer of Parent from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

  J. ROY POTTLE joined Parent and Arch in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

  PAUL H. KUZIA has served as Executive Vice President/Technology and Regulatory Affairs of Parent and Arch since September 1996. He served as Vice President/Engineering and Regulatory Affairs of Parent from 1988 to September 1996 and of Arch from 1995 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

  R. SCHORR BERMAN has been a director of Parent since 1986 and of Arch since 1995. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

  JAMES S. HUGHES has been a director of Parent since 1986 and of Arch since 1995. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

  JOHN KORNREICH became a director of Parent and Arch in June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

  ALLAN L. RAYFIELD has been a director of Parent since 1997 and of Arch since 1998. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

  JOHN A. SHANE has been a director of Parent since 1988 and of Arch since 1995. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., Summa Four, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

  Arch's directors are elected by Parent, its sole stockholder, and hold office until their successors are elected or their earlier death, resignation or removal. Arch and Parent currently have the same directors. Parent's Restated Certificate of Incorporation and By-Laws provide that Parent has a classified Board of Directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Hughes and Rayfield will expire at Parent's annual meeting of stockholders to be held in 1999, the term of Messrs. Saynor and Shane will expire at Parent's annual meeting of stockholders to be held in 2000 and the term of Messrs. Baker, Berman and Kornreich will expire at Parent's annual meeting of stockholders to be held in 2001.

  So long as at least 50% of Parent's Series C Preferred Stock remains outstanding, the holders thereof have the right, voting as a separate class, to elect one member of the Boards of Directors of Parent and Arch, and such director has the right to be a member of any committee of such Boards of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Equity Investment". In June 1998, John Kornreich was elected a director of Parent and Arch pursuant to these arrangements.

  In connection with the MobileMedia Transaction, designees of W.R. Huff Management Co., L.L.C. and Whippoorwill Associates, Inc. are expected to be elected to Parent's Board and the Board of Directors of Arch at the Effective Time. The expected nominees are:

  EDWIN M. BANKS, age 35, has been employed by W.R. Huff since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Magellan Health Services (formerly Charter Medical Corporation) and e.SPIRE Corporation (formerly American Communications Services, Inc.)

  H. SEAN MATHIS, age 51, has been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of such company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis was the President of a predecessor to, and currently is a director of, Allied Digital Technologies. He is also a director of Thousand Trails, Inc.

  Arch's executive officers are elected by its Board of Directors and hold office until their successors are elected or until their earlier death, resignation or removal.

  Certain of Arch's executive officers have entered into non-competition agreements with Arch which provide that, for a minimum period of one year following termination, they will not compete with Arch nor, for a period of three years following termination, recruit or hire any other Arch employee.

CERTAIN TRANSACTIONS

  Parent has formed an offshore corporation to pursue wireless messaging opportunities in Latin America. Parent and an entity owned by Mr. Hughes each contributed $250,000 to this offshore corporation and each owns 13.3% of its equity.

  On August 6, 1998 the Parent Board approved a full recourse, unsecured demand loan in the amount of $125,000 from the Parent to C. Edward Baker, Jr., Chief Executive Officer and director of the Parent and of Arch. The loan bears interest at approximately 5% annually.

BOARD COMMITTEES

  Arch's Board of Directors has no standing committees. Parent's Board of Directors has an Audit Committee and an Executive Compensation and Stock Option Committee (the "Compensation Committee"). There is no standing nominating committee of Parent's Board of Directors. The Audit Committee reviews the annual consolidated financial statements of Parent and its subsidiaries (including Arch) prior to their submission to the Board of Directors and consults with Parent's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The Compensation Committee recommends to Parent's Board of Directors the compensation of executive officers, key managers and directors and administers Parent's stock option plans.

INDEMNIFICATION AND DIRECTOR LIABILITY

  Arch's Restated Certificate of Incorporation provides that Arch will, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

  Arch's Restated Certificate of Incorporation also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth certain information with respect to the annual and long-term compensation of Arch's Chief Executive Officer and other executive officers (the "Named Executive Officers") for the years ended December 31, 1995, 1996 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                 ANNUAL COMPENSATION    COMPENSATION
                                              ------------------------- ------------
                                                                 OTHER
                                                                ANNUAL   SECURITIES
                                                                COMPEN-  UNDERLYING
                                               SALARY   BONUS   SATION    OPTIONS
NAME AND PRINCIPAL POSITION DURING 1997  YEAR    $      ($)(1)  ($)(2)     (#)(3)
---------------------------------------  ---- -------- -------- ------- ------------
C. Edward Baker, Jr. ...........         1997 $353,317 $227,500  $600     459,324(4)
 Chairman, President and                 1996  329,050   36,833   600     268,860(5)(6)
 Chief Executive Officer                 1995  281,650  106,000   600      40,000(7)
Lyndon R. Daniels...............         1997      --       --    --          --
 President and Chief Operating
 Officer (joined Arch in January
 1998)
J. Roy Pottle...................         1997      --       --    --          --
 Executive Vice President and
 Chief Financial Officer (joined
 Arch in February 1998)
John B. Saynor..................         1997  153,188   72,900   600      51,810(8)
 Executive Vice President                1996  146,867   15,300   600      20,000(6)
                                         1995  131,870   50,000   600      20,000(7)
Paul H. Kuzia...................         1997  157,633   77,400   600      86,574(9)
 Executive Vice
  President/Technology                   1996  133,800   14,620   600       8,000(6)
 and Regulatory Affairs                  1995  123,300   46,000   600       8,000(7)
William A. Wilson...............         1997  133,599  150,500   600      32,836
 Former Executive Vice President
  and                                    1996  203,133   19,833   600     170,000(10)
 Chief Financial Officer(11)             1995  157,300   58,000   600      20,000(7)

---------------------
 (1) Represents bonus paid in such fiscal year with respect to prior year.
 (2) Represents Parent's matching contributions paid under Parent's 401(k) plan.
 (3) Listed options were granted by Parent. No restricted stock awards or stock appreciation rights ("SARs") were granted to any of the Named Executive Officers during the years ended December 31, 1995, 1996 or 1997.
 (4) Includes options to purchase 409,688 shares granted as part of Parent's January 16, 1998 option repricing program.
 (5) Includes options to purchase 106,860 shares replaced in connection with Parent's October 23, 1996 option repricing program.
 (6) Option replaced in connection with Parent's January 16, 1998 option repricing program.
 (7) Option replaced in connection with Parent's October 23, 1996 option repricing program.
 (8) Includes options to purchase 35,905 shares granted as part of Parent's January 16, 1998 option repricing program.
 (9) Includes options to purchase 69,687 shares granted as part of Parent's January 16, 1998 option repricing program.
(10) Includes options to purchase 75,000 shares replaced in connection with Parent's October 23, 1996 option repricing program.
(11) Mr. Wilson resigned on June 30, 1997.

 Executive Retention Agreements

  In January 1998, Parent's Board of Directors approved Executive Retention Agreements (the "Agreements") for a total of 16 executives (the "Executives"), including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor.

  The purpose of the Agreements is to assure the continued employment and dedication of the Executives without distraction from the possibility of a Change in Control (as defined in the Agreements) of Parent. In the event of a Change in Control, and the termination of the Executive's employment by Parent at any time within the 12-month period thereafter (other than for cause, disability or death) or by the Executive for Good Reason (as defined in the Agreements), the Executive shall be eligible to receive (i) a cash severance payment equal to the Executive's base salary plus any other amounts earned through the date of termination (to the extent not previously paid), (ii) an additional lump sum cash payment equal to a specified multiple (the "Multiple") of the sum of (a) the Executive's annual base salary in effect at the time of the Change in Control and (b) the average bonus paid for the three calendar years immediately preceding the calendar year during which the Change in Control occurs, and (iii) any amounts or benefits required to be paid or provided to the Executive or which the Executive is eligible to receive following the Executive's termination under any plan, program, policy, practice, contract or agreement of Parent. In addition, until the earlier of
(a) 12 months after termination or (b) the Executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits, Parent shall arrange to provide the Executive with life, disability, accident and health insurance benefits similar to those previously maintained. The Multiple for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the Multiple for the other Executives is one or two. Good Reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits or, in the case of Mr. Baker, the failure to become the Chief Executive of any entity succeeding or controlling Parent.

 Stock Option Grants

  The following table summarizes certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1997. No SARs were granted during the year ended December 31, 1997. All such stock options have been granted by Parent.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL
                                                                               REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                             ANNUAL RATES OF
                                                                               STOCK PRICE
                                                                              APPRECIATION
                                         INDIVIDUAL GRANTS                 FOR OPTIONS TERM(3)
                         ------------------------------------------------- -------------------
                                       PERCENT OF
                                         TOTAL
                                      OPTIONS/SARS
                         OPTIONS/SARS  GRANTED TO  EXERCISE OR
                           GRANTED    EMPLOYEE IN   BASE PRICE  EXPIRATION
                            (#)(1)    FISCAL YEAR  ($/SHARE)(2)    DATE     5% ($)   10% ($)
                         ------------ ------------ ------------ ---------- -------- ----------
C. Edward Baker, Jr. ...   49,636(4)      2.89        $6.875     03/05/07  $214,609 $  543,861
                          409,688(5)     23.89        5.0625     01/16/08   553,600  2,110,041
Lyndon R. Daniels.......         --        --            --           --        --         --
J. Roy Pottle...........         --        --            --           --        --         --
John B. Saynor..........   15,905(4)      0.93         6.875     03/05/07    68,768    174,271
                           35,905(5)      2.09        5.0625     01/16/08    48,517    184,924
Paul H. Kuzia...........   16,887(4)      0.98         6.875     03/05/07    73,013    185,031
                           69,687(5)      4.06        5.0625     01/16/08    94,166    358,913
William A. Wilson.......      32,836      1.92         6.875     03/05/07   141,971    359,783

--------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.
(2) The exercise price is equal to the fair market value of Parent's Common Stock on the date of grant.
(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted and are not intended to forecast future appreciation of the price of the Common Stock. The Named Executive Officers will realize no gain upon the exercise of these options without an increase in the price of the Common Stock, which increase will benefit all Company stockholders proportionately.
(4)  Option replaced as part of the January 16, 1998 option repricing program.
(5)  Option granted as part of the January 16, 1998 option repricing program.

 Option Exercises and Year-End Option Table

  The following table sets forth certain information regarding the exercise of stock options during the year ended December 31, 1997 and stock options held as of December 31, 1997 by the Named Executive Officers. All such stock options have been granted by Parent.

             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTIONS VALUES

                                              NUMBER OF
                                             UNEXERCISED       VALUE OF UNEXERCISED
                                               OPTIONS             IN-THE-MONEY
                          SHARES           AT FISCAL YEAR-           OPTIONS
                         ACQUIRED                END            AT FISCAL YEAR-END
                            ON     VALUE    (EXERCISABLE/         (EXERCISABLE/
                         EXERCISE REALIZED UNEXERCISABLE)         UNEXERCISABLE)
          NAME             (#)     ($)(1)        (#)                  ($)(2)
------------------------ -------- -------- ------------------- -----------------------
C. Edward Baker, Jr.....    --       --    314,904 (3) 188,816 $    188,064     --
Lyndon R. Daniels.......    --       --        --          --           --      --
John B. Saynor..........    --       --      4,000      31,905          --      --
J. Roy Pottle...........    --       --        --          --           --      --
Paul H. Kuzia...........    --       --     46,400      23,287          --      --
William A. Wilson.......    --       --        --          --           --      --

---------------------
(1) Represents the difference between the exercise price and the fair market value of Parent's Common Stock on the date of exercise.
(2) Based on the fair market value of Parent's Common Stock on December 31, 1997 ($5.125 per share) less the option exercise price.
(3) Subsequent to December 31, 1997, Mr. Baker exercised an option for 94,032 shares.

 Repricing of Options

  On December 16, 1997, the Compensation Committee of Parent approved the repricing of certain outstanding stock options, including certain options held by Parent's executive officers who were employed as of December 16, 1997. The repricing became effective on January 16, 1998. Pursuant to the repricing program, approximately 90% of all outstanding options (other than options under Parent's outside directors' option plans) with exercise prices in excess of $5.0625 per share were replaced with options exercisable at $5.0625 per share. A total of 80 option holders, holding options to purchase an aggregate of 1,083,216 shares of Common Stock of Parent with exercise prices ranging from $5.9375 to $20.625 per share, were granted new options.

  Effective October 23, 1996, the Compensation Committee of Parent approved the repricing of certain outstanding stock options, including certain options held by Parent's executive officers. Pursuant to the repricing program, substantially all outstanding options (other than certain options held by Mr. Baker and options under Parent's outside directors' option plans) with exercise prices in excess of $12.50 per share were replaced with options exercisable at $12.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of Parent's Compensation Committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman and Shane served on the Compensation Committee throughout 1997, and Mr. Rayfield joined the Compensation Committee upon his election as a director in July 1997.

  C. Edward Baker, Jr., the Chairman and Chief Executive Officer of Parent, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Parent has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers has served as a director of Parent or as a member of the Compensation Committee of Parent.

                            PRINCIPAL STOCKHOLDERS

  All of the outstanding capital stock of Arch is beneficially owned by Parent. The following table sets forth certain information with respect to the beneficial ownership of Parent's Common Stock, as of June 30, 1998, by (i) each person who is known by Arch to beneficially own more than 5% of the outstanding shares of Parent's Common Stock, (ii) each current director of Arch, (iii) Arch's Chief Executive Officer and the other Named Executive Officers and (iv) all current directors and executive officers of Arch as a group.

  The following table does not reflect a maximum of 108,500,000 shares (plus rights and warrants to acquire an undetermined number of additional shares) that are expected to be issued in connection with the MobileMedia Transaction. After giving pro forma effect to the issuance of such shares and assuming that all shares sold in the proposed rights offering are purchased by W.R. Huff Management Co., L.L.C., Whipporwill Associates, Inc., The Northwestern Mutual Life Insurance Company and Credit Suisse First Boston Corporation (the "Standby Purchasers"), the shares received by the Standby Purchasers in connection with the MobileMedia Transaction would represent an aggregate of approximately 61.0% of the total number of shares of Common Stock outstanding immediately after the MobileMedia Transaction on an as-converted basis. However, the Standby Purchasers would not hold, in the aggregate, shares representing more than 49.0% of securities of Parent generally entitled to vote in the election of directors or 49.0% of the total voting power of the outstanding securities of Parent outstanding at such time.


                                                       NUMBER OF
                          NAME                         SHARES(1) PERCENTAGE(2)
   --------------------------------------------------- --------- -------------
   Sandler Capital Management (3) .................... 4,594,364     17.9%
   Franklin Resources, Inc. (4)....................... 2,514,080      9.8
   Memorial Drive Trust (5)........................... 1,947,990      7.6
   State of Wisconsin Investment Board (6)............ 1,388,000      5.4
   Dimensional Fund Advisors Inc. (7)................. 1,304,900      5.1
   J. & W. Seligman & Co. Incorporated (8)............ 1,257,372      4.9
   Goldman, Sachs & Co. (9)........................... 1,225,500      4.8
   C. Edward Baker, Jr. ..............................   186,647      0.7
   Lyndon R. Daniels..................................    12,000        *
   John B. Saynor.....................................   193,924      0.8
   J. Roy Pottle......................................        --       --
   Paul H. Kuzia......................................    17,000        *
   R. Schorr Berman (10).............................. 1,961,140      7.7
   James S. Hughes....................................    80,837        *
   John Kornreich (11) ............................... 4,830,569     18.9
   Allan L. Rayfield..................................     3,250        *
   John A. Shane (12).................................    94,785        *
   William A. Wilson (13).............................       600        *
   All current directors and executive officers of
    Parent as a group (10 persons) (14)............... 7,380,152     28.6

---------------------
*   Less than 0.5%
(1) Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such person or entity.
(2) Assumes the conversion of Series C Preferred Stock into Common Stock at the initial conversion price of $5.50 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Equity Investment".

(3) The business address of Sandler is 767 Fifth Avenue, 45th Floor, New York, New York 10153. Sandler has sole voting and investment power over 348,000 of such shares and shared voting and investment power over 4,246,364 of such shares. This information is based on the Schedule 13G filed by Sandler with the Securities and Exchange Commission on July 10, 1998.

(4) The business address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404. Franklin Advisers, Inc., a subsidiary of Franklin Resources, Inc., has sole voting power and sole investment power with respect to 2,493,700 shares. Franklin Management, Inc., a subsidiary of Franklin Resources, Inc., has sole investment power with respect to 20,380 shares. Franklin Resources, Inc., the principal shareholders thereof, Franklin Advisers, Inc. and Franklin Management, Inc. disclaim beneficial ownership of these securities. This information is based on Amendment No. 1 to Schedule 13G filed by Franklin Resources, Inc. with the Securities and Exchange Commission on January 26, 1998.

(5) The business address of Memorial Drive Trust is 125 Cambridge Park Drive, Cambridge, Massachusetts 02140. All shares listed in the above table as held by Memorial Drive Trust are held by MD Co. as nominee for Memorial Drive Trust, a trust holding assets of a qualified profit sharing plan for employees of Arthur D. Little, Inc., over which Mr. Berman may be deemed to share voting and investment power. See footnote (10).
(6) The business address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. This information is based on the
     Schedule 13G filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission on January 27, 1998.
(7) The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. has sole voting power with respect to 860,800 shares and sole investment power with respect to all 1,304,900 shares. Officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company, each an open-end management investment company. These officers have sole voting power with respect to 139,100 shares owned by DFA Investment Dimensions Group Inc. and 305,000 shares owned by The DFA Investment Trust Company. All of these securities are owned by advisory clients of Dimensional Fund Advisors Inc., none of which, to the knowledge of Dimensional Fund Advisors Inc., owns more than 5% of the class. Dimensional Fund Advisors Inc. disclaims beneficial ownership of such securities. This information is based on the Schedule 13G filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission on February 10, 1998.
(8) The business address of J. & W. Seligman & Co. Incorporated is 100 Park Avenue, New York, New York 10017. J. & W. Seligman & Co. Incorporated has shared voting power with respect to 1,129,325 of such shares and shared investment power with respect to all 1,257,372 shares. This information is based on Amendment No. 1 to Schedule 13G filed by J. & W. Seligman & Co. Incorporated with the Securities and Exchange Commission on February 12, 1998.
(9) The business address of Goldman, Sachs & Co. and its parent holding company, The Goldman Sachs Group, L.P. (collectively "Goldman Sachs"), is 85 Broad Street, New York, New York 10004. Goldman Sachs has shared voting power with respect to 854,100 shares and shared investment power with respect to all 1,225,500 shares. Goldman Sachs disclaims beneficial ownership of the shares beneficially owned by (i) managed accounts and
     (ii) certain investment limited partnerships, of which a subsidiary of Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than Goldman Sachs or their affiliates. This information is based on the Schedule 13G filed by Goldman Sachs with the Securities and Exchange Commission on February 17, 1998.
(10) Includes 1,947,990 shares held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as Administrator and Chief Executive Officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.
(11) Includes 4,594,364 shares beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as Managing Director, and 190,000 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.
(12) Includes 1,051 shares owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as President and sole stockholder of Palmer Service Corporation, and 59,701 shares issuable upon conversion of $1,000,000 principal amount of Parent's 6
     3/4% Convertible Subordinated Debentures due 2003 (the "Arch Convertible Debentures") held by Palmer Organization III, L.P., of which Mr. Shane is the general partner of the general partner.
(13) Consists of 600 shares held by or jointly with Mr. Wilson's children.
(14) Includes (i) 4,594,364 shares beneficially owned by Sandler and 190,000 shares beneficially owned by two limited partnerships of which Mr. Kornreich is a general partner, (ii) 1,947,990 shares held by Memorial Drive Trust, (iii) 1,051 shares held by Palmer Service Corporation, (iv) 59,701 shares issuable upon conversion of $1,000,000 principal amount of Arch Convertible Debentures held by Palmer Organization III, L.P. and (v) 74,347, 15,680, 10,250, 10,250, 750, 2,250, 10,250 and 123,777 shares issuable upon the exercise of outstanding stock options held by Messrs. Baker, Kuzia, Berman, Hughes, Kornreich, Rayfield, Shane and all current directors and executive officers of Arch as a group, respectively, exercisable within 60 days after June 30, 1998.

STOCKHOLDINGS BEFORE AND AFTER THE MOBILEMEDIA TRANSACTION

  The amount of securities to be issued in connection with the MobileMedia Transaction will be determined by reference to trading prices of Parent's common stock later in 1998 or in 1999. Based upon the capitalization of Parent as of June 30, 1998, if the MobileMedia Transaction is approved and becomes effective, stockholders of Parent who collectively own, on an as-converted basis, 100% of Parent's outstanding common stock immediately prior to consummation of the MobileMedia Transaction will own, on an as-converted basis, approximately 17.3% to 30.7% of the outstanding common stock at such time (approximately 32.2% to 34.0% on a fully diluted basis), and the unsecured creditors of MobileMedia (including the Standby Purchasers), their successors and/or their assigns will collectively own, on an as-converted basis, approximately 69.3% to 82.7% of such outstanding common stock at such time (approximately 66.0% to 67.8% on a fully diluted basis).

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

  Contemporaneously with the Subsidiary Restructuring, ACE's former credit facility was amended and restated to establish the $400.0 million Credit Facility with API, as borrower, and the Bank, Royal Bank of Canada and Toronto Dominion (Texas), Inc., as managing agents, consisting of (i) the Tranche A Facility, a $175.0 million reducing revolving credit facility (ii) the Tranche B Facility, a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan and (iii) the Tranche C Facility, a $125.0 million term loan which was available in a single drawing on the closing date.

  The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the Credit Facility are secured by its pledge of the capital stock of the former ACE operating subsidiaries. The Credit Facility is guaranteed by Parent, Arch and the former ACE operating subsidiaries. Parent's guarantee is secured by a pledge of Parent's stock and notes in Arch, and the guarantees of the former ACE operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's former credit facility. See "Prospectus Summary--Corporate Structure". Lenders representing 40% of the Credit Facility have the right to require Arch and its subsidiaries to grant security interests in certain additional assets not currently pledged thereunder, subject to granting a ratable security interest to holders of the 9 1/2% Notes and the 14% Notes.

  Borrowings under the Credit Facility bear interest based on a reference rate equal to either the Bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on Arch's or API's ratio of total debt to annualized operating cash flow.

  The Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on Arch's or API's ratio of total debt to annualized operating cash flow.

  The Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the Credit Facility. In addition, the Credit Facility requires Arch and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of operating cash flow to fixed charges, operating cash flow to debt service, operating cash flow to interest service and total indebtedness to operating cash flow. See "Risk Factors--Credit Facility and Indenture Restrictions".

  Effective as of August 18, 1998, in contemplation of the MobileMedia Transaction, API, the Bank, Toronto Dominion (Texas), Inc., Royal Bank of Canada and Barclays Bank, PLC executed a commitment letter for the Credit Facility Increase which, subject to the approval of all lenders under the Credit Facility, will increase the Credit Facility from $400.0 million to $600.0 million. The $200.0 million increase will be allocated among the senior credit facilities as follows: (i) the Tranche A Facility will increase by up to $25.0 million to a maximum of $200.0 million, (ii) the Tranche B Facility will increase by up to $25.0 million to a maximum of $125.0 million and (iii) the Tranche C Facility will increase by up to $200.0 million to a maximum of $325.0 million. API's new MobileMedia subsidiaries will guarantee API's obligations under the Credit Facility. All other terms and conditions of the Credit Facility will remain unchanged except for minor changes to Arch's permitted ratio of total debt to annualized EBITDA and the margins on which the interest rates on borrowings are based. See "Risk Factors--Anticipated Effects of the MobileMedia Transaction".

BRIDGE FACILITY

  Arch and the Bridge Lenders (consisting of The Bear Stearns Companies, Inc., the Bank, TD Securities (USA) Inc. and Royal Bank of Canada) have executed a commitment letter for the Bridge Facility on the following terms. Under the Bridge Facility, a $120.0 million term loan will be available to Arch in a single drawing upon the closing of the MobileMedia Transaction (the "Bridge Loan"). The Bridge Loan will bear interest equal to the LIBOR rate plus 500 basis points, increasing by 50 basis points each quarter after funding to a maximum rate of 18%. If not paid on or before maturity 180 days after the closing of the MobileMedia Transaction, the Bridge Loan will convert into a term loan (the "Term Loan") due in December 2006. The Term Loan will bear interest at the interest rate under the Bridge Facility at the maturity of the Bridge Loan plus 50 basis points increasing by 50 basis points each quarter after funding to a maximum rate of 18%. Parent will be required to grant warrants (the "Bridge Warrants") to the Bridge Lenders for the purchase of 5.0% of Parent's common stock on a fully diluted basis if the Bridge Loan has not been repaid prior to the Bridge Loan maturity date. Upon notice from the Bridge Lenders given (a) prior to the MobileMedia Transaction but subsequent to the earlier to occur of (i) January 29, 1999 and (ii) the 30th day prior to the targeted date of the MobileMedia Transaction or (b) at any time after the funding of the Bridge Loan and prior to the Bridge Loan maturity date, Arch must issue and sell Planned Arch Notes in an amount at least sufficient to substitute for or refinance the Bridge Loans on such terms and conditions as may be specified by the Bridge Lenders, provided however that the interest rate on the Planned Arch Notes shall be determined by the Bridge Lenders in light of the then prevailing market conditions, but in no event shall the yield on the Planned Arch Notes exceed a rate equal to an agreed upon margin over the yield to worst on the Arch 12 3/4% Notes. In the event that Planned Arch Notes are issued after the MobileMedia Transaction, the Bridge Lenders may direct Arch to issue all or a portion of the Bridge Warrants to the purchasers of the Planned Arch Notes rather than the Bridge Lenders. The Bridge Facility requires payment of certain fees to the Bridge Lenders. The fees will vary based on the amount and timing of the Bridge Facility and the Bridge Loan. The Bridge Lenders have agreed to refund a portion of the fees if the Bridge Loan is repaid prior to maturity. In addition, Arch has agreed to permit the Bridge Lenders to act as placement agents for the conversion of the Bridge Loan into the Term Loan or the issuance of the Planned Arch Notes for a fee equal to 3.0% of the principal amount so converted or issued.

  The Bridge Facility contains restrictions that are substantially similar to those contained in the Credit Facility, including without limitation restrictions that, among other things limit additional indebtedness and encumbrances on assets, cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions and mergers; and transactions with affiliates or between Arch and its subsidiaries. In addition, the Bridge Facility requires Arch and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest expense and total indebtedness to EBITDA.

9 1/2% NOTES

  Arch has outstanding $125.0 million in aggregate principal amount of 9 1/2% Notes. The 9 1/2% Notes accrue interest at the rate of 9.5% per annum, payable semi-annually on February 1 and August 1. The 9 1/2% Notes are scheduled to mature on February 1, 2004.

  Arch, at its option, may redeem the 9 1/2% Notes as a whole, or from time to time in part, on or after February 1, 1999 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning February 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

   YEAR                                                         REDEMPTION PRICE
   ----                                                         ----------------
   1999........................................................     104.750%
   2000........................................................     103.167%
   2001........................................................     101.583%
   2002 and thereafter.........................................     100.000%

  The covenants in the indenture under which the 9 1/2% Notes are outstanding (the "9 1/2% Notes Indenture") limit the ability of Arch and its subsidiaries to pay dividends to Parent. Additionally, the 9 1/2% Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by Arch and its subsidiaries, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of Arch by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of Arch and on the merger, consolidation or sale of substantially all of the assets of Arch.

  Upon the occurrence of a "Change of Control", as defined in the 9 1/2% Notes Indenture, each holder of 9 1/2% Notes has the right to require that Arch repurchase such holder's 9 1/2% Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the 9 1/2% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of Arch or Parent having the right to vote in the election of directors; (ii) certain changes in the boards of directors of Arch or Parent; (iii) the sale or transfer of all or substantially all of the assets of Arch; or (iv) the merger or consolidation of Arch or Parent with or into another corporation with the effect that a person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors. The Subsidiary Restructuring did not constitute a Change of Control under the 9 1/2% Notes Indenture. Parent expects to issue securities constituting a majority of Parent's equity to MobileMedia's creditors in connection with the MobileMedia Transaction. However, Parent does not intend to issue equity securities in a manner that would constitute a Change in Control. Parent's present management and Board of Directors would continue to control Parent if Parent acquires MobileMedia.

  The following constitute "Events of Default" under the 9 1/2% Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the 9 1/2% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the 9 1/2% Notes as and when the same shall become due and payable either at maturity, upon redemption or repurchase, by declaration or otherwise; (iii) the failure on the part of Arch duly to observe or perform any other of the covenants or agreements on the part of Arch in the 9 1/2% Notes or in the 9 1/2% Notes Indenture for a period or 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" and demanding that Arch remedy the same, shall have been given by registered or certified mail, return receipt requested, to Arch by the Trustee, or to Arch and the Trustee by the holders of at least 25% in aggregate principal amount of the 9 1/2% Notes at the time outstanding; (iv) certain events of bankruptcy, insolvency or reorganization in respect of Arch or any of its restricted subsidiaries; (v) (A) a default in payment of the principal of, premium, if any, or interest on any indebtedness for borrowed money of Arch or any restricted subsidiary in principal amount aggregating $5.0 million or more, whether such indebtedness now exists or is hereafter created, when the same shall become due and payable and continuation of such default after any applicable period of grace or (B) an event of default as defined in any indenture or instrument evidencing or under which Arch or any restricted subsidiary has at the date of the indenture or shall thereafter have outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable, and in any case referred to in the foregoing clause (A) or
(B) such non-payment or acceleration shall not be rescinded or annulled within 10 days after notice of such default in payment or event of default shall have been given to Arch by the Trustee (if such event is known to it), or to Arch and the Trustee by the holders of at least 25% in aggregate principal amount of the 9 1/2% Notes at the time outstanding; (vi) one or more judgments, orders or decrees for the payment of money (provided that the amount of such money judgment shall be calculated net of any insurance coverage that the insurer has irrevocably acknowledged to Arch as covering such money judgment in whole or in part) in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against Arch or any restricted subsidiary of Arch or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or (vii) the holder of any indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of Arch or any restricted subsidiary (or any agent of such holder of such debt or the trustee or other representative then acting under any indenture or other instrument under which such debt is outstanding) shall commence any proceeding, or take any action (including by way of set-off) to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of Arch or any of its restricted subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate (including funds on deposit or held pursuant to lock-box or other similar arrangements).

14% NOTES

  Arch has outstanding $100.0 million in aggregate principal amount of 14% Notes. The 14% Notes accrue interest at the rate of 14% per annum, payable semi-annually on May 1 and November. The 14% Notes are scheduled to mature on November 1, 2004.

  Arch may, at its option, redeem the 14% Notes as a whole, or from time to time in part, at the redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning November 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

   YEAR                                                         REDEMPTION PRICE
   ----                                                         ----------------
   1999........................................................     107.000%
   2000........................................................     104.625%
   2001........................................................     102.375%
   2002 and thereafter.........................................     100.000%

  The covenants in the indenture under which the 14% Notes are outstanding (the "14% Notes Indenture") limit the ability of Arch and its subsidiaries to pay dividends to Parent. Additionally, the 14% Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by Arch and its subsidiaries, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of Arch by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of Arch and on the merger, consolidation or sale of substantially all of the assets of Arch.

  Upon the occurrence of a "Change of Control", as defined in the 14% Notes Indenture, each holder of 14% Notes has the right to require that Arch repurchase such holder's 14% Notes at a repurchase price in cash equal to 102% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the 14% Notes Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of Arch or Parent having the right to vote in the election of directors; (ii) certain changes in the boards of directors of Arch or Parent; (iii) the sale or transfer of all or substantially all of the assets of Arch; or (iv) the merger or consolidation of Arch or Parent with or into another corporation with the effect that (A) a person or group shall have become the beneficial owner of the majority securities of the surviving corporation having the right to vote in the election of directors or (B) the securities of Parent or Arch outstanding immediately prior to such transaction and which represent 100% of the voting securities having the right to vote in the election of directors are exchanged for cash, securities or property unless such securities are changed into or exchanged for securities of the surviving corporation representing a majority of the voting securities having the right to vote in the election of directors. The Subsidiary Restructuring did not constitute a Change of Control under the 14% Notes Indenture. Parent expects to issue securities constituting a majority of Parent's equity to MobileMedia's creditors in connection with the MobileMedia Transaction. However, Parent does not intend to issue equity securities in a manner that would constitute a Change in Control. Parent's present management and Board of Directors would continue to control Parent if Parent acquires MobileMedia.

  The following constitute "Events of Default" under the 14% Notes Indenture:
(i) a default in the payment of any installment of interest upon any of the 14% Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the 14% Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise; (iii) the failure of Arch to comply with the covenants limiting mergers and sales of assets; (iv) the failure of Arch to comply with certain other covenants limiting its ability to incur debt, make restricted payments, impose dividend restrictions on its subsidiaries, dispose of assets, transact with affiliates, grant liens, obtain guarantees from its subsidiaries, permit its subsidiaries to issue stock or suffer a change of control, for a period of 30 days after notice; (v) the failure on the part of Arch duly to observe or perform any other of the covenants or agreements on the part of Arch in the 14% Notes or in the 14% Notes Indenture for a period of 60 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" and demanding that Arch remedy the same, shall have been given by registered or certified mail, return receipt requested, to Arch by the Trustee, or Arch and the Trustee by the holders of at least 25% in aggregate principal amount of the 14% Notes at the time outstanding; (vi) certain events of bankruptcy, insolvency or reorganization in respect of Arch or any of its restricted subsidiaries; (vii) (A) a default in payment of the principal of, premium if any, or interest on any indebtedness for borrowed money of Arch or any restricted subsidiary in principal amount aggregating $5.0 million or more, whether such indebtedness now exists or is hereafter created, when the same shall become due and payable and continuation of such default after any applicable period of grace or (B) an event of default as defined in any indenture or instrument evidencing or under which Arch or any restricted subsidiary has at the date of the indenture of shall thereafter have outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable, and in any case referred to in the foregoing clause (A) or (B) such non-payment or acceleration shall not be rescinded or annulled within 10 days after notice of such default in payment or event of default shall have been given to Arch by the Trustee (if such event is known to it), or to Arch and the Trustee by the holders of at least 25% in aggregate principal amount of the Arch 14% Notes at the time outstanding; (viii) one or more judgments, orders or decrees for the payment of money (provided that the amount of such money judgment shall be calculated net of any insurance coverage that the insurer has irrevocably acknowledged to Arch as covering such money judgment in whole or in part) in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against Arch or any restricted subsidiary of Arch or any of their respective properties and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or
(ix) the holder of any indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of Arch or any restricted subsidiary (or any agent of such holder of such debt or the trustee or other representative then acting under any indenture or other instrument under which such debt is outstanding) shall commence any proceeding, or take any action (including by way of set-off) to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of Arch or any of its restricted subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate (including funds on deposit or held pursuant to lock-box or other similar arrangements).

PARENT DISCOUNT NOTES

  In March 1996, Parent issued $467.4 million in aggregate principal amount at maturity of Parent Discount Notes. The Parent Discount Notes are scheduled to mature on March 15, 2008. The Parent Discount Notes were issued at a substantial discount from the principal amount due at maturity. Interest does not accrue on the Parent Discount Notes prior to March 15, 2001. Thereafter, interest on the Parent Discount Notes will accrue at the rate of 10 7/8% per annum, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

  Parent, at its option, may redeem the Parent Discount Notes as a whole or from time to time in part at any time on or after March 15, 2001 at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve month period beginning on March 15 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

   YEAR                                                         REDEMPTION PRICE
   ----                                                         ----------------
   2001........................................................     104.078%
   2002........................................................     102.719%
   2003........................................................     101.359%
   2004 and thereafter.........................................     100.000%

  In addition, on or prior to March 15, 1999, Parent, at its option, may redeem the Parent Discount Notes, in part, with the proceeds of a qualifying equity offering at a redemption price equal to 110.875% of the accreted value (as defined therein) to the date of redemption provided that, immediately after giving effect to such redemption, Parent Discount Notes with an aggregate principal amount at maturity at least equal to 66 2/3% of the original principal amount at maturity of the Parent Discount Notes remain outstanding. Parent shall not, however, be obligated to redeem any Parent Discount Notes with the proceeds of any equity offering.

  The covenants in the indenture under which the Parent Discount Notes were issued (the "Parent Discount Notes Indenture") limit the ability of Parent to pay dividends to its stockholders. Additionally, the Parent Discount Notes Indenture imposes limitations on the incurrence of indebtedness, whether secured or unsecured, by Parent and its subsidiaries, on the disposition of assets, on the occurrence of liens, on transactions with affiliates, on the sale or issuance of stock by the subsidiaries of Parent and on the merger or consolidation of Parent and its subsidiaries or sale of substantially all of the assets of Parent.

  Upon the occurrence of a "Change of Control", as defined in the Parent Discount Notes Indenture, each holder of Parent Discount Notes has the right to require Parent to repurchase such holder's Parent Discount Notes at a repurchase price in cash equal to 101% of the accrued principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a Change of Control under the Parent Discount Notes
Indenture: (i) the acquisition by a person or group of beneficial ownership of the majority of the securities of Parent having the right to vote in the election of directors; (ii) certain changes in the Board of Directors of Parent; (iii) the sale or transfer of all or substantially all of the assets of Parent or the merger or consolidation of Parent with or into another corporation with the effect that the outstanding voting stock of Parent is converted into or exchanged for cash, securities or other property other than certain transactions in which (i) the voting stock of Parent is exchanged for or converted into either capital stock of the transferee or survivor entity or, under limited circumstances, cash, securities or other property and (ii) no person or group shall have become the beneficial owner of the majority of the securities of the surviving corporation having the right to vote in the election of directors. The Subsidiary Restructuring did not constitute a Change of Control under the Parent Discount Notes Indenture. Parent expects to issue securities constituting a majority of Parent's equity to MobileMedia's creditors in connection with the MobileMedia Transaction. However, Parent does not intend to issue equity securities in a manner that would constitute a Change in Control. Parent's present management and Board of Directors would continue to control Parent if Parent acquires MobileMedia.

  The following constitute "Events of Default" under the Parent Discount Notes
Indenture: (i) a default in the payment of any installment of interest upon any of the Parent Discount Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) a default in the payment of all or any part of the principal of, or premium, if any, on any of the Parent Discount Notes as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise; (iii) the failure of Parent to comply with the covenants limiting mergers and sales of assets; (iv) the failure of the part of Parent duly to observe or perform any other of the covenants or agreements on the part of Parent in the Parent Discount Notes or in the Parent Discount Notes Indenture for a period of 60 days after the date on which written notice specifying such failure shall have been given by registered or certified mail, return receipt requested, to Parent by the Trustee, or Parent and the Trustee by the holders of at least 25% in aggregate principal amount of the Parent Discount Notes at the time outstanding; (v) certain events of bankruptcy, insolvency or reorganization in respect of Parent or any of its restricted subsidiaries; (vii) (A) a default in any payment when due at final maturity on any indebtedness for borrowed money of Parent or any restricted subsidiary in principal amount aggregating $5.0 million or (B) an event of default as defined in any indenture or instrument evidencing or under which Parent or any restricted subsidiary has outstanding at least $5.0 million aggregate principal amount of indebtedness for borrowed money shall happen and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which it would otherwise become due and payable; (viii) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, whether individually or in an aggregate amount, shall be entered against Parent or any restricted subsidiary of Parent and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or (ix) the holder of any indebtedness of Parent or any restricted subsidiary aggregating at least $5.0 million in principal amount that is secured by a lien on the property or assets of Parent or any restricted subsidiary shall notify the Trustee of the intended sale or disposition of any assets of Parent of any restricted subsidiary that have been pledged to or for the benefit of such holder or shall commence any proceeding, or take any action to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of such debt, property or assets of Parent or any of its restricted subsidiaries pursuant to the terms of any agreement or instrument evidencing any such debt of Parent or any restricted subsidiary or in accordance with applicable law.

PARENT CONVERTIBLE DEBENTURES

  As of March 31, 1998, there was outstanding $13.4 million in principal amount of 6 3/4% Convertible Subordinated Debentures due 2003 of Parent (the "Parent Convertible Debentures"). The Parent Convertible Debentures accrue interest at the rate of 6.75% per annum, payable semi-annually on June 1 and December 1. The Parent Convertible Debentures are scheduled to mature on December 1, 2003. The principal amount of the Parent Convertible Debentures is convertible into Common Stock at a conversion price of $16.75 per share at any time prior to redemption or maturity.

  The Parent Convertible Debentures may be redeemed at any time at the option of Parent, in whole or from time to time in part, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period beginning December 1 of the years indicated below (in each case together with accrued and unpaid interest to the redemption date):

   YEAR                                                         REDEMPTION PRICE
   ----                                                         ----------------
   1997........................................................     104.050%
   1998........................................................     103.375%
   1999........................................................     102.700%
   2000........................................................     102.025%
   2001........................................................     101.350%
   2002........................................................     100.675%
   2003 and thereafter.........................................     100.000%

  Upon the occurrence of a "Fundamental Change", as defined in the indenture under which the Parent Convertible Debentures were issued (the "Parent Debenture Indenture"), each holder of Parent Convertible Debentures has the right, at the holder's option, to require Parent to repurchase all of such holder's Parent Convertible Debentures, or any portion thereof, at a price equal to 100% of the principal amount of the Parent Convertible Debentures, plus accrued interest to the repurchase date. The following constitute a Fundamental Change under the Parent Debenture Indenture: (i) the acquisition by a person or group of beneficial ownership of capital stock of Parent entitled to exercise more than 50% of the total voting power of all capital stock (unless such beneficial ownership is approved by the board of directors of Parent prior to such person or group acquiring such beneficial ownership);
(ii) certain changes in Parent's Board of Directors; (iii) a share exchange of Parent with, or the merger of Parent into, any other person, any merger of another person into Parent, or any sale or transfer of all or substantially all of the assets of Parent to another person (subject in each case to certain exceptions); (iv) the purchase by Parent of beneficial ownership in shares of its Common Stock if such purchase would result in a default under any senior debt agreements to which Parent is a party; or (v) certain distributions by Parent of its Common Stock. The Subsidiary Restructuring did not, and the MobileMedia Transaction will not, constitute a Fundamental Change under the Parent Debenture Indenture.

  The Parent Convertible Debentures represent senior unsecured obligations of Parent and are subordinated to "Senior Indebtedness" of Parent, as defined in the Parent Debenture Indenture. The Parent Debenture Indenture does not contain any limitation or restriction on the incurrence of Senior Indebtedness or other indebtedness or securities of Parent or its subsidiaries.

  The following constitute "Events of Default" under the Parent Debenture
Indenture: (i) a default in the payment of any interest on the Parent Convertible Debentures that continues for 30 days after the date when due; (ii) a default in the payment of principal of or premium, if any, on any Parent Convertible Debenture when due and payable, whether at maturity, upon redemption or otherwise; (iii) a default in the performance of any other covenant or agreement of Parent that continues for 30 days after written notice of such default, requiring Parent to remedy the same; (iv) a default under any indebtedness for money borrowed by Parent, which default results in such indebtedness in an amount exceeding $5.0 million becoming or being declared due any payable prior to the date on which it would otherwise have become due and payable, if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice of such default, requiring Parent to remedy the same; or (v) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Parent.

                             DESCRIPTION OF NOTES

GENERAL

  The Notes were issued pursuant to an Indenture, dated as of June 29, 1998 (the "Indenture"), between Arch and U.S. Bank Trust National Association, as trustee (the "Trustee"). The Exchange Notes will be issued under the same Indenture. The Exchange Notes will be issued solely in exchange for an equal principal amount of Private Notes pursuant to the Exchange Offer. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Private Notes except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Private Notes provided for under certain circumstances will be eliminated.

  The Private Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. Upon consummation of the Exchange Offer, holders of Private Notes who do not exchange their Private Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Private Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and the holders of such Private Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Private Notes and the Exchange Notes then outstanding.

  The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions of certain terms used below. Copies of the Indenture and the Exchange and Registration Rights Agreement have been filed as exhibits to the Registration Statement. See "Additional Information". The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions". Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given them in the Indenture. All references to the "Company" in this "Description of Notes" refer only to Arch Communications, Inc. and do not include its Subsidiaries or Parent.

  Arch is an intermediate holding company with no material assets other than the stock of its Subsidiaries. Because the operations of Arch are conducted entirely through its Subsidiaries, Arch's cash flow and consequent ability to service its Debt, including the Notes, is dependent upon the earnings of such Subsidiaries and the distribution of those earnings to Arch or upon loans or other payments of funds by such Subsidiaries to Arch. The Subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments.

PRINCIPAL, MATURITY AND INTEREST

  The Notes will be limited to an aggregate principal amount of $130,000,000 and will mature on July 1, 2007. Interest on the Notes will accrue at the rate of 12 3/4% per annum, payable in cash semi-annually in arrears on each January 1 and July 1 commencing January 1, 1999, to the persons in whose names the Notes are registered at the close of business on the preceding June 15 or December 15, as the case may be. Interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance of the Notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months. See "Certain Federal Income Tax Considerations".

  The Notes are issuable only in registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. Principal of and interest, premium and Liquidated Damages, if any, on each Note will be payable and the Notes may be presented for transfer or exchange at the office or agency of Arch maintained for such purpose. Unless otherwise designated by Arch, Arch's office or agency for such purpose will be the principal corporate trust office of the Trustee. At Arch's option, payment of interest may be made by check mailed to registered holders of the Notes at the addresses set forth on the registry books maintained by the Trustee, who will initially act as registrar and transfer agent for the Notes. No service charge will be made for any exchange or registration of transfer of Notes, but Arch may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  As of the date of the initial issuance of the Notes, all of Arch's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, Arch will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

SENIORITY; RANKING

  The Notes will be senior unsecured obligations of Arch, ranking pari passu with all unsubordinated Debt of Arch and senior to all subordinated Debt of Arch. However, the Notes will be structurally subordinated to all liabilities of Arch's Subsidiaries, including trade payables, capitalized lease obligations and Debt that may be incurred by Arch's Subsidiaries under the Bank Credit Facilities or other current or future financing arrangements. Any right of Arch to receive assets of any Subsidiary upon such Subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be structurally subordinated to the claims of that Subsidiary's creditors, except to the extent that Arch is itself recognized as a creditor of such Subsidiary, in which case the claims of Arch would still be subject to any security interests in the assets of such Subsidiary and any liabilities of such Subsidiary senior to that held by Arch and may otherwise be challenged in a liquidation or reorganization proceeding. At June 30, 1998, the Notes were structurally subordinated to $344.3 million of liabilities of Arch's Subsidiaries. In addition, Parent will not have any obligation to pay any amounts due with respect to the Notes or to make any funds available therefor. At June 30, 1998, Parent had $364.0 million of liabilities (excluding liabilities of its Subsidiaries and Parent's guarantees thereof). The MobileMedia Transaction, if consummated, is expected to increase Arch's indebtedness by approximately $200.0 million and API's indebtedness by approximately $150.0 million and will cause API to own additional subsidiaries having liabilities of their own. The debt-to-equity ratio and the ratio of total debt to EBITDA for Arch (without regard to its subsidiaries) is expected to increase (and the ratio of EBITDA to interest is expected to decrease), although the debt-to-equity ratio and ratio of total debt to annualized EBITDA for Parent and for Arch, each on a consolidated basis, are expected to decrease (and the ratio of EBITDA to interest expense is expected to increase).

OPTIONAL REDEMPTION

  The Notes will be redeemable at the election of Arch, as a whole or from time to time in part, at any time on or after July 1, 2003 on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, if redeemed during the 12-month period beginning on July 1 of the years indicated below:

      YEAR                                                      REDEMPTION PRICE
      ----                                                      ----------------
      2003.....................................................     106.375%
      2004.....................................................     104.250%
      2005.....................................................     102.125%
      2006 and thereafter......................................     100.000%

  In addition, at any time or from time to time prior to July 1, 2001, Arch may redeem up to an aggregate of 35% of the original aggregate principal amount of the Notes within 75 days of an Equity Offering with the net proceeds of such offering at a redemption price equal to 112 3/4% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to but excluding the date of redemption; provided that, immediately after giving effect to such redemption, Notes with an aggregate principal amount of at least $84,500,000 remain outstanding.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  The Notes will not have the benefit of any sinking fund obligations.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  If a Change of Control occurs at any time, then each holder of Notes will have the right to require that Arch purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

  Within 30 days following any Change of Control, Arch will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first class mail, postage prepaid, at its registered address, stating, among other things: (i) the Change of Control Purchase Price and the Change of Control

Purchase Date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Note not tendered will continue to accrue interest and Liquidated Damages, if any; (iii) that, unless Arch defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest and Liquidated Damages, if any, after the Change of Control Purchase Date; and (iv) other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

  If a Change of Control Offer is made, there can be no assurance that Arch will have available, or be able to obtain, funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be tendered by holders of the Notes seeking to accept the Change of Control Offer. The Bank Credit Facilities will limit the purchase of the Notes by Arch prior to full repayment of indebtedness under such Bank Credit Facilities. There can be no assurance that in the event of a Change of Control Arch will be able to obtain the necessary consents from the lenders under the Bank Credit Facilities or from any other debt holders to consummate a Change of Control Offer. The failure of Arch to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default and Remedies".

  In addition to the obligations of Arch under the Indenture with respect to the Notes in the event of a Change of Control, the Bank Credit Facilities contain a provision designating as an event of default a change of control as described therein, the occurrence of which will obligate Arch to repay amounts outstanding under the Bank Credit Facilities upon an acceleration of the indebtedness issued thereunder.

  One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of Arch's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require Arch to purchase the Notes and Arch elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

  The definition of Change of Control in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require Arch to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with Arch's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving Arch (including, in certain circumstances, an acquisition of Arch by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "--Certain Definitions" for the definition of Change of Control. A transaction involving Arch's management or its affiliates, or a transaction involving a recapitalization of Arch, would result in a Change of Control only if it is the type of transaction specified in such definition. Any proposed highly leveraged transaction, whether or not constituting a Change of Control, would be required to comply with the other covenants in the Indenture, including those described under "Incurrence of Indebtedness " and "Liens". Parent expects to issue securities constituting a majority of Parent's equity to MobileMedia's creditors in connection with the MobileMedia Transaction. However, Parent does not intend to issue equity securities in a manner that would constitute a Change in Control. Parent's present management and Board of Directors would continue to control Parent if Parent acquires MobileMedia.

  Arch will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations, in connection with a Change of Control Offer.

 Asset Sales

  (a) Arch will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by Arch or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of Arch, whose good faith determination will be conclusive) and (ii) the consideration received by Arch or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 85% (A) cash or cash equivalents and/or
(B) the assumption by the transferee of Pari Passu Debt of Arch or any Debt of a Restricted Subsidiary and release of Arch or such Restricted Subsidiary from all liability on such Debt.

  (b) If Arch or any Restricted Subsidiary engages in an Asset Sale, Arch may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to
(i) make a permanent reduction of amounts outstanding under the Bank Credit Facilities or repay or prepay any then outstanding Pari Passu Debt of Arch or any Debt of a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest (within 90 days)) in (A) properties and assets to replace the properties and assets that were the subject of the Asset Sale, or
(B) properties and assets that will be used in the telecommunications businesses of Arch or its Restricted Subsidiaries, as the case may be. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then Arch may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical in such clause (ii)) above. Pending application of the Net Cash Proceeds of an Asset Sale pursuant to clause (ii) above, Arch may use such Net Cash Proceeds to reduce temporarily borrowings under the Bank Credit Facilities. The amount of such Net Cash Proceeds not so used as set forth in this paragraph (b) constitutes "Excess Proceeds".

  (c) When the aggregate amount of Excess Proceeds exceeds $5.0 million, Arch will, within 30 days, make an offer to purchase from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds. The offer price for each Note will be payable in cash in an amount equal to 100% of the principal amount of such Note, plus accrued and unpaid interest and Liquidated Damages, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, Arch may use the then remaining Excess Proceeds for other general corporate purposes not prohibited by the Indenture. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

CERTAIN COVENANTS

 Restricted Payments

  Arch will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

    (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of Arch or any Restricted Subsidiary (other than dividends or distributions payable solely in Qualified Equity Interests of Arch and other than dividends or distributions by a Restricted Subsidiary payable to Arch or another Restricted Subsidiary);

    (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock (other than Disqualified Stock) of Arch, any Restricted Subsidiary or any Affiliate of Arch, or any options, warrants or other rights to acquire such shares of Capital Stock (other than any such Capital Stock owned by Arch or any of its Restricted Subsidiaries);

    (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt (including Disqualified Stock);

    (d) make any loan, advance, capital contribution to or other Investment in, or guarantee any obligation of, any Affiliate of Arch, other than a Permitted Investment; and

    (e) make any other Investment (other than a Permitted Investment) in any Person;

(such payments or any other actions described in (but not excluded from) clauses (a) through (e) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted
Payment:

    (i) no Default or Event of Default has occurred and is continuing;

    (ii) Arch could Incur at least $1.00 of additional Debt (other than Permitted Debt) in accordance with the provisions described under the "Incurrence of Indebtedness" covenant; and

    (iii) the aggregate amount of all Restricted Payments declared or made after the issue date of the Notes does not exceed the sum of:

    (A) the remainder of (x) 100% of the aggregate Consolidated Cash Flow of Arch (excluding, for purposes other than determining whether Arch may, or may permit a Restricted Subsidiary to, make Investments in any Person, the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income could be paid to Arch or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise) measured on a cumulative basis during the period beginning on the first day of Arch's fiscal quarter during which the Notes are originally issued and ending on the last day of Arch's most recent fiscal quarter for which internal financial statements are available ending prior to the date of such proposed Restricted Payment, minus (y) the product of 2.0 times Consolidated Interest Expense accrued on a cumulative basis during the period beginning on the first day of Arch's fiscal quarter during which the Notes are originally issued and ending on the last day of Arch's most recent fiscal quarter for which internal financial statements are available ending prior to the date of such proposed Restricted Payment; plus

    (B) the aggregate net proceeds received by Arch after the initial issuance of the Notes (including the fair market value of property other than cash as determined by Arch's Board of Directors, whose good faith determination will be conclusive) from the issuance or sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of Arch; plus

    (C) the aggregate net proceeds received by Arch after the initial issuance of the Notes (including the fair market value of property other than cash as determined by Arch's Board of Directors, whose good faith determination will be conclusive) from the issuance or sale (other than to a Restricted Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of Arch, together with the aggregate net cash proceeds received by Arch at the time of such conversion or exchange; plus

    (D) without duplication, the lesser of (x) Net Cash Proceeds received by Arch or a wholly-owned Restricted Subsidiary of Arch upon the sale of any Unrestricted Subsidiary or (y) the amount of Arch's or such Restricted Subsidiary's Investment in such Unrestricted Subsidiary.

  Notwithstanding the foregoing, Arch and its Restricted Subsidiaries may take any one or more of the following actions, whether singly or in combination, so long as (with respect to clauses (e) through (k) below) no Default or Event of Default has occurred and is continuing:

    (a) the payment of any dividend within 60 days after the date of declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions;

    (b) the repurchase, redemption, defeasance or other acquisition or retirement for value of any shares of Capital Stock of Arch, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of Arch;

    (c) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Stock of Arch;

    (d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by Arch as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase) in exchange for, or out of the net cash proceeds of, a substantially concurrent Incurrence or sale (other than to a Restricted Subsidiary) of Subordinated Debt of Arch, so long as (i) such new Subordinated Debt is subordinated to the Notes to the same extent as such Subordinated Debt so purchased, redeemed, acquired or retired and (ii) such new Subordinated Debt has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of the Notes;

    (e) payments (whether made in cash, property or securities) by Arch or any Subsidiary of Arch to any employee of Arch or any Subsidiary of Arch in connection with the issuance or redemption of stock of any such company pursuant to any employee stock option plan or board resolution to the extent that such payments do not exceed $500,000 in the aggregate during any fiscal year or $2.0 million in the aggregate during the term of the Notes;

    (f) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount of such Subordinated Debt in the event of a Change of Control in accordance with provisions similar to the "Repurchase at the Option of Holders--Change of Control" covenant; provided that prior to such repurchase Arch has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

    (g) Investments in Persons made with, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Stock of Arch;

    (h) Investments in Persons all or substantially all of whose operations are in the telecommunications business; provided that the aggregate amount of Investments pursuant to this clause (h) in all such Persons does not exceed $20.0 million;

    (i) payments to Parent on or after September 14, 2001 to enable Parent to pay when due accrued but unpaid interest on Parent's 10 7/8% Senior Discount Notes due 2008; provided that such amounts are promptly used by Parent to pay such interest and, provided further, that at the time of such payment and giving pro forma effect thereto Arch's Consolidated Cash Flow ratio would be less than 5.0 to 1.0;

    (j) Investments in Benbow PCS Ventures, Inc. of up to $50.0 million in the aggregate; and

    (k) make any other payment or payments of up to $5.0 million in the aggregate which would otherwise constitute a Restricted Payment.

  The Restricted Payments described in clauses (b), (c), (e), (f), (g), (h),
(i), (j) and (k) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with the preceding paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section and the Restricted Payments described in clauses (a) and (d) of the preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with the preceding paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section.

  For the purpose of making any calculations under the Indenture, (i) an Investment will include the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and will, for the purpose of this covenant, exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary, (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer; provided that, in each case, the fair market value of an asset or property is as determined by the Board of Directors of Arch in good faith and (iii) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors of Arch, whose good faith determination will be conclusive.

  If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments.

  If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividend, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in Arch's Consolidated Adjusted Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by Arch and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

  In computing Consolidated Cash Flow of Arch under the first paragraph of this section, (i) Arch may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of Arch for the remaining portion of such period and (ii) Arch will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of Arch that are available on the date of determination. If Arch makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Board of Directors of Arch be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to Arch's financial statements affecting Consolidated Adjusted Net Income of Arch for any period.

 Incurrence of Indebtedness

  Arch will not, and will not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that Arch may Incur Debt and may permit a Restricted Subsidiary to Incur Debt if at the time of such Incurrence and after giving effect thereto the Consolidated Cash Flow Ratio would be less than 5.5 to 1.0.

  In making the foregoing calculation, there shall be excluded from Debt for purposes of calculating the Consolidated Cash Flow Ratio all Debt of Arch and its Restricted Subsidiaries incurred pursuant to clause (i) of the definition of Permitted Debt, and pro forma effect will be given to (i) the Incurrence of the Debt to be incurred and the application of the net proceeds therefrom to refinance other Debt and (ii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by Arch or its Restricted Subsidiaries, as the case may be, since the first day of the most recent full fiscal quarter, as if such acquisition or disposition occurred at the beginning of the most recent full fiscal quarter.

  Notwithstanding the foregoing limitation, Arch may, and may permit its Restricted Subsidiaries to, Incur the following additional Debt ("Permitted Debt"):

    (i) Debt under the Bank Credit Facilities in an aggregate amount not to exceed $100.0 million at any one time outstanding, less any amounts by which the commitments thereunder are permanently reduced pursuant to the provisions thereof as described under "Repurchase at the Option of Holders--Asset Sales";

    (ii) other Debt of Arch or any Restricted Subsidiary outstanding on the date of the Indenture;

    (iii) Debt owed by Arch to any wholly-owned Restricted Subsidiary or owed by any wholly-owned Restricted Subsidiary to Arch or any other wholly-owned Restricted Subsidiary (provided that such Debt is held by Arch or such wholly-owned Restricted Subsidiary and provided further that in the case of Debt owed by Arch, such Debt is Subordinated Debt);

    (iv) Debt represented by the Notes;

    (v) Debt Incurred or Incurrable in respect of letters of credit, bankers' acceptances or similar facilities not to exceed $5.0 million at any one time outstanding;

    (vi) Capital Lease Obligations whose Attributable Value does not exceed $5.0 million at any one time outstanding;

    (vii) Debt of Arch or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

    (viii) Debt of Arch or any Restricted Subsidiary (including trade letters of credit) in respect of purchase money obligations; provided that the aggregate amount of such Debt outstanding at any time does not exceed $5.0 million;

    (ix) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two Business Days of its Incurrence; and

    (x) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Debt, other than Debt Incurred pursuant to clause (i), (vii) or (ix) of this definition, including any successive refinancings thereof, so long as
  (A) any such new Debt is in a principal amount that does not exceed the principal amount (or, if such Debt being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by Arch as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of reasonable expenses Incurred by Arch in connection with such refinancing, (B) in the case of any refinancing of Subordinated Debt, such new Debt is made subordinate to the Notes at least to the same extent as the Debt being refinanced, (C) in the case of any refinancing of the Notes or any Pari Passu Debt, such new Debt is made pari passu or subordinated to the Notes, and (D) such refinancing Debt does not have an Average Life less than the Average Life of the Debt being refinanced and does not have a final scheduled maturity earlier than the final scheduled maturity of the Debt being refinanced, or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Debt being refinanced.

 Liens

  Arch will not, and will not permit any Restricted Subsidiary to, Incur any Debt which is secured, directly or indirectly, with a Lien on the Property, assets or any income or profits therefrom, of Arch or any Restricted Subsidiary, except for Permitted Liens, unless contemporaneously therewith or prior thereto, the Notes, including all payments of principal of, and premium, interest and Liquidated Damages, if any, thereon, are secured equally and ratably with (or prior to) the obligation or liability secured by such Lien for so long as such obligation or liability is so secured.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  Arch will not, and will not permit any Restricted Subsidiary to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay any dividends or make any other distributions on its Capital Stock; (b) make payments in respect of any Debt owed to Arch or any Restricted Subsidiary; (c) make loans or advances to Arch or any Restricted Subsidiary; or (d) transfer any of its property or assets to Arch or any Restricted Subsidiary, other than (i) those under the Bank Credit Facilities existing as of the date of issuance of the Notes, (ii) those under other Debt of Arch, Parent or any Restricted Subsidiary existing as of the date of issuance of the Notes, (iii) those as may be contained in future agreements provided that they are no more restrictive than those referred to in the immediately preceding clauses (i) and (ii), (iv) those required by the Notes,
(v) customary non-assignment or sublease provisions of any lease governing a leasehold interest of Arch or any Restricted Subsidiary, (vi) consensual encumbrances or restrictions binding upon any Person at the time such Person becomes a Subsidiary of Arch; provided, however, that such encumbrances or restrictions were not incurred in anticipation of such Person becoming a Subsidiary of Arch, (vii) encumbrances and restrictions imposed by applicable law or (viii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition. Nothing contained in this covenant shall prevent Arch from entering into any agreement permitted by the "Liens" covenant; provided, however, that the encumbrance or restriction in any such agreement is limited to the transfer of the property or assets which is subject to such agreement.

 Consolidation, Merger or Sale of Assets

  Arch will not consolidate with or merge with or into any other Person or convey, transfer or lease its properties and assets as an entirety to any Person or Persons, and Arch will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the conveyance, transfer or lease of all or substantially all of the properties and assets of Arch and its Restricted Subsidiaries on a consolidated basis to any Person, unless:

    (a) either (i) Arch is the surviving corporation or (ii) the Person (if other than Arch) formed by such consolidation or into which Arch or such Restricted Subsidiary is merged or the Person which acquires, by conveyance, transfer or lease, the properties and assets of Arch or such Restricted Subsidiary, as the case may be, substantially as an entirety (the "Surviving Entity") (A) shall be a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (B) shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, Arch's obligation for the due and punctual payment of the principal (and premium, if any, on) and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of Arch to be performed or observed;

    (b) immediately after giving effect to such transaction or series of transactions and treating any obligation of Arch or a Subsidiary in connection with or as a result of such transaction as having been Incurred as of the time of such transaction, no Default or Event of Default shall have occurred and be continuing;

    (c) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the last full fiscal quarter immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), Arch (or the Surviving Entity if Arch is not the continuing obligor under the Indenture) could Incur at least $1.00 of additional Debt (other than Permitted Debt) under the provisions of the "Incurrence of Indebtedness" covenant; and

    (d) if any of the property or assets of Arch or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Liens" covenant are complied with.

  In connection with any such consolidation, merger, conveyance, transfer or lease, Arch or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer's Certificate (attaching the computations to demonstrate compliance with clause
(c) above) and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the requirements of the covenant described under "Consolidation, Merger or Sale of Assets", and that all conditions precedent therein provided for relating to such transaction have been complied with.

  Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Arch under the Indenture with the same effect as if such Surviving Entity had been named as Arch therein; and when a Surviving Entity duly assumes all of the obligations and covenants of Arch pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

 Transactions with Affiliates and Related Persons

  Arch will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of transactions after the date of the Indenture with any Affiliate of Arch or any Related Person (other than Arch or a wholly-owned Restricted Subsidiary), unless (i) such transaction or series of transactions is on terms no less favorable to Arch or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person; and (ii) if such transaction or series of transactions involves aggregate consideration in excess of $1.0 million, then such transaction or series of transactions is approved by a majority of the Board of Directors of Arch, including the approval of a majority of the Disinterested Directors, and is evidenced by a resolution of the Board of Directors of Arch. Any such transaction or series of transactions shall be conclusively deemed to be on terms no less favorable to Arch or such Restricted Subsidiary than those that could be obtained in an arm's-length transaction if such transaction or transactions are approved by a majority of the Board of Directors of Arch, including a majority of the Disinterested Directors, and are evidenced by a resolution of the Board of Directors.

  This covenant will not apply to (i) transactions between Arch or any of its Restricted Subsidiaries and any employee of Arch or any of its Restricted Subsidiaries that are entered into in the ordinary course of business, (ii) the payment of reasonable and customary regular fees and expenses to directors of Arch, (iii) the making of indemnification, contribution or similar payments to any director or officer of Arch or any Restricted Subsidiary of Arch under Arch's or such Restricted Subsidiary's charter or by-laws (as each may be amended after the date of the Indenture) or any indemnification or similar agreement between Arch or any such Restricted Subsidiary and any of its directors or officers (collectively, the "Indemnification Agreements") or (iv) the entering into of any Indemnification Agreements with any current or future directors or officers of Arch or any Restricted Subsidiary of Arch.

 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

  Arch (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to Arch or a Restricted Subsidiary) and (b) will not permit any Person (other than Arch or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant will not prohibit (i) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by Arch or any Restricted Subsidiary in compliance with the other provisions of the Indenture or (ii) the acquisition by Arch of less than all of the equity ownership or Voting Stock of a Person that, upon the consummation of such acquisition, will be a Subsidiary.

 Subsidiary Guarantees

  Arch will not (i) permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or secure through the granting of Liens the payment of any Debt of Arch (other than Debt under or with respect to the Bank Credit Facilities and Permitted Liens in respect thereof) or (ii) pledge any intercompany notes representing obligations of any of its Restricted Subsidiaries to secure the payment of any Debt of Arch (other than Debt under or with respect to the Bank Credit Facilities and Permitted Liens in respect thereof), unless such Subsidiary (A) executes a supplemental indenture evidencing its Guarantee of the Notes or (B) in the case of a grant of a security interest or the pledge of an intercompany note in a situation which does not comply with clause (A) above, the holders of the Notes receive a security interest in the asset to which such security interest relates or such intercompany note; provided, however, that this provision will not apply to Guarantees of, or Liens granted to secure, the USAM Notes which Guarantees or Liens are required to be granted solely and as a direct result of the granting of Guarantees or Liens with respect to the Bank Credit Facilities.

 Unrestricted Subsidiaries

  (a) The Board of Directors of Arch may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither Arch nor any Restricted Subsidiary is directly or indirectly liable for any Debt of such Subsidiary, (ii) no default with respect to any Debt of such

Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Debt of Arch or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Restricted Payments" covenant, (iv) neither Arch nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary on terms other than those that might be obtained at the time from Persons who are not Affiliates of Arch and (v) neither Arch nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Notwithstanding the foregoing, Arch may not designate as an Unrestricted Subsidiary any Subsidiary which, on the date of the Indenture, is a Significant Subsidiary, and may not sell, transfer or otherwise dispose of any properties or assets of any such Significant Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business.

  (b) The Board of Directors of Arch may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an Incurrence of Debt by a Restricted Subsidiary of any outstanding Debt of such Unrestricted Subsidiary and such designation will only be permitted if
(i) such Debt is permitted under the "Incurrence of Indebtedness" covenant and
(ii) no Default or Event of Default would be in existence following such designation.

 Payments for Consent

  Neither Arch nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  Arch will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not Arch has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that Arch would be required to file if it were subject to Section 13 or 15 of the Exchange Act. Arch will also (a) file with the Trustee, and upon written request, provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which Arch files such reports and documents with the Commission or the date on which Arch would be required to file such reports and documents if Arch were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, supply at Arch's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

EVENTS OF DEFAULT AND REMEDIES

  The following will be "Events of Default" under the Indenture:

    (a) default in the payment of any interest, or Liquidated Damages, if any, on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

    (b) default in the payment of the principal of (or premium, if any, on) any Note at its Maturity;

    (c) failure to perform or comply with the Indenture provisions described under "Repurchase at the Option of Holders--Change of Control" or "Consolidation, Merger or Sale of Assets";

    (d) default in the performance, or breach, of any covenant or agreement of Arch contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in "Events of Default") and continuance of such default or breach for a period of 60 days after written notice shall have been given to Arch by the Trustee or to Arch and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

    (e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Debt of Arch or a Restricted Subsidiary (other than Benbow Investments, Inc. for so long as either issue of the USAM Notes remains outstanding), which issue has an aggregate outstanding principal amount of not less than $5.0 million, and such default has resulted in such Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Debt;

    (f) any Person entitled to take the actions described in this clause (f), after the occurrence of any event of default under any agreement or instrument evidencing any Debt in excess of $5.0 million in the aggregate of Arch or any Restricted Subsidiary, shall notify the Trustee of the intended sale or disposition of any assets of Arch or any Restricted Subsidiary that have been pledged to or for the benefit of such Person to secure such Debt or shall commence proceedings, or take action to retain in satisfaction of any Debt, or to collect on, seize, dispose of or apply, any such assets of Arch or any Restricted Subsidiary, pursuant to the terms of any agreement or instrument evidencing any such Debt of Arch or any Restricted Subsidiary or in accordance with applicable law;

    (g) one or more final judgments or orders shall have been rendered against Arch or any Restricted Subsidiary which require the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; or

    (h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arch, any Significant Subsidiary or any two or more Restricted Subsidiaries, which if considered as a single Person, would constitute a Significant Subsidiary.

  If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, then and in every such case, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and accrued and unpaid interest on (and premium and Liquidated Damages, if any, on), in each case as of such date of declaration, all of the outstanding Notes to be due and payable immediately by a notice in writing to Arch (and to the Trustee if given by the holders); and upon any such declaration all amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default specified in clause
(h) above occurs, then all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to Arch and the Trustee, may rescind and annul such declaration and its consequences if: (i) Arch has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) all unpaid principal of (and premium and Liquidated Damages, if any, on) any outstanding Notes which has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest, premium and Liquidated Damages, if any, and overdue principal at the rate borne by the Notes and (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (and premium and Liquidated Damages, if any, on) or interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

  The holders of not less than a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium and Liquidated Damages, if any) or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding affected thereby.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 30 days after the occurrence thereof, or, if later, promptly upon the Trustee obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium and Liquidated Damages, if any, on) or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if the board of directors, executive committee or a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Notes.

  No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of (and premium and Liquidated Damages, if any, on) or interest on such Note on or after the respective due dates expressed in such Note.

  Arch is required to furnish to the Trustee annual statements as to the performance by Arch of its obligations under the Indenture and as to any default in such performance. Arch is also required to notify the Trustee within five days of becoming aware of any Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of Arch or any Restricted Subsidiary (other than Arch and its Restricted Subsidiaries), as such, shall have any liability for any obligations of Arch or such Restricted Subsidiary under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE

  Arch may, at its option and at any time, terminate the obligations of Arch with respect to the outstanding Notes ("defeasance"). Such defeasance means that Arch shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive, solely from the trust fund described below, payments in respect of the principal of (and premium and Liquidated Damages, if any, on) and interest on such Notes when such payments are due, (ii) Arch's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, Arch may, at its option and at any time, elect to terminate the obligations of Arch with respect to certain covenants set forth in the Indenture described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance: (a) Arch must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to the benefit of the holders of, the Notes, money in an amount, or Government Securities which through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium and Liquidated Damages, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal (and premium and Liquidated Damages, if any) or installment of interest; (b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest (as defined in the Indenture), and for purposes of the Trust Indenture Act with respect to any securities of Arch; (d) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Arch is a party or by which it is bound or cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; (e) in the case of defeasance, Arch shall have delivered to the Trustee an Opinion of Counsel stating that (x) Arch has received a ruling from the Internal Revenue Service or (y) since the date of the Indenture, there has been a change in applicable federal income tax law or there has been published by the Internal Revenue Service a document that may be used or cited as precedent, in either case to the effect, and based thereon such opinion shall confirm, that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (f) in the case of covenant defeasance, Arch shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (g) Arch shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  Upon the request of Arch, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of Arch, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when: (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid and Notes which have been subject to defeasance as described under "--Legal Defeasance or Covenant Defeasance") have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at Stated Maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Arch, and Arch has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium and Liquidated Damages, if any, on) and interest to the date of such deposit (in the case of Notes which have come due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (b) Arch has paid or caused to be paid all other sums payable under the Indenture by Arch; and (c) Arch has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Arch is not required to transfer or exchange any Note selected for redemption. Also, Arch is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

AMENDMENT, SUPPLEMENT AND WAIVER

  Modifications and amendments of the Indenture may be made by Arch and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

    (a) change the Stated Maturity of the principal of, or any installment of interest or Liquidated Damages, if any, on, any Note, or reduce the principal amount thereof or the rate of interest or Liquidated Damages, if any, thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest or Liquidated Damages, if any, thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

    (b) reduce the percentage in aggregate principal amount of the Notes then outstanding, the consent of whose holders is required for any such amendment or for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture; or

    (c) modify any provisions relating to "Amendment, Supplement and Waiver" or the fourth full paragraph under "Events of Default" above, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

  The holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture except as set forth above.

CONCERNING THE TRUSTEE

  U.S. Bank Trust National Association, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes.

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of Arch, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Indenture) it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and the Exchange and Registration Rights Agreement without charge by writing to Arch Communications, Inc., 1800 West Park Drive, Suite 250, Westborough, MA 01581 Attention: Treasurer.

BOOK-ENTRY, DELIVERY AND FORM

  The Notes will be represented by a single, permanent Global Note (which may be subdivided) in definitive, fully-registered form without interest coupons in minimum denominations of $1,000 and integral multiples in excess thereof. The Global Note will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for credit to the respective accounts of the purchasers at DTC.

  Notes that are (i) transferred subsequent to the consummation of the Private Note Offering to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) who are not QIBs as defined in Rule 144A ("IAIs"); (ii) issued in the limited circumstances described below; or (iii) issued as provided in the Indenture in reliance upon Rule 144 under the Securities Act, will be issued in definitive, fully-registered form without interest coupons in minimum denominations of $1,000 and integral multiples in excess thereof (the "Certificated Securities"). Upon the purchase of a Note, each IAI will be required to execute and deliver to Arch and the Trustee a letter containing certain representations and agreements relating to the transfer of the Notes (the form of which letter can be obtained from the Trustee) and an opinion of counsel, if Arch or the Trustee so requests. If Certificated Securities initially issued to an IAI are transferred to a QIB in reliance on Rule 144A or to non-U.S. persons in compliance with Regulation S, such Certificated Securities will, unless the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note.

  The Notes are not issuable in bearer form. The Global Note may be transferred, in whole or in part, only to another nominee of DTC.

  The Global Note and any Certificated Securities will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear legends regarding such restrictions as described under "Notice to Investors".

 The Global Note

  Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Note to the accounts of persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC (including participants of other securities clearance organizations, "participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominees, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture and the Notes. Owners of beneficial interests in the Global Note will not be considered to be the owners or holders of any Notes under the Indenture. In addition, no beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Cedel Bank).

  Investors may hold their interests in the Global Note directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC, including Cedel Bank and Euroclear. Cedel Bank and Euroclear will hold interests in the Global Note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the Global Note in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., New York, will initially act as depositary for Cedel Bank and Morgan Guaranty Trust Company of New York, Brussels office, will initially act as depositary for Euroclear.

  Payments of the principal, interest, premium and Liquidated Damages, if any, on the Global Note will be made to DTC or its nominee, as the registered owner thereof. Neither Arch, the Trustee, nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Arch expects that DTC or its nominee, upon receipt of any payment of principal, interest, premium or Liquidated Damages, if any, in respect of the Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. Arch also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants including Cedel Bank and Euroclear, will be governed by standing instructions and customary practices and, in the case of Cedel Bank and Euroclear, in accordance with the relevant system's rules and procedures. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Cross-market transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Cedel Bank participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Cedel Bank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel Bank, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel Bank, as the case may be, will, if the transaction meets its settlement requirements deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivery or receiving interest in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Bank participants and Euroclear participants may not deliver instructions directly to the depositaries for Cedel Bank or Euroclear.

  Arch expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interest in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if an Event of Default has occurred and in continuing or in the limited circumstances described below, DTC will surrender the Global Note and certificated notes in definitive form will be distributed to its participants and will be legended as set forth under "Notice to Investors" below. The giving of notices and other communications by DTC to participants in DTC, by participants in DTC to persons who hold accounts with them and by such persons to holders of beneficial interests in the Global Note will be governed by arrangements between them, subject to any statutory or regulatory requirements as may exist from time to time.

  Arch understands that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and delivers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

  Although DTC, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures may be changed or discontinued at any time. Neither Arch nor the Trustee will have any responsibility for the performance by DTC, Cedel Bank or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

ADDITIONAL INFORMATION CONCERNING EUROCLEAR AND CEDEL BANK

  Euroclear and Cedel Bank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel Bank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with U.S. securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly.

  When beneficial interests are to be transferred from the account of a participant (other than Morgan Guaranty Trust Company of New York and Citibank, N.A., as depositaries for Euroclear and Cedel Bank, respectively) to the account of a Euroclear participant or a Cedel Bank participant, the purchaser must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. Euroclear or Cedel Bank, as the case may be, will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A., to receive the beneficial interests against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date, on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to the participant's account against delivery of the beneficial interests. After settlement has been completed, the beneficial interests will be credited to the respective clearing systems and by the clearing system, in accordance with its usual procedures, to the Euroclear participants' or Cedel Bank participants' account. Credit for the beneficial interests will appear on the next business day (European time) and the cash debit will be back-valued to, and interest attributable to the beneficial interests will accrue from, the value date (which would be the preceding business day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or Cedel Bank cash debit will instead be valued as of the actual settlement date.

  Euroclear participants and Cedel Bank participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Cedel Bank. Under this approach, they may take on credit exposure to Euroclear or Cedel Bank until the beneficial interests are credited to their accounts one day later. Finally, day traders that use Euroclear or Cedel Bank and that purchase beneficial interests from participants for credit to Euroclear participants or Cedel Bank participants should note that these trades would automatically fail on the sale side unless affirmative action were taken to avoid these potential problems.

  Due to time zone differences in their favor, Euroclear participants and Cedel Bank participants may employ their customary procedures for transactions in which beneficial interests are to be transferred by the respective clearing system, through Morgan Guaranty Trust Company of New York or Citibank, N.A., to another participant. The seller must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel Bank will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to credit the beneficial interests to the participant's account against payment. Payment will include interest attributable to the beneficial interest from and including the last payment date to and excluding the settlement date on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Euroclear participant or Cedel Bank participant the following business day, and receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account will be back-valued to the value date (which would be the preceding business day, when settlement occurs in New York). If the Euroclear participant or Cedel Bank participant has a line of credit with its representative clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., if the trade fails), receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account would instead be valued as of the actual settlement date.

CERTIFICATED SECURITIES

  The Global Note is exchangeable for Certificated Securities only (i) if the Depositary notifies Arch that it is unwilling or unable to continue as depositary for the Global Note and Arch thereupon fails to appoint a successor depositary; (ii) if Arch, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive registered form; or
(iii) if there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. Such Certificated Securities shall be registered in the names of the owners of the beneficial interests in the Global Note as provided by the participants. Upon issuance of the Notes in definitive form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners, as the Depositary shall direct.

  In all cases described herein, such Certificated Securities will bear the restrictive legend referred to in "Notice to Investors", unless Arch determines otherwise in compliance with applicable law.

  Neither Arch nor the Trustee will be liable for any delay by the holder of a Global Note or the Depositary in identifying the beneficial owners of Notes and Arch and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Note or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of a Global Note. With respect to Certificated Securities, Arch will make all payments of principal, premium, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

  The Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. Arch expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Arch and the Initial Purchasers entered into the Exchange and Registration Rights Agreement on June 24, 1998. Pursuant to the Exchange and Registration Rights Agreement, Arch agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, Arch is required to offer (as defined below) pursuant to the Exchange Offer to the holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) Arch is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies Arch prior to the 20th day following consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) that it is a broker-dealer and owns Notes acquired directly from Arch or an affiliate of Arch, Arch will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Arch will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange
Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

  The Exchange and Registration Rights Agreement provides that (i) Arch must file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) Arch will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Arch will commence the Exchange Offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, Arch shall file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) Arch fails to file any of the Registration Statements required by the Exchange and Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the Effectiveness Target Date, (c) Arch fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted

Securities during the periods specified in the Exchange and Registration Rights Agreement, then Arch will pay Liquidated Damages to each holder of Notes, with respect to the first 90-day period, or any portion thereof, immediately following the occurrence of such a Registration Default, in an amount equal to 25 basis points per annum of the principal amount of Notes held by such holder. The amount of the Liquidated Damages will increase by an additional 25 basis points per annum of the principal amount of Notes with respect to each subsequent 90-day period, or any portion thereof, until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 100 basis points per annum of the principal amount of Notes. All accrued and unpaid Liquidated Damages will be paid by Arch on each Interest Payment Date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Notes will be required to make certain representations to Arch (as described in the Exchange and Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized term used herein for which no definition is provided:

  "Acquired Debt" means Debt of a Person (a) existing at the time such Person is merged with or into Arch or becomes a Subsidiary, (b) assumed in connection with the acquisition of assets from such Person or (c) secured by a Lien encumbering assets acquired from such Person.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, to any Person of: (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of Arch and its Restricted Subsidiaries representing a division or line of business; or (c) any other properties or assets of Arch or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "Consolidation, Merger or Sale of Assets", (ii) between or among Arch and its Restricted Subsidiaries, (iii) constituting an Investment in a telecommunications business, if permitted under the "Restricted Payments" covenant, (iv) representing obsolete or permanently retired equipment and facilities or (v) the gross proceeds of which (exclusive of indemnities) do not exceed $1.0 million for any particular item or $2.0 million in the aggregate for any fiscal year of Arch.

  "Attributable Value" means, with respect to any lease at the time of determination, the present value (discounted at the interest rate implicit in the lease, or, if not known, at Arch's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the lesser of (i) the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or (ii) until any date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty); provided that on the date of determination it is the lessee's intention to terminate such lease on such date, after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

  "Average Life" means, as of the date of determination with respect to any Debt or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Debt or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

  "Bank Credit Facilities" means one or more credit or loan agreements or facilities (which may include revolving credit facilities or working capital facilities or term loans), whether now existing or created after the date of the Indenture, with a bank or other financial institution or group of banks or other financial institutions, as such agreements or facilities may be amended (including any amendments and restatements thereof), modified, supplemented, increased, restated or replaced from time to time, and includes without limitation (i) the Second Amended and Restated Credit Agreement (Tranche A and Tranche C Facilities), dated as of June 29, 1998, among API, the lenders and agents party thereto, and The Bank of New York, as administrative agent, together with all such Loan Documents under and as defined therein, as each such agreement and document may be amended, restated, supplemented, refinanced, increased or otherwise modified from time to time, and (ii) the Second Amended and Restated Credit Agreement (Tranche B Facility), dated as of June 29, 1998, among API, the lenders and agents party thereto, and The Bank of New York, as administrative agent, together with all such Loan Documents under and as defined therein, as each such agreement and document may be amended, restated, supplemented, refinanced, increased or otherwise modified from time to time.

  "Capital Lease Obligation" means, with respect to any Person, an obligation Incurred in the ordinary course of business under or in connection with any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease.

  "Capital Stock" of any Person means any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of such Person's equity interest (however designated) and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

  "Change of Control" means the occurrence of any of the following events:

    (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the voting power of all classes of Voting Stock of Arch or Parent;

    (b) Arch or Parent consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Arch or Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of Arch or Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of Arch or Parent is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for (A) Capital Stock (other than Disqualified Stock) of the surviving or transferee Person or (B) cash, securities or other property (other than Capital Stock described in the foregoing clause (A)) of the surviving or transferee Person in an amount that could be paid as a Restricted Payment as described under the "Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the

  Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the surviving or transferee Person;

    (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Arch or Parent (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of Arch or Parent, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Arch or Parent then in office; or

    (d) Arch is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger or Sale of Assets" below.

  "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of Arch and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any Person (other than Arch or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which Arch or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Arch or any Restricted Subsidiary in cash dividends or distributions by such Person during such period, and (d) the net income (or loss) of any Person combined with Arch or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination.

  "Consolidated Cash Flow" means for any period Consolidated Adjusted Net Income for such period increased, without duplication, by (i) Consolidated Interest Expense for such period, plus (ii) Consolidated Income Tax Expense for such period, plus (iii) Consolidated Non-Cash Charges for such period.

  "Consolidated Cash Flow Ratio" means, at any date, the ratio of (a) the aggregate principal amount of Debt of Arch and its Restricted Subsidiaries on a consolidated basis outstanding as of such date to (b) Consolidated Cash Flow for the most recently ended full fiscal quarter multiplied by four.

  "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of Arch and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of Arch and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation,
(iv) amortization of debt issuance costs, (v) the interest component of Capital Lease Obligations of Arch and its Restricted Subsidiaries, and (vi) the portion of any rental obligation of Arch and its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable during such period to interest expense (determined as if it were treated as a Capital Lease Obligation) plus (b) all interest on any Debt of any other Person guaranteed and paid by Arch or any of its Restricted Subsidiaries; provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

  "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of Arch and its Restricted Subsidiaries reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

  "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) the Attributable Value of every Capital Lease Obligation and Sale and Leaseback Transaction of such Person, (f) all Disqualified Stock of such Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends and (g) every obligation of the type referred to in clauses (a) through (f) of another Person and dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be considered Debt for purposes of this definition. The amount outstanding at any time of any Debt issued with original issue discount is the aggregate principal amount of such Debt, less the remaining unamortized portion of the original issue discount of such Debt at such time, as determined in accordance with GAAP.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (other than solely by virtue of such person's ownership of Capital Stock or other securities of Arch).

  "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable at the option of the holder thereof or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable at the option of the holder thereof for debt securities at any time prior to such final Stated Maturity.

  "Equity Offering" means an offering of equity securities of Arch or Parent for cash to Persons other than Arch or Subsidiaries of Arch.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of the Indenture.

  "Government Securities" means direct obligations of, obligations fully guaranteed by, or participation in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

  "Guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the obligation to reimburse amounts drawn down under letters of credit securing such obligations.

  "Incur" means, with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Debt.

  "Investment" means, (a) directly or indirectly, any advance, loan or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, or the Guarantee of any obligation of, any Person or making of any investment in any Person, (b) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (c) the transfer of any assets or properties from Arch or a Restricted Subsidiary to any Unrestricted Subsidiary, other than the transfer of assets or properties in the ordinary course of business. Investments will not include extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, preference, priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption, purchase or otherwise.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold by Arch or any Restricted Subsidiary with recourse to Arch or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Debt where payment of such Debt is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than Arch or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by Arch or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Parent" means Arch Communications Group, Inc., a Delaware corporation.

  "Pari Passu Debt" means Debt of Arch which ranks pari passu in right of payment with the Notes.

  "Permitted Investments" means any of the following:

    (a) Investments in (i) any evidence of Debt consisting of Government Securities with a maturity of 180 days or less; (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; and (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Arch and is organized under the laws of any state of the United States or the District of Columbia and having the highest rating obtainable from Moody's Investors Service or Standard & Poor's Corporation;

    (b) Investments by Arch or any Restricted Subsidiary in another Person, if as result of such Investment such other Person (i) becomes a Restricted Subsidiary or (ii) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Arch or a Restricted Subsidiary;

    (c) Investments by Arch or any Restricted Subsidiary in another Person made pursuant to the terms of a definitive merger, stock purchase or similar agreement providing for a business combination transaction between Arch or a Restricted Subsidiary and such Person if, (i) within 365 days of the date of such Investment, such other Person, pursuant to the terms of such agreement, (A) becomes a Restricted Subsidiary or (B) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Arch or a Restricted Subsidiary, or (ii) in the event such agreement is terminated prior to the consummation of the transactions contemplated thereunder, within 365 days of such termination Arch or such Restricted Subsidiary liquidates such Investment.

    (d) Investments by Arch or any of the Restricted Subsidiaries in any one of the other of them;

    (e) Investments in assets owned or used in the ordinary course of business;

    (f) Investments in existence on the date of initial issuance of the Notes; and

    (g) promissory notes received as a result of Asset Sales permitted under the "Asset Sales" covenant.

  "Permitted Liens" means any of the following:

    (a) Liens (other than Liens securing Debt under the Bank Credit Facilities) existing as of the date of issuance of the Notes;

    (b) Liens on Property or assets of Arch or a Restricted Subsidiary of Arch securing Debt under or with respect to the Bank Credit Facilities or which are required to secure the USAM Notes solely and as a direct result of the granting of Liens with respect to the Bank Credit Facilities;

    (c) Liens securing the Notes;

    (d) Liens on Property or assets of a Restricted Subsidiary securing Debt of such Restricted Subsidiary other than Guarantees with respect to Debt of Arch;

    (e) any interest or title of a lessor under any Capital Lease Obligation or Sale and Leaseback Transaction under which Arch is lessee so long as the Attributable Value secured by such Lien does not exceed the principal amount of Debt permitted under the "Incurrence of Indebtedness" covenant;

    (f) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the Incurrence of such Debt by Arch; provided that such Lien does not extend to any Property or assets of Arch other than the assets acquired in connection with the Incurrence of such Acquired Debt;

    (g) Liens arising from purchase money mortgages and purchase security interests Incurred in the ordinary course of the business of Arch; provided that (i) the related Debt is not secured by any Property or assets of Arch other than the Property and assets so acquired and (ii) the Lien securing such Debt is created within 60 days of such acquisition;

    (h) statutory Liens or landlords' and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (i) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor;

    (j) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (k) rights of banks to set off deposits against debts owed to said banks;

    (l) other Liens incidental to the conduct of the business of Arch or any of its Subsidiaries, as the case may be, or the ownership of their assets that do not materially detract from the value of the Property subject thereto;

    (m) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

    (n) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of Arch and the Restricted Subsidiaries, taken as a whole, incurred in the ordinary course of business;

    (o) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; and

    (p) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o); provided that any such extension, renewal or replacement shall not extend to any additional Property or assets.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

  "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Qualified Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

  "Related Person" means any beneficial owner of 10% or more of Arch's Voting Stock.

  "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

  "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which a Person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

  "Significant Subsidiary" means any Restricted Subsidiary of Arch that, together with its Subsidiaries, (a) for the most recent fiscal year of Arch, accounted for more than 10% of the consolidated revenues of Arch and its Restricted Subsidiaries or (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Arch and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Arch for such fiscal year.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest thereon is due and payable.

  "Subordinated Debt" means Debt of Arch that is subordinated in right of payment to the Notes.

  "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by Arch and/or one or more other Subsidiaries of Arch.

  "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by Arch's Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

  "USAM Notes" means the 9 1/2% Senior Notes due 2004 and 14% Senior Notes due 2004 issued by USA Mobile Communications, Inc. II (renamed Arch
Communications, Inc. upon consummation of the USA Mobile Merger).

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

GOVERNING LAW

  The Indenture, the Notes, the Exchange Notes and the Exchange and Registration Rights Agreement are governed by, and are to be construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain material United States federal income tax considerations relating to the Exchange Offer but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change without notice, possibly on a retroactive basis. This summary deals only with holders that hold Notes as "capital assets" (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions; tax-exempt organizations; insurance companies; traders or dealers in securities or currencies; custodians, nominees or similar financial intermediaries holding Notes for others; persons that hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or persons that have a "functional currency" other than the United States dollar. Arch has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS IN THE EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

  The exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a taxable exchange. As a result, a holder (i) should not recognize taxable gain or loss as a result of exchanging Private Notes for Exchange Notes pursuant to the Exchange Offer; (ii) the holding period of the Exchange Notes should include the holding period of the Private Notes exchanged therefor and (iii) the adjusted tax basis of the Exchange Notes should be the same as the adjusted tax basis of the Private Notes exchanged therefor immediately before the exchange. The Exchange Offer will result in no federal income tax consequences to a Holder of Notes who does not participate in the Exchange Offer.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for market-making activities or other trading activities. Arch has agreed that for a period not less than one year after the Expiration Date (or such shorter period as will terminate when all Exchange Notes acquired by Participating Broker-Dealers (as defined in the Exchange and Registration Rights Agreement) have been resold by such broker-dealers), it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such
resale. In addition, until January   , 1999 all dealers effecting transactions
in Exchange Notes may be required to deliver a prospectus.

  Arch will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of one year after the Expiration Date (or such shorter period as will terminate when all Exchange Notes acquired by Participating Broker-Dealers (as defined in the Exchange and Registration Rights Agreement) have been resold by such broker-dealers), Arch will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Arch has agreed to pay all expenses incident to Arch's performance of, or compliance with, the Exchange and Registration Rights Agreement (including the expenses of one counsel for the holders of the Private Notes) and will indemnify the holders or Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon for Arch by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of Arch Communications, Inc. as of December 31, 1996 and 1997 and the three years in the period ended December 31, 1997 appearing in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

  The descriptions of the regulatory requirements under the Communications Act and the regulations thereunder set forth under "Risks Factors--Government Regulation, Foreign Ownership and Possible Redemption" and "Business-- Regulation" have been included under the authority of Wilkinson, Barker, Knauer & Quinn, LLP, as experts in telecommunications law. Potential investors in the Exchange Notes should not rely on Wilkinson, Barker, Knauer & Quinn, LLP with respect to any other matters.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants...................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and June 30,
 1998 (unaudited)..........................................................  F-3
Consolidated Statements of Operations for Each of the Three Years in the
 Period Ended December 31, 1997 and for the Six Months Ended June 30, 1997
 and 1998 (unaudited)......................................................  F-4
Predecessor Consolidated Statement of Operations for the Period from
 January 1, 1995 to September 7, 1995......................................  F-5
Consolidated Statements of Stockholder's Equity for Each of the Three Years
 in the Period Ended December 31, 1997 and for the Six Months Ended June
 30, 1998 (unaudited)......................................................  F-6
Consolidated Statements of Cash Flows for Each of the Three Years in the
 Period Ended December 31, 1997 and for the Six Months Ended June 30, 1997
 and 1998 (unaudited)......................................................  F-7
Predecessor Consolidated Statement of Cash Flows for the Period from
 January 1, 1995 to  September 7, 1995 ....................................  F-8
Notes to Consolidated Financial Statements.................................  F-9

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Communications, Inc.:

  We have audited the accompanying consolidated balance sheets of Arch Communications, Inc. (a Delaware corporation and a wholly-owned subsidiary of Arch Communications Group, Inc.) (the "Company") and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997 and the statements of operations and cash flows for the period from January 1, 1995 to September 7, 1995 (predecessor basis). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 and for the period from January 1, 1995 to September 7, 1995 (predecessor basis), in conformity with generally accepted accounting principles.

  Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

                                          Arthur Andersen LLP

Boston, Massachusetts

February 9, 1998 (except
with respect to the matters
discussed in Notes 3, 7 and
8, as to which the date is
June 29, 1998)

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                DECEMBER 31,
                                            ----------------------   JUNE 30,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
                  ASSETS
Current assets:
  Cash and cash equivalents................ $    1,271  $    1,887   $  2,895
  Accounts receivable (less reserves of
   $4,111, $5,744 and $6,182 in 1996, 1997
   and 1998, respectively).................     25,344      30,147     32,483
  Inventories..............................     10,239      12,633     13,278
  Prepaid expenses and other...............      4,531       4,917      3,582
                                            ----------  ----------   --------
    Total current assets...................     41,385      49,584     52,238
                                            ----------  ----------   --------
Property and equipment, at cost:
  Land, buildings and improvements.........      8,780      10,089     10,297
  Paging and computer equipment............    339,391     361,713    382,053
  Furniture, fixtures and vehicles.........      9,921      16,233     16,990
                                            ----------  ----------   --------
                                               358,092     388,035    409,340
  Less accumulated depreciation and
   amortization............................     96,448     146,542    179,478
                                            ----------  ----------   --------
  Property and equipment, net..............    261,644     241,493    229,862
                                            ----------  ----------   --------
Intangible and other assets (less
 accumulated amortization of $140,605,
 $258,856 and $308,599 in 1996, 1997 and
 1998, respectively).......................    831,299     718,969    678,683
                                            ----------  ----------   --------
                                            $1,134,328  $1,010,046   $960,783
                                            ==========  ==========   ========
   LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt..... $       46  $   24,513   $    --
  Accounts payable.........................     17,395      22,486     22,951
  Accrued restructuring....................        --          --      15,846
  Accrued expenses.........................     14,287      11,894     12,850
  Accrued interest.........................     10,189      11,174      7,378
  Customer deposits........................      6,698       6,150      5,585
  Deferred revenue.........................      7,181       8,787     10,696
                                            ----------  ----------   --------
    Total current liabilities..............     55,796      85,004     75,306
                                            ----------  ----------   --------
Long-term debt, less current maturities....    605,513     623,000    639,464
                                            ----------  ----------   --------
Other long-term liabilities................     21,172         --      10,240
                                            ----------  ----------   --------
Commitments and contingencies
Stockholder's equity:
  Common Stock - $.01 par value, authorized
   1,000 shares, issued and outstanding:
   849 shares..............................        --          --         --
  Additional paid-in capital...............    620,740     617,563    642,225
  Accumulated deficit......................   (168,893)   (315,521)  (406,452)
                                            ----------  ----------   --------
    Total stockholder's equity.............    451,847     302,042    235,773
                                            ----------  ----------   --------
                                            $1,134,328  $1,010,046   $960,783
                                            ==========  ==========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                           SIX MONTHS ENDED
                             YEARS ENDED DECEMBER 31,          JUNE 30,
                           ------------------------------  ------------------
                             1995      1996       1997       1997      1998
                           --------  ---------  ---------  --------  --------
                                                              (UNAUDITED)
Service, rental and
 maintenance revenues..... $138,466  $ 291,399  $ 351,944  $171,978  $184,280
Product sales.............   24,132     39,971     44,897    22,290    21,305
                           --------  ---------  ---------  --------  --------
    Total revenues........  162,598    331,370    396,841   194,268   205,585
Cost of products sold.....  (20,789)   (27,469)   (29,158)  (14,291)  (14,690)
                           --------  ---------  ---------  --------  --------
                            141,809    303,901    367,683   179,977   190,895
                           --------  ---------  ---------  --------  --------
Operating expenses:
  Service, rental and
   maintenance............   29,673     64,957     79,836    38,111    40,409
  Selling.................   24,502     46,962     51,474    26,632    24,244
  General and
   administrative.........   40,448     86,181    106,041    51,345    56,516
  Depreciation and
   amortization...........   60,037    191,101    231,376   119,681   107,915
  Restructuring charge....      --         --         --        --     16,100
                           --------  ---------  ---------  --------  --------
    Total operating
     expenses.............  154,660    389,201    468,727   235,769   245,184
                           --------  ---------  ---------  --------  --------
Operating income (loss)...  (12,851)   (85,300)  (101,044)  (55,792)  (54,289)
Interest expense..........  (20,435)   (50,330)   (63,680)  (31,424)  (33,445)
Interest income...........       38      1,270        796       411       742
Equity in loss of
 affiliate................      --      (1,968)    (3,872)   (1,812)   (2,219)
                           --------  ---------  ---------  --------  --------
Income (loss) before
 income tax benefit and
 extraordinary item.......  (33,248)  (136,328)  (167,800)  (88,617)  (89,211)
Benefit from income
 taxes....................    4,600     51,207     21,172    10,600       --
                           --------  ---------  ---------  --------  --------
Income (loss) before
 extraordinary item.......  (28,648)   (85,121)  (146,628)  (78,017)   89,211
Extraordinary charge from
 early extinguishment of
 debt.....................   (1,684)    (1,904)       --        --     (1,720)
                           --------  ---------  ---------  --------  --------
Net income (loss)......... $(30,332) $ (87,025) $(146,628) $(78,017) $(90,931)
                           ========  =========  =========  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                       USA MOBILE COMMUNICATIONS, INC. II

                PREDECESSOR CONSOLIDATED STATEMENT OF OPERATIONS

                PERIOD FROM JANUARY 1, 1995 TO SEPTEMBER 7, 1995
                                 (IN THOUSANDS)

Service, rental and maintenance revenues.............................. $ 72,185
Product sales.........................................................    9,996
                                                                       --------
    Total revenues....................................................   82,181
Cost of products sold.................................................   (6,726)
                                                                       --------
                                                                         75,455
                                                                       --------
Operating expenses:
  Service, rental and maintenance.....................................   13,875
  Selling.............................................................   11,916
  General and administrative..........................................   19,267
  Depreciation and amortization.......................................   29,239
                                                                       --------
    Total operating expenses..........................................   74,297
                                                                       --------
Operating income......................................................    1,158
Interest expense, net.................................................  (18,522)
Non-operating expenses................................................   (7,844)
                                                                       --------
Income (loss) before income tax benefit...............................  (25,208)
Benefit from income taxes.............................................    2,675
                                                                       --------
Net income (loss)..................................................... $(22,533)
                                                                       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                          ADDITIONAL                 TOTAL
                                   COMMON  PAID-IN   ACCUMULATED STOCKHOLDER'S
                                   STOCK   CAPITAL     DEFICIT      EQUITY
                                   ------ ---------- ----------- -------------
BALANCE, DECEMBER 31, 1994........  $--    $309,357   $ (51,536)   $ 257,821
Capital Contribution from Arch
 Communications Group, Inc........   --      49,054         --        49,054
Net loss..........................   --         --      (30,332)     (30,332)
                                    ----   --------   ---------    ---------
BALANCE, DECEMBER 31, 1995........   --     358,411    (81,868)      276,543
Capital Contribution from Arch
 Communications Group, Inc........   --     262,329         --       262,329
Net loss..........................   --         --      (87,025)     (87,025)
                                    ----   --------   ---------    ---------
BALANCE, DECEMBER 31, 1996........   --     620,740    (168,893)     451,847
Distribution to Arch
 Communications Group, Inc. ......   --      (3,177)        --        (3,177)
Net loss..........................   --         --     (146,628)    (146,628)
                                    ----   --------   ---------    ---------
BALANCE, DECEMBER 31, 1997........   --     617,563    (315,521)     302,042
Capital Contribution from Arch
 Communications Group, Inc.
 (unaudited)......................   --      24,662         --        24,662
Net loss (unaudited)..............   --         --      (90,931)     (90,931)
                                    ----   --------   ---------    ---------
BALANCE, JUNE 30, 1998
 (UNAUDITED)......................  $--    $642,225   $(406,452)   $ 235,773
                                    ====   ========   =========    =========



  The accompanying notes are an integral part of these consolidated financial statements.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                SIX MONTHS
                              YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                            -------------------------------  ------------------
                              1995       1996       1997       1997      1998
                            ---------  ---------  ---------  --------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
  Net income (loss).......  $ (30,332) $ (87,025) $(146,628) $(78,017) $(90,931)
  Adjustments to reconcile
   net income (loss) to
   net cash provided by
   operating activities:
  Depreciation and
   amortization...........     60,037    191,101    231,376   119,681   107,915
  Deferred income tax
   benefit................     (4,600)   (51,207)   (21,172)  (10,600)      --
  Extraordinary charge
   from early
   extinguishment of
   debt...................      1,684      1,904        --        --      1,720
  Equity in loss of
   affiliate..............        --       1,968      3,872     1,812     2,219
  Accounts receivable loss
   provision..............      3,915      8,198      7,181     3,783     3,873
  Changes in assets and
   liabilities, net of
   effect from
   acquisitions of paging
   companies:
    Accounts receivable...     (9,582)   (15,513)   (11,984)   (7,390)   (6,209)
    Inventories...........     (3,176)     1,845     (2,394)   (3,674)     (645)
    Prepaid expenses and
     other................       (511)        89       (386)      817     1,335
    Accounts payable and
     accrued expenses.....       (551)   (12,440)     3,683     7,155    13,471
    Customer deposits and
     deferred revenue.....        (10)     1,556      1,058     2,443     1,344
    Other long-term
     liabilities..........        --         --         --        --     10,240
                            ---------  ---------  ---------  --------  --------
Net cash provided by
 operating activities.....     16,874     40,476     64,606    36,010    44,332
                            ---------  ---------  ---------  --------  --------
Cash flows from investing
 activities:
  Additions to property
   and equipment, net.....    (45,331)  (138,899)   (87,868)  (48,720)  (38,353)
  Additions to intangible
   and other assets.......    (15,137)   (16,676)   (14,899)   (7,724)  (21,584)
  Acquisition of paging
   companies, net of cash
   acquired...............   (132,081)  (325,420)       --        --        --
                            ---------  ---------  ---------  --------  --------
Net cash used for
 investing activities.....   (192,549)  (480,995)  (102,767)  (56,444)  (59,937)
                            ---------  ---------  ---------  --------  --------
Cash flows from financing
 activities:
  Issuance of long-term
   debt...................    191,617    401,000     91,000    82,000   450,964
  Repayment of long-term
   debt...................    (63,705)  (225,166)   (49,046)  (56,024) (459,013)
  Capital contribution
   from (distribution to)
   Arch Communications
   Group, Inc.............     49,054    262,329     (3,177)   (3,896)   24,662
                            ---------  ---------  ---------  --------  --------
Net cash provided by
 financing activities.....    176,966    438,163     38,777    22,080    16,613
                            ---------  ---------  ---------  --------  --------
Net increase (decrease) in
 cash and cash
 equivalents..............      1,291     (2,356)       616     1,646     1,008
Cash and cash equivalents,
 beginning of period......      2,336      3,627      1,271     1,271     1,887
                            ---------  ---------  ---------  --------  --------
Cash and cash equivalents,
 end of period............  $   3,627  $   1,271  $   1,887  $  2,917  $  2,895
                            =========  =========  =========  ========  ========
Supplemental disclosure:
  Interest paid...........  $  18,769  $  46,448  $  61,322  $ 29,668  $ 35,920
                            =========  =========  =========  ========  ========
  Liabilities assumed in
   acquisition of paging
   companies..............  $ 312,833  $  58,233  $     --   $    --   $    --
                            =========  =========  =========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       USA MOBILE COMMUNICATIONS, INC. II

                PREDECESSOR CONSOLIDATED STATEMENT OF CASH FLOWS

                PERIOD FROM JANUARY 1, 1995 TO SEPTEMBER 7, 1995
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net income (loss).................................................. $(22,533)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization......................................   29,239
  Amortization of debt issuance costs................................      720
  Deferred tax benefit...............................................   (2,675)
  Accounts receivable loss provision.................................    2,149
  Changes in assets and liabilities, net of effect from acquisitions of paging companies:
    Accounts receivable..............................................   (3,122)
    Inventories......................................................      418
    Prepaid expenses and other.......................................     (198)
    Accounts payable.................................................   (3,969)
    Accrued expenses.................................................      972
    Accrued acquisition costs........................................    2,553
    Accrued interest.................................................    1,375
    Customer deposits................................................      950
    Deferred revenue.................................................      (39)
                                                                      --------
Net cash provided by operating activities............................    5,840
                                                                      --------
Cash flows from investing activities:
  Sale of investment in repurchase agreements........................   37,000
  Acquisitions of paging companies, net of cash acquired.............  (28,684)
  Release of pending acquisition escrow deposits.....................   14,234
  Additions to property and equipment, net...........................  (34,044)
  Additions to intangible and other assets...........................   (2,812)
                                                                      --------
Net cash used for investing activities...............................  (14,306)
                                                                      --------
Cash flows from financing activities:
  Issuance of long-term debt.........................................   12,840
  Repayment of long-term debt........................................     (651)
  Capital contributions..............................................       54
                                                                      --------
Net cash provided by financing activities............................   12,243
                                                                      --------
Net increase in cash.................................................    3,777
Cash, beginning of period............................................      420
                                                                      --------
Cash, end of period.................................................. $  4,197
                                                                      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization--Arch Communications, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on operating cash flow). The Company had 4.1 million pagers in service at June 30, 1998. The financial statements for the Company represents the merger of Arch Communications Enterprises, Inc. ("ACE") with and into a subsidiary of USA Mobile Communications, Inc. II ("USAM"). ACE, USAM and the Company are wholly-owned subsidiaries of Arch Communications Group, Inc. ("Parent").

  Arch Communications Group, Inc. ("Old Parent") was incorporated in January 1986 in Delaware and conducted its operations through wholly-owned direct and indirect subsidiaries. On September 7, 1995, Old Parent completed its acquisition of USA Mobile Communications Holdings, Inc. ("USA Mobile") through the merger (the "USA Mobile Merger") of Old Parent with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. In accordance with generally accepted accounting principles, Old Parent was treated as the acquirer in the USA Mobile Merger for accounting and financial reporting purposes, and Parent reports the historical financial statements of Old Parent as the historical financial statements of Parent.

  The USA Mobile Merger has been accounted for using the purchase method of accounting. Parent is treated as the acquirer in the USA Mobile Merger for accounting and financial reporting purposes. The fair values of USAM's assets and liabilities at the effective time of the USA Mobile Merger represent a new cost basis for those assets and liabilities that have been pushed down to the accompanying financial statements of Arch dated subsequent to September 7, 1995. The principal effect of push down accounting was to increase the carrying values of intangible assets by $374.1 million and to decrease the carrying values of property and equipment by $9.2 million. Substantially all USA Mobile's assets and liabilities were composed of the assets and liabilities of USAM on the USA Mobile Merger date. Pro forma information is included in Note 2.

  The aggregate consideration paid or exchanged in the USA Mobile Merger was $582.2 million, consisting of cash paid of $88.9 million (including direct transaction costs), 7,599,493 shares of Parent common stock valued at $209.0 million and the assumption of liabilities of $284.3 million, including $241.2 million of long-term debt. Resulting goodwill is being amortized over a ten-year period using the straight-line method. The accompanying consolidated statements of operations and cash flows for the period January 1, 1995 to September 7, 1995 are collectively referred to herein as "USAM Financial Statements". Application of the purchase method of accounting at the USA Mobile Merger date primarily resulted in higher values assigned to intangible assets which will have the effect of increased amortization expense charged in future periods. Accordingly, USAM Financial Statements are not comparable to the financial statements of USAM subsequent to the USA Mobile Merger. Certain amounts in the USAM Financial Statements, however, were reclassified to conform with the current period presentation.

  Unaudited Interim Consolidated Financial Statements--The consolidated balance sheet as of June 30, 1998, the consolidated statements of operations and cash flows for the six months ended June 30, 1997 and 1998 and the consolidated statements of stockholder's equity for the six months ended June 30, 1998 are unaudited and, in the opinion of the Company's management, include all adjustments and accruals, consisting only of normal recurring accrual adjustments, which are necessary for a fair presentation of the Company's consolidated financial position, results of operations and cash flows. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

  Inventories--Inventories consist of new pagers which are held specifically for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

  Property and Equipment--Pagers sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

             ASSET CLASSIFICATION                         ESTIMATED USEFUL LIFE
             --------------------                         ---------------------
      Buildings and improvements.........................       20 Years
      Leasehold improvements.............................      Lease Term
      Pagers.............................................        3 Years
      Paging and computer equipment......................       5-8 Years
      Furniture and fixtures.............................       5-8 Years
      Vehicles...........................................        3 Years

  Effective October 1, 1995, Arch changed its estimate of the useful life of pagers from four years to three years. This change was made to better reflect the estimated period during which pagers will produce equipment rental revenue. The change did not have a material effect on depreciation expense or net loss in the quarter ended December 31, 1995.

  Depreciation and amortization expense related to property and equipment totaled $25.0 million, $87.5 million and $108.0 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                                    DECEMBER 31,
                                                  -----------------  JUNE 30,
                                                    1996     1997      1998
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
Goodwill......................................... $351,969 $312,017  $291,898
Purchased FCC licenses...........................  330,483  293,922   275,224
Purchased subscriber lists.......................  120,981   87,281    71,933
Investment in CONXUS Communications, Inc.........    6,500    6,500     6,500
Investment in Benbow PCS Ventures, Inc...........    3,642    6,189     9,942
Non-competition agreements.......................    3,594    2,783     2,268
Deferred financing costs.........................    3,420      526    12,065
Other............................................   10,710    9,751     8,853
                                                  -------- --------  --------
                                                  $831,299 $718,969  $678,683
                                                  ======== ========  ========

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Amortization expense related to intangible and other assets totaled $35.0 million, $103.7 million and $123.4 million for the years ended December 31, 1995, 1996 and 1997, respectively.

  Subscriber lists, Federal Communications Commission ("FCC") licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and FCC application and development costs which are amortized using the straight-line method over their estimated useful lives not exceeding ten years. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of paging systems, and are amortized over a two-year period.

  On November 8, 1994, CONXUS Communications, Inc. ("CONXUS"), formerly PCS Development Corporation, was successful in acquiring the rights to a two-way paging license in five designated regions in the United States in the FCC narrowband wireless spectrum auction. As of December 31, 1997 Arch's investment in CONXUS totaled $6.5 million representing an equity interest of 10.5% accounted for under the cost method.

  In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc. ("Westlink") (see Note 2), Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. ("Benbow"). Benbow has exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications license in each of the central and western regions of the United States. Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance the build out of a regional narrowband PCS system. Arch's investment in Benbow is accounted for under the equity method whereby Arch's share of Benbow's losses since the acquisition date of Westlink are recognized in Arch's accompanying combined statements of operations under the caption equity in loss of affiliate.

  Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended or renegotiated, unamortized deferred financing costs are written-off as an extraordinary charge. A charge of $1.7 million was recognized in the second quarter of 1995 in connection with the closing of a new credit facility and a charge of $1.9 million was recognized in the second quarter of 1996 in connection with the closing of a new credit facility.

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets as compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets. To date, Arch has not had any such impairments.

  Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1996 and 1997.

  As discussed in Note 3, Arch's debt financing primarily consists of senior bank debt and fixed rate senior notes. Arch considers the fair value of senior bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

table depicts the fair value of this debt based on the current market quote as of December 31, 1996 and 1997 (in thousands):

                                            DECEMBER 31, 1996 DECEMBER 31, 1997
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
   DESCRIPTION                               VALUE    VALUE    VALUE    VALUE
   -----------                              -------- -------- -------- --------
9 1/2% Senior Notes due 2004............... $125,000 $117,500 $125,000 $122,488
14% Senior Notes due 2004..................  100,000  115,000  100,000  112,540

  Arch had off balance sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $165.0 million and $55.0 million, respectively, at December 31, 1996 and $140.0 million and $80.0 million, respectively, at December 31, 1997. The fair values of the interest rate swaps and interest rate caps were $361,000 and $10,000, respectively, at December 31, 1996 and $47,000 and $9,000, respectively, at December 31, 1997.

  Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1997 presentation.

2. ACQUISITIONS

  In May 1996, Arch completed its acquisition of all the outstanding capital stock of Westlink for $325.4 million in cash, including direct transaction costs. The purchase price was allocated based on the fair values of assets acquired and liabilities assumed (including deferred income taxes arising in purchase accounting), which amounted to $383.6 million and $58.2 million, respectively.

  During the year ended December 31, 1995, Arch completed five acquisitions of paging companies, in addition to the USA Mobile Merger, for purchase prices aggregating approximately $43.0 million, consisting of cash of $36.1 million and 395,000 shares of Parent common stock valued at $6.9 million. Goodwill resulting from the acquisitions and the USAM Merger is being amortized over a ten-year period using the straight-line method.

  These acquisitions (including the USA Mobile Merger) have been accounted for as purchases, and the results of their operations have been included in the consolidated financial statements from the dates of the respective acquisitions. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred at the beginning of the periods presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the period presented, or of results that may occur in the future.

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                      1995            1996
                                                 --------------  --------------
                                                 (UNAUDITED AND IN THOUSANDS)
   Revenues..................................... $      321,963  $      358,900
   Income (loss) before extraordinary item......        (86,125)       (100,807)
   Net income (loss)............................        (87,809)       (102,711)

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. LONG-TERM DEBT

  Long-term debt consisted of the following (in thousands):

                                                 DECEMBER 31,
                                               -----------------  JUNE 30,
                                                 1996     1997      1998
                                               -------- -------- -----------
                                                                 (UNAUDITED)
ACE Credit Facility........................... $327,500 $359,500  $    --
USAM Credit Facility..........................   53,000   63,000       --
Amended Credit Facility.......................      --       --    287,000
9 1/2% Senior Notes due 2004..................  125,000  125,000   125,000
14% Senior Notes due 2004.....................  100,000  100,000   100,000
12 3/4% Senior Notes due 2007.................      --       --    127,464
Other.........................................       59       13       --
                                               -------- --------  --------
                                                605,559  647,513   639,464
Less-current maturities.......................       46   24,513  $    --
                                               -------- --------  --------
Long-term debt................................ $605,513 $623,000  $639,464
                                               ======== ========  ========

  Senior Bank Debt--The Company, through its operating subsidiaries, entered into two credit agreements. ACE entered into a credit facility dated May 5, 1995, as amended, with a group of banks and financial institutions who agreed, subject to certain terms and conditions, to provide (i) a $250 million, seven-year reducing revolver facility (the "ACE Revolver"), (ii) a $150 million, seven-year term loan (the "Tranche A Term Loan"), and (iii) a $100 million, eight-year term loan (the "Tranche B Term Loan"). The ACE Revolver, which is available for working capital and other purposes, the Tranche A Term Loan and the Tranche B Term Loan are collectively referred to as the ACE Credit Facility. The ACE Credit Facility is secured by all assets of the operating subsidiaries of ACE and a pledge of all the stock of Arch's direct and indirect subsidiaries. In addition, Parent and the operating subsidiaries of ACE have guaranteed all obligations under the ACE Credit Facility.

  The ACE Revolver was subject to scheduled mandatory reductions commencing on December 31, 1999. The Tranche A Term Loan and Tranche B Term Loan will be amortized in quarterly installments commencing on March 31, 1998.

  Except for the Tranche B Term Loan, borrowings under the ACE Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate, or (ii) the agent bank's LIBOR rate, in each case plus a margin which is based on the ratio of total debt to annualized operating cash flow. Borrowings under the Tranche B Term Loan bear interest at either the agent bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on the ratio of total debt to annualized EBITDA. Interest is payable quarterly in arrears. In addition, an annual commitment fee is payable based on the average daily unused portion of the ACE Revolver.

  ACE is also required to maintain interest rate protection on at least 50% of outstanding borrowings under the ACE Credit Facility, and has therefore entered into interest rate swap and interest rate cap agreements. Entering into interest rate cap and swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of non-performance by the counterparty to these interest rate protection agreements, ACE would be subject to the prevailing interest rates specified in the ACE Credit Facility.

  Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. The notional principal amount of the interest rate swaps outstanding was $140 million at

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

December 31, 1997. The weighted average fixed payment rate was 5.818% while the weighted average rate of variable interest payments under the ACE Credit Facility was 5.872% at December 31, 1997. At December 31, 1996 and 1997, the Company had a net payable of $124,000 and a net receivable of $18,000, respectively, on the interest rate swaps.

  The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $80 million with cap levels between 7.5% and 8% at December 31, 1997. The transaction fees for these instruments are being amortized over the terms of the agreements.

  The ACE Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of ACE to: incur additional indebtedness, advance funds to Benbow (see Note 1), pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the ACE Credit Facility. As of December 31, 1997, ACE and its operating subsidiaries were in compliance with the covenants of the ACE Credit Facility.

  As of December 31, 1997, $359.5 million was outstanding and $28.7 million was available under the ACE Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.76%.

  USAM and the direct subsidiaries of USAM (the "USAM Borrowing Subsidiaries") are parties to a $110 million reducing revolving credit facility dated March 19, 1997, as amended, with a group of banks pursuant to which the banks have agreed to make advances for working capital and other purposes (the "USAM Credit Facility").

  Upon the closing of the USAM Credit Facility, the banks did not require the contemporaneous grant of a security interest in the assets of USAM and its subsidiaries but they have reserved the right to require such a security interest upon the occurrence of certain triggering events. Parent and USAM have guaranteed the obligations of the USAM Borrowing Subsidiaries under the USAM Credit Facility. Parent's guarantee is secured by the pledge of the stock of ACE and USAM.

  Obligations under the USAM Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate or
(ii) the agent bank's LIBOR rate, in each case plus a margin based on the ratio of USAM's total indebtedness to annualized operating cash flow. The annual commitment fee is payable based on the average daily unused portion of the USAM Credit Facility.

  The USAM Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of USAM to: incur additional indebtedness, pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the USAM Credit Facility. As of December 31, 1997, USAM and the USAM Borrowing Subsidiaries were in compliance with the covenants of the USAM Credit Facility.

  As of December 31, 1997, $63.0 million was outstanding and $4.6 million was available under the USAM Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.55%.

  On June 29, 1998, ACE was merged (the "ACI Merger") into a subsidiary of USAM named Arch Paging, Inc. ("API") to form the Company. In connection with the Merger, USAM changed its name to Arch Communications, Inc. Contemporaneously with the ACI Merger, ACE's existing credit facility was amended and restated to establish senior secured revolving credit and term loan facilities with API, as borrower, in the aggregate amount of $400.0 million (collectively, the "Amended Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"),
(ii) a $100.0 million 364-day revolving

                        ARCH COMMUNICATIONS, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

           NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan which was available in a single drawing on the closing date (the "Tranche C Facility").

  The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the Amended Credit Facility are secured by its pledge of the capital stock of the former ACE operating subsidiaries. The Amended Credit Facility is guaranteed by Arch, Parent and the former ACE operating subsidiaries. Arch's guarantee is secured by a pledge of Parent's stock and notes in Arch, and the guarantees of the former ACE operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's previous credit facility.

  Borrowings under the Amended Credit Facility bear interest based on a reference rate equal to either the Bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on Arch's or API's ratio of total debt to annualized EBITDA.

  The Amended Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on Arch's or API's ratio of total debt to annualized EBITDA.

  The Amended Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the Amended Credit Facility. In addition, the Amended Credit Facility requires API and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

  Interest on the USAM 14% Notes and the USAM 9 1/2% Notes (collectively, the "Senior Notes") is payable semiannually. The Senior Notes contain certain restrictive and financial covenants which, among other things, limit the ability of Parent or USAM to: incur additional indebtedness; pay dividends; grant liens on its assets; sell assets; enter into transactions with related parties; merge, consolidate or transfer substantially all of its assets; redeem capital stock or subordinated debt; and make certain investments.

  On June 29, 1998, Arch issued and sold $130.0 million principal amount of 12 3/4% Senior Notes due 2007 (the "Notes") for net proceeds of $122.6 million (after deducting the discount to the initial purchasers of such Notes and estimated offering expenses payable by Arch) in a private placement (the "Note Offering") under Rule 144A under the Securities Act of 1933. The Notes were sold at an initial price to investors of 98.049%. The Notes mature on July 1, 2007 and bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

  The covenants in the indenture under which the 12 3/4% Notes were issued ("the Indenture") contain certain covenants that, among other things, limit the ability of Arch to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of Arch's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Maturities of Debt--Scheduled long-term debt maturities at December 31, 1997 and at June 30, 1998, are as follows (in thousands):

         YEAR ENDING                    DECEMBER 31,  JUNE 30,
         DECEMBER 31,                       1997        1998
         ------------                   ------------ -----------
                                                     (UNAUDITED)
          1998........................    $ 24,513    $    --
          1999........................      37,750       1,250
          2000........................      83,000       5,750
          2001........................      74,750      53,750
          2002........................     122,500      53,750
          Thereafter..................     305,000     524,964
                                          --------    --------
                                          $647,513    $639,464
                                          ========    ========

4. INCOME TAXES

  Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities given the provisions of enacted laws.

  The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1996 and 1997 are as follows (in thousands):

                                                              1996       1997
                                                            ---------  --------
   Deferred tax assets..................................... $  94,597  $134,944
   Deferred tax liabilities................................  (115,769)  (90,122)
                                                            ---------  --------
                                                              (21,172)   44,822
   Valuation allowance.....................................       --    (44,822)
                                                            ---------  --------
                                                            $ (21,172) $    --
                                                            =========  ========

  The approximate effect of each type of temporary difference and carryforward at December 31, 1996 and 1997 is summarized as follows (in thousands):

                                                              1996       1997
                                                            ---------  --------
   Net operating losses.................................... $  89,764  $106,214
   Intangibles and other assets............................  (115,769)  (87,444)
   Depreciation of property & equipment....................     3,692    24,388
   Accruals and reserves...................................     1,141     1,664
                                                            ---------  --------
                                                              (21,172)   44,822
   Valuation allowance.....................................       --    (44,822)
                                                            ---------  --------
                                                            $ (21,172) $    --
                                                            =========  ========

  The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization. The net operating loss (NOL) carryforwards expire at various dates through 2012. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

  The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future.

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. COMMITMENTS AND CONTINGENCIES

  In March 1996, Parent completed a public offering of 10 7/8% Senior Discount Notes ("Parent Discount Notes") in aggregate principal amount at maturity of $467.4 million ($275.0 million initial accreted value). Parent Discount Notes mature on March 15, 2008. Interest does not accrue on the Parent Discount Notes prior to March 15, 2001. Thereafter, interest on the Parent Discount Notes will accrue at the rate of 10 7/8% per annum (approximately $50.8 million), payable semi-annually. Parent has no significant business operations and its primary asset represents its investment in Arch. The ability of Parent to make payments of principal and interest on the Parent Discount Notes will be dependent upon Arch's achieving and sustaining levels of performance in the future that would permit the Company to pay dividends, distributions or fees to Parent which are sufficient to permit such payments on the Notes.

  In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which in the event of an adverse decision, would result in a material adverse change in the financial condition of the Company.

  Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately ten years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

  Future minimum lease payments under noncancellable operating leases at December 31, 1997 are as follows (in thousands):

             YEAR ENDING DECEMBER 31,
             ------------------------
             1998............................. $16,909
             1999.............................   7,706
             2000.............................   4,546
             2001.............................   2,689
             2002.............................     950
             Thereafter.......................   1,680
                                               -------
               Total.......................... $34,480
                                               =======

  Total rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 approximated $6.4 million, $14.7 million, and $19.8 million, respectively.

6. EMPLOYEE BENEFIT PLANS

  Retirement Savings Plan--Arch has a retirement savings plan, qualifying under Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under
Section 401(k) of the Internal Revenue Code. The plan provides for employer matching contributions. Matching contributions for the years ended December 31, 1995, 1996 and 1997 approximated $124,000, $217,000 and $302,000 respectively.

  Stock Option Plans--Employees of Arch are eligible to be granted options under Parent's stock option plans. Parent has a 1989 Stock Option Plan (the "1989 Plan") and a 1997 Stock Option Plan (the "1997 Plan") which provide for the grant of incentive and nonqualified stock options to key employees of its subsidiaries ("employees"), directors and consultants to purchase Parent's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of ten years. The 1989 Plan provides for the granting of options to purchase a total of 1,128,944 shares of common stock. All options outstanding on September 7, 1995 under the 1989 Plan became fully exercisable and vested as a result of the USA Mobile Merger. The 1997 Plan provides for the granting of options to purchase a total of 1,500,000 shares of Parent's common stock.

  Effective October 23, 1996, the Compensation Committee of the Board of Directors of Parent authorized the grant of new options to each employee who had an outstanding option at a price greater then $12.50 (the fair market value of Parent's common stock on October 23, 1996). The new option would be for the total number of shares (both vested and unvested) subject to each employee's outstanding stock option agreement(s). As a result of this action 424,206 options were terminated and regranted at a price of $12.50. The Company treated this as a cancellation and reissuance under APB opinion No. 25 "Accounting for Stock Issued to Employees".

  As a result of the USA Mobile Merger, Parent assumed a stock option plan originally adopted by USA Mobile in 1994 and amended and restated on January 26, 1995 (the "1994 Plan"), which provides for the grant of options to purchase up to 601,500 shares of Parent's common stock. Under the 1994 Plan, incentive stock options may be granted to employees and nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Option duration and vesting provisions are similar to the 1989 Plan. All outstanding options under the 1994 Plan became fully exercisable and vested as a result of the Merger.

  On December 16, 1997, the Compensation Committee of the Board of Directors of Parent authorized the Company to offer an election to its employees who had outstanding options at a price greater than $5.06 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, Parent canceled 1,083,216 options with exercise prices ranging from $5.94 to $20.63 and granted the same number of new options with an exercise price of $5.06 per share, the fair market value of the stock on December 16, 1997.

  The following table summarizes the activity under Parent's stock option plans (including Parent's outside director plans) for the periods presented:

                                                    NUMBER OF  WEIGHTED AVERAGE
                                                     OPTIONS    EXERCISE PRICE
                                                    ---------  ----------------
      Options Outstanding at December 31, 1994.....   642,484       $ 7.95
       Granted ....................................   278,750        23.46
       Assumed in Merger ..........................   571,024        11.59
       Exercised ..................................  (475,903)       10.80
       Terminated .................................   (10,600)       17.57
                                                    ---------       ------
      Options Outstanding at December 31, 1995 .... 1,005,755        13.02
       Granted ....................................   695,206        15.46
       Exercised ..................................  (169,308)        8.69
       Terminated .................................  (484,456)       21.60
                                                    ---------       ------
      Options Outstanding at December 31, 1996 .... 1,047,197        11.37
       Granted ....................................   500,394         6.68
       Exercised ..................................       --           --
       Terminated .................................  (190,636)       10.58
                                                    ---------       ------
      Options Outstanding at December 31, 1997 .... 1,356,955       $ 9.75
                                                    =========       ======
      Options Exercisable at December 31, 1997 ....   639,439       $ 9.64
                                                    =========       ======

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Outside directors' options outstanding and options exercisable were 57,000 and 30,000, respectively, at December 1997.

  The following table summarizes the options outstanding and options exercisable by price range at December 31, 1997:

                                WEIGHTED
                                 AVERAGE   WEIGHTED             WEIGHTED
      RANGE OF                  REMAINING  AVERAGE              AVERAGE
      EXERCISE       OPTIONS   CONTRACTUAL EXERCISE   OPTIONS   EXERCISE
       PRICES      OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
      --------     ----------- ----------- -------- ----------- --------
   $3.13 - $ 5.94     186,284     1.58      $ 4.39    169,784    $ 4.36
     6.25 -  8.25     617,654     7.45        7.09    195,010      7.77
    10.29 - 14.10     410,377     8.08       12.34    209,853     12.19
    15.85 - 20.63     124,640     8.10       20.12     51,292     19.66
    23.50 - 27.56      18,000     7.84       25.53     13,500     25.53
   --------------   ---------     ----      ------    -------    ------
   $3.13 - $27.56   1,356,955     6.90      $ 9.75    639,439    $ 9.64
   ==============   =========     ====      ======    =======    ======

  Employee Stock Purchase Plan--Employees of Arch may also participate in Parent's stock purchase plan. On May 28, 1996, Parent's stockholders approved the 1996 Employee Stock Purchase Plan (the "ESPP"). The ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1996 and 1997, 46,842 and 151,343 shares, respectively, were issued at an average price per share of $7.97 and $5.29, respectively. At December 31, 1997, 51,815 shares were available for future issuance.

  Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees", since all options have been issued at a grant price equal to fair market value, no compensation cost has been recognized in the Company's Combined Statement of Operations. Had compensation cost for these plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation", Arch's net income (loss) would have been increased to the following pro forma amounts:

                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1995      1996      1997
                                                 --------  --------  ---------
                                                       (IN THOUSANDS)
Net income (loss), as reported.................. $(30,332) $(87,025) $(146,628)
Net income (loss), pro forma....................  (30,470)  (88,149)  (148,224)

  Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts Arch has assumed a risk-free interest rate of 6%, an expected life of five years, an expected dividend yield of zero and an expected volatility of 50% to 60%.

  The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1995, 1996 and 1997, were $11.89, $4.95 and $3.37, respectively. The weighted average fair value of shares sold under the ESPP in 1996 and 1997 was $5.46 and $2.83, respectively.

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. RELATED PARTY TRANSACTIONS

  Intercompany transactions with Arch Communications Group, Inc.--In February 1995, Parent completed a public offering of 2,701,296 shares of common stock generating net proceeds of approximately $46.2 million. Parent invested the proceeds as a capital contribution to Arch. Arch used the funds to repay outstanding indebtedness under its credit facilities. In March 1996, Parent completed a public offering of 10 7/8% Senior Discount Notes due 2008 generating net proceeds of $266.1 million. Parent invested $263.8 million of the net proceeds as a capital contribution to Arch. Arch used the funds to repay all the then outstanding indebtedness under its credit facilities. On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm ("Sandler"), together with certain other private investors, made an equity investment in Parent of $25.0 million in the form of Series C Convertible Preferred Stock of Parent ("Series C Preferred Stock"). Simultaneously, Parent contributed to Arch as an equity investment (the "Equity Investment") $24.0 million of the net proceeds from the sale of Series C Preferred Stock, Arch contributed such amount to API as an equity investment and API used such amount to repay indebtedness under ACE's existing credit facility as part of the establishment of the Amended Credit Facility.

8. TOWER SITE SALE

  On April 13, 1998, Parent announced an agreement to sell the tower site assets (the "Tower Site Sale") owned by Arch for approximately $38.0 million in cash (subject to adjustment), of which $1.3 million will be paid to entities affiliated with Benbow's controlling shareholder, in which Arch holds a 49.9% equity interest, in payment of certain assets owned by such entities and included in the Tower Site Sale. Arch will sell communications towers, real estate, site management contracts and/or leasehold interests involving 134 sites in 22 states, and will rent space on the towers on which it currently operates communications equipment to service its own paging network. Arch will use its net proceeds from the Tower Site Sale (estimated to be $36.0 million) to repay indebtedness under the Amended Credit Facility. Arch held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 (excluding the $1.3 million which was paid to a subsidiary of Benbow for the assets it sold). The final closing for the balance of the transaction is expected to be completed in the fourth quarter of 1998 although no assurance can be given that the final closing will be held as expected.

9. DIVISIONAL REORGANIZATION (UNAUDITED)

  In June 1998, Parent's Board of Directors approved a reorganization of Parent's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Parent plans to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. In connection with the Divisional Reorganization, Parent (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other real estate assets and (iii) has recorded a restructuring charge of $16.1 million during the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance and benefits, (ii) $3.5 million for lease obligations and terminations and (iii) $2.9 million for the writedown of related assets.

  The write-down of fixed assets relates to a non-cash charge which will reduce the carrying amount of certain leasehold improvements and other fixed assets that the Company will not continue to utilize following the Divisional Reorganization to their estimated net realizable value as of the date such assets are projected to be disposed of or abandoned by the Company. The net realizable value of these assets was determined based on management's estimates, which considered such factors as the nature and age of the assets to be disposed of, the

                        ARCH COMMUNICATIONS, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

           NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

timing of the assets' disposal and the method and potential costs of disposal. Such estimates are subject to change.

  The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of the Divisional Reorganization. The charge represents future lease obligations on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

  Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions, the Company will terminate up to 900 personnel. The majority of the positions to be eliminated are in local and regional offices which will be closed as a result of the Divisional Reorganization. The majority of the severance and benefits costs to be paid by the Company will be paid during the remainder of 1998 and in 1999.

  The Company's restructuring activity as of June 30, 1998 is as follows (in thousands):


                                RESERVE
                               INITIALLY  UTILIZATION OF RESERVE  REMAINING
                              ESTABLISHED    CASH      NON-CASH    RESERVE
                              ----------- ----------- ----------- ---------
   Severance costs...........   $ 9,700         $ 205       $ --   $ 9,495
   Lease obligation costs....     3,500            20         --     3,480
   Write-down of related
    assets...................     2,900            29         --     2,871
                               --------   ----------- ----------- --------
     Total...................  $ 16,100         $ 254       $ --  $ 15,846
                               ========   =========== =========== ========

10. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

  Quarterly financial information for the years ended December 31, 1996 and 1997 is summarized below (in thousands, except per share amounts):

                                        FIRST     SECOND    THIRD     FOURTH
                                       QUARTER   QUARTER   QUARTER   QUARTER
                                       --------  --------  --------  --------
   YEAR ENDED DECEMBER 31, 1996:
   Revenues........................... $ 67,171  $ 78,983  $ 90,886  $ 94,330
   Operating income (loss)............  (12,907)  (18,578)  (23,404)  (30,411)
   Income (loss) before extraordinary
    item..............................  (15,895)  (17,793)  (24,150)  (27,283)
   Extraordinary charge...............      --     (1,904)      --        --
   Net income (loss)..................  (15,895)  (19,697)  (24,150)  (27,283)
   YEAR ENDED DECEMBER 31, 1997:
   Revenues........................... $ 95,539  $ 98,729  $101,331  $101,242
   Operating income (loss)............  (26,389)  (29,403)  (26,965)  (18,287)
   Net income (loss)..................  (37,337)  (40,680)  (38,683)  (29,928)

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ARCH SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  15
The Exchange Offer.......................................................  24
Use of Proceeds..........................................................  32
Capitalization...........................................................  33
Selected Consolidated Financial and Operating Data.......................  34
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  37
Business.................................................................  48
Management...............................................................  60
Principal Stockholders...................................................  66
Description of Certain Indebtedness......................................  68
Description of Notes.....................................................  76
Certain Federal Income Tax Considerations................................ 105
Plan of Distribution..................................................... 106
Legal Matters............................................................ 107
Experts.................................................................. 107
Index to Financial Statements............................................ F-1

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                                 $130,000,000

                         [LOGO OF ARCH APPEARS HERE]

                           ARCH COMMUNICATIONS, INC.

                               OFFER TO EXCHANGE

                      12 3/4% SENIOR NOTES DUE 2007

                       FOR ALL OUTSTANDING 12 3/4%

                             SENIOR NOTES DUE 2007


                           ------------------------

                                  PROSPECTUS

                           ------------------------

                            OCTOBER  21, 1998

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Arch's Restated Certificate of Incorporation provides that Arch will, to the fullest extent permitted by the DGCL, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

  Arch's Restated Certificate of Incorporation also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission, provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

     2.1 Agreement and Plan of Merger, dated as of August 18, 1998, by and among Arch Communications Group, Inc., Farm Team Corp., MobileMedia
           Corporation and MobileMedia Communications, Inc. (1)
     2.2 First Amendment to Agreement and Plan of Merger, dated as of September 3, 1998, by and among Arch Communications Group, Inc.,
           Farm Team Corp., MobileMedia Corporation and MobileMedia
           Communications, Inc. (1)
     3.1   Restated Certificate of Incorporation. (2)
     3.2   By-laws, as amended. (2)
     4.1   Indenture, dated February 1, 1994, between Arch Communications, Inc.
           (formerly known as USA Mobile Communications, Inc. II) and United
           States Trust Company of New York, as Trustee, relating to the 9 1/2%
           Senior Notes due 2004 of Arch Communications, Inc. (2)
     4.2   Indenture, dated December 15, 1994, between Arch Communications,
           Inc. and United States Trust Company of New York, as Trustee, relating to the 14% Senior Notes due 2004 of Arch Communications,
           Inc. (3)
     4.3   Indenture, dated June 29, 1998, between Arch Communications, Inc.
           and U.S. Bank Trust National Association, as Trustee, relating to the 12 3/4% Senior Notes due 2007 of Arch Communications, Inc.
           (4)(5)
     5.1** Opinion of Hale and Dorr LLP.
    10.1** Exchange and Registration Rights Agreement, dated June 24, 1998, among Arch Communications Group, Inc. and the Initial Purchasers.
    10.2   Second Amended and Restated Credit Agreement (Tranche A and Tranche
           C Facilities), dated June 29, 1998, among Arch Paging, Inc., the
           Lenders party thereto, The Bank of New York, Royal Bank of Canada and Toronto Dominion (Texas), Inc. (4)(5)
    10.3 Second Amended and Restated Credit Agreement (Tranche B Facility), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto, The Bank of New York, Royal Bank of Canada and Toronto
           Dominion (Texas), Inc. (4)(5)
    10.4   Asset Purchase and Sale Agreement, dated April 10, 1998, among
           OmniAmerica, Inc. and certain subsidiaries of Arch Communications
           Group, Inc. (4)(5)
    10.5   Letter agreement, dated June 10, 1998, between Arch Communications
           Group, Inc. and Motorola, Inc. (4)(6)

    10.6   Commitment Letter, dated as of August 18, 1998, by and among Arch
           Paging, Inc. and the Bank of New York, BNY Capital Markets, Inc.,
           Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank of Canada and Barclays Bank PLC amending the Second and Amended
           Restated Credit Agreements, dated June 29, 1998 (Tranche A, B and C
           Facilities). (1)
    10.7   Bridge Commitment Letter, dated as of August 20, 1998, among Arch
           Communications, Inc., Arch Communications Group, Inc., The Bear
           Stearns Companies, Inc., The Bank of New York, TD Securities (USA)
           Inc., and the Royal Bank of Canada. (1)
    10.8** Purchase Agreement, dated June 24, 1998, among Arch Communications
           Group, Inc. and the Initial Purchasers.
    21.1** Subsidiaries of the Registrant.
    23.1** Consent of Hale and Dorr LLP (contained in its opinion filed as
           Exhibit 5.1).
    23.2** Consent of Arthur Andersen LLP.
    23.3** Consent of Wilkinson, Barker, Knauer & Quinn, LLP.
    24.1   Power of Attorney (included on signature page of the Registration
           Statement).
    25.1   Statement of Eligibility and Qualification (Form T-1) under the
           Trust Indenture Act of 1939 from U.S. Bank Trust National
           Association.
    27.1   Financial Data Schedule.
    99.1** Form of Letter of Transmittal and related documents.
    99.2** Forms of Notices of Guaranteed Delivery.

--------

** Filed herewith.

(1) Incorporated by reference from the Registration Statement on Form S-4 (File No. 333-62211) of Arch Communications Group, Inc.

(2) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.

(3) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.

(4) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998.

(5) Incorporated by reference from the Current Report on Form 8-K of Arch Communications, Inc. dated June 26, 1998.

(6) Portions of this exhibit so incorporated by reference have been accorded confidential treatment.

  (b) Financial Statement Schedules:

    Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to the paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts on October 22, 1998.

                                          ARCH COMMUNICATIONS, INC.

                                               /s/ C. Edward Baker, Jr.
                                          By: _________________________________
                                              C. Edward Baker, Jr.
                                              Chairman of the Board and
                                              Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ C. Edward Baker, Jr.    Chairman of the Board and           October 22, 1998
-------------------------   Chief Executive Officer
                            Director (principal executive officer)

/s/ J. Roy Pottle           Executive Vice President and        October 22, 1998
-------------------------   Chief Financial Officer
                            (principal financial officer and
                            principal accounting officer)

/s/ * John B. Saynor        Director                            October 22, 1998
-------------------------

/s/ * R. Schorr Berman      Director                            October 22, 1998
-------------------------

/s/ * James S. Hughes       Director                            October 22, 1998
-------------------------

/s/ * Allan L. Rayfield     Director                            October 22, 1998
-------------------------

/s/ * John A. Shane         Director                            October 22, 1998
-------------------------

/s/ * John Kornreich        Director                            October 22, 1998
-------------------------

  /s/ Gerald J. Cimmino
*By:
-------------------------
    Gerald J. Cimmino
    Attorney-in-Fact

                                                                SCHEDULE II

                         ARCH COMMUNICATIONS, INC.

                     VALUATION AND QUALIFYING ACCOUNTS

               YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                              (IN THOUSANDS)

                         BALANCE AT               OTHER                 BALANCE
 ALLOWANCE FOR DOUBTFUL  BEGINNING   CHARGED   ADDITIONS TO             AT END
        ACCOUNTS         OF PERIOD  TO EXPENSE ALLOWANCE(1) WRITE-OFFS OF PERIOD
 ----------------------  ---------- ---------- ------------ ---------- ---------
Year ended December 31,
 1997...................  $ 4,111    $ 7,181     $   --      $ (5,548)  $ 5,744
                          =======    =======     =======     ========   =======
Year ended December 31,
 1996...................  $ 2,125    $ 8,198     $ 1,757     $ (7,969)  $ 4,111
                          =======    =======     =======     ========   =======
Year ended December 31,
 1995...................  $   707    $ 3,915     $ 1,251     $ (3,748)  $ 2,125
                          =======    =======     =======     ========   =======

(1)Additions arising through acquisitions of paging companies

                                 EXHIBIT INDEX

     2.1 Agreement and Plan of Merger, dated as of August 18, 1998, by and among Arch Communications Group, Inc., Farm Team Corp., MobileMedia
           Corporation and MobileMedia Communications, Inc. (1)
     2.2 First Amendment to Agreement and Plan of Merger, dated as of September 3, 1998, by and among Arch Communications Group, Inc.,
           Farm Team Corp., MobileMedia Corporation and MobileMedia
           Communications, Inc. (1)
     3.1   Restated Certificate of Incorporation. (2)
     3.2   By-laws, as amended. (2)
     4.1   Indenture, dated February 1, 1994, between Arch Communications, Inc.
           (formerly known as USA Mobile Communications, Inc. II) and United
           States Trust Company of New York, as Trustee, relating to the 9 1/2%
           Senior Notes due 2004 of Arch Communications, Inc. (2)
     4.2   Indenture, dated December 15, 1994, between Arch Communications,
           Inc. and United States Trust Company of New York, as Trustee, relating to the 14% Senior Notes due 2004 of Arch Communications,
           Inc. (3)
     4.3   Indenture, dated June 29, 1998, between Arch Communications, Inc.
           and U.S. Bank Trust National Association, as Trustee, relating to the 12 3/4% Senior Notes due 2007 of Arch Communications, Inc.
           (4)(5)
     5.1** Opinion of Hale and Dorr LLP.
    10.1** Exchange and Registration Rights Agreement, dated June 24, 1998, among Arch Communications Group, Inc. and the Initial Purchasers.
    10.2   Second Amended and Restated Credit Agreement (Tranche A and Tranche
           C Facilities), dated June 29, 1998, among Arch Paging, Inc., the
           Lenders party thereto, The Bank of New York, Royal Bank of Canada and Toronto Dominion (Texas), Inc. (4)(5)
    10.3 Second Amended and Restated Credit Agreement (Tranche B Facility), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto, The Bank of New York, Royal Bank of Canada and Toronto
           Dominion (Texas), Inc. (4)(5)
    10.4   Asset Purchase and Sale Agreement, dated April 10, 1998, among
           OmniAmerica, Inc. and certain subsidiaries of Arch Communications
           Group, Inc. (4)(5)
    10.5   Letter agreement, dated June 10, 1998, between Arch Communications
           Group, Inc. and Motorola, Inc. (4)(6)
    10.6   Commitment Letter, dated as of August 18, 1998, by and among Arch
           Paging, Inc. and the Bank of New York, BNY Capital Markets, Inc.,
           Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank of Canada and Barclays Bank PLC amending the Second and Amended
           Restated Credit Agreements, dated June 29, 1998 (Tranche A, B and C
           Facilities). (1)
    10.7   Bridge Commitment Letter, dated as of August 20, 1998, among Arch
           Communications, Inc., Arch Communications Group, Inc., The Bear
           Stearns Companies, Inc., The Bank of New York, TD Securities (USA)
           Inc., and the Royal Bank of Canada. (1)
    10.8** Purchase Agreement, dated June 24, 1998, among Arch Communications
           Group, Inc. and the Initial Purchasers.
    21.1** Subsidiaries of the Registrant.
    23.1** Consent of Hale and Dorr LLP (contained in its opinion filed as
           Exhibit 5.1).
    23.2** Consent of Arthur Andersen LLP.
    23.3** Consent of Wilkinson, Barker, Knauer & Quinn, LLP.
    24.1   Power of Attorney (included on signature page of the Registration
           Statement).
    25.1   Statement of Eligibility and Qualification (Form T-1) under the
           Trust Indenture Act of 1939 from U.S. Bank Trust National
           Association.

    27.1   Financial Data Schedule.
    99.1** Form of Letter of Transmittal and related documents.
    99.2** Forms of Notices of Guaranteed Delivery.

--------

** Filed herewith.

(1) Incorporated by reference from the Registration Statement on Form S-4 (File No. 333-62211) of Arch Communications Group, Inc.

(2) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.

(3) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.

(4) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998.

(5) Incorporated by reference from the Current Report on Form 8-K of Arch Communications, Inc. dated June 26, 1998.

(6) Portions of this exhibit so incorporated by reference have been accorded confidential treatment.